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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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BANC OF CALIFORNIA, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BANC OF CALIFORNIA, INC.

BANC OF CALIFORNIA
BANC OF CALIFORNIA

NOTICE OF

2024 MEETING OF STOCKHOLDERS AND PROXY STATEMENT

March 28, 2024
Dear Fellow Stockholder:
This last year was an exceptional one for our franchise. Since 2019, we have been working to build Banc of California into a leading commercial bank by focusing on three priorities: 1) a high level of noninterest-bearing deposits and core deposits; 2) a healthy level of capital; and 3) strong credit quality. And in 2023, against the backdrop of economic uncertainty, turmoil in the banking industry and continuing pressure on earnings from the high interest rate environment, we seized an opportunity to transform our company through our merger with PacWest Bancorp, establishing us as the third largest bank headquartered in California and solidifying our position as California’s premier relationship-focused business bank. Our success in executing on our three strategic priorities – and building an exceptionally strong commercial banking franchise in the process – is precisely what put us in the position to take advantage of this transformative opportunity.
The turmoil in the banking industry allowed us to demonstrate the strength of our franchise and capitalize on our high levels of liquidity and capital, by entering into our merger with PacWest. Concurrent with the completion of the merger, we also completed a $400 million equity raise from affiliates of funds managed by Warburg Pincus LLC and certain investment vehicles sponsored or advised by Centerbridge Partners, L.P. and its affiliates. Thanks to the dedication of our talented colleagues, and with strong support from our advisors and regulators, we received prompt regulatory approval for our transaction, while also receiving approval for the combined bank to become a member of the Federal Reserve System, closing the transaction on November 30th at the front end of our targeted range. In the month following the closing, we made excellent progress on the balance sheet repositioning actions announced at inception of the merger process, including selling approximately $6 billion of lower-yielding assets and using the proceeds to pay off higher cost funding sources. As a result, we have created the well-capitalized, highly liquid financial institution with a tremendous market position and strong earnings outlook that we envisioned.
2023 was notable for more than just the merger. Thanks to the strength of our franchise and our loyal clients who value the superior level of service, expertise, and robust treasury management solutions that we provide, we successfully navigated the crisis that hit the banking industry early in 2023 following the high-profile failure of several banks. Among other highlights, we maintained stability in our deposit base, with average noninterest-bearing deposits remaining above 35% of our total average deposits up to the closing of our merger, and we continued to have outstanding asset quality. Most importantly, our strong balance sheet maintained high levels of capital and liquidity.
With the completion of the merger behind us, we are poised to take advantage of the significant opportunities that lie ahead. Our strong market position in California and other markets we serve, combined with the strength of our franchise and superior level of service, should allow us to capture market share. This is particularly true in light of the market changes we have seen, with so many of our competitors exiting or significantly pulling back from the California banking market. As a larger institution with increased scale, we will have even more resources to invest in technology, continue to attract the best talent, and further elevate the client experience, enhance overall efficiencies, and support our clients and communities. As a result, we believe that we will generate strong results for our stockholders and further enhance the long-term value of our franchise in 2024 and beyond.
2024 Annual Meeting of Stockholders Information
On behalf of the Board of Directors (Board) and management of Banc of California, Inc. (the Company), we invite you to attend the Company’s 2024 Annual Meeting of Stockholders (the Annual Meeting). The Annual Meeting will be held at 8:00 A.M., Pacific Daylight Time, on May 9, 2024 at the Company's office in Santa Ana, California. You will find information in the enclosed proxy statement on how to attend the Annual Meeting.
Your vote is important, regardless of the number of shares you hold. We will begin mailing a Notice of Internet Availability of Proxy Materials and voting instructions to our stockholders on or about March 28, 2024, informing them of the availability online of our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023. You may choose to access these materials online, or you may request paper or e-mail copies. By making these materials available online to all stockholders, we are able to provide a more environment-friendly process as well as reduce our printing and distribution costs.

Banc of California	Annual Proxy Statement	2024

Regardless of whether you plan to attend the Annual Meeting, please read the enclosed proxy statement and vote your shares as promptly as possible by internet, telephone or mail. Voting promptly will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Annual Meeting.
Our Board and management are committed to the success of the Company. Thank you for your continued confidence and support.

/s/ John M. Eggemeyer JOHN M. EGGEMEYER Chair of the Board	/s/ Jared M. Wolff JARED M. WOLFF Vice Chair of the Board, President and Chief Executive Officer

Banc of California	Annual Proxy Statement	2024

Notice of Annual Meeting of Stockholders
May 9, 2024

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the Annual Meeting) of Banc of California, Inc. (the Company) will be held:

Date	May 9, 2024
Time	8:00 A.M. Pacific Daylight Time
Location	Banc of California: 3 MacArthur Place, Santa Ana, CA 92707
Items of Business	No.	Proposal
	I.	Election of the twelve director nominees named in this proxy statement, each for a term of one year.
	II.	Approval, on an advisory and non-binding basis, of the compensation paid to our named executive officers as disclosed in this proxy statement.
Record Date
Holders of record of the Company’s voting common stock at the close of business on March 15, 2024 (the Record Date) will be entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Annual Report
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission on February 29, 2024 (the Annual Report), accompanies this proxy statement.

Proxy Voting
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing the enclosed proxy card and returning it by mail. Registered stockholders, that is, stockholders who hold stock in their own names, can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, you will receive instructions from them on how to vote your shares. Regardless of the number of shares you own, your vote is very important. Please vote today.
If you plan to attend the Annual Meeting, please note that admission will be on a first come, first served basis. You may obtain directions to the Company's offices at 3 MacArthur Place, Santa Ana, CA 92707, by calling Banc of California directly at (855) 361-2262.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 9, 2024:
The Company's proxy statement and the Annual Report are publicly available under the "Financials and Filings" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Documents.
March 28, 2024
By Order of the Board of Directors,

/s/ Ido Dotan
Ido Dotan
General Counsel, Chief Administrative Officer, and Corporate Secretary
Los Angeles, California

Banc of California	Annual Proxy Statement	2024

CE MATTERS
Table of Contents
Proxy Statement
Annual Meeting of Stockholders
May 9, 2024

1     Proxy Statement Summary
1     Our Annual Meeting Logistics
1     Our Annual Meeting Agenda
2     Information About the Merger of Banc of California and PacWest Bancorp
2     Information About Our Independent Registered Public Accounting Firm

3     Stock Ownership
3     Stock Ownership of Greater than Five Percent Stockholders
4     Stock Ownership of Directors and Executive Officers

7     Proposal I
7     Election of Directors | Board Overview
7     Current Board of Directors
8     Summary of Director Nominees' Qualifications and Experience
9     Board Tenure and Diversity
10     Director Nominations and Proposals by Stockholders
10     Nominees for Director at the Annual Meeting
11     Director Nominees

18     Corporate Governance Matters
18     Director Independence
18     Board Leadership Structure
18     Risk Oversight
19     Information Security and Data Privacy
19     Board Composition and Meetings
19     Committee Structure of the Board of Directors and Meeting Attendance
20     Role and Composition of the Audit Committee
21     Role and Composition of the Compensation, Nominating and Corporate Governance Committee
22     CNG Committee Delegation of Authorities
22     Compensation Committee Interlocks and Insider Participation
22     Communications with the Board

23     Director Compensation
23     Overview
23     Current Non-Employee Director Compensation Program
24     Employee Directors
24     2023 Summary Table of Director Compensation

26    Our Commitment to Corporate Sustainability
29    ESG Linked to Executive Incentive Compensation
29    Ethics, Integrity and Accountability
30    Systemic Risk Management and Business Continuity
30     Enterprise Risk Management Three Lines of Defense + Risk Appetite Statement Pillars
31     Cyber/Information Security
32     Corporate Governance Documents
33     Evaluating the Board's Effectiveness
33     Consideration of Board Diversity
33     Director Education
33     Climate Regulation
34     Incorporation of ESG within Credit Analysis
34     Climate Commitment and Looking Ahead
34     Attracting, Developing, and Retaining Talent
35     Inclusion, Diversity, Engagement, and Awareness (IDEA) Council
35     Supporting Our Communities
35     3-Year Community Benefits Plan
36     No Incorporation by Reference

37     Executive Officers
37     Designation of Executive Officers
38     Executive Officer Biographies

44     Compensation Discussion and Analysis
44     Overview
44     Executive Summary | 2023: A Transformational Year
45     Key Accomplishments in 2023
46     Leadership Changes and Promotions in 2023
46     Strong Alignment with Stockholders - What We Do and What We Don't Do
47     Compensation Program and Philosophy
49     Elements of our Compensation Decision Making
51     Role of Peer Group for 2023 and 2024 Compensation Decisions
51     2023 Compensation Components and Pay Decisions
51     Base Salary
52     Incentive (Performance) Based Compensation (Annual and Long-Term)
57     Treatment of our Outstanding Equity Awards upon the PacWest Merger
59     Highlights of the 2024 Changes to Our Executive Compensation Program
60     Other Benefits; Compensation Policies, and Practices

62     Report of the CNG Committee

63    Summary Compensation Table

TOC i	Banc of California	Annual Proxy Statement	2024

67    2023 Grants of Plan-Based Awards

68     Outstanding Equity Awards at December 31, 2023

69     Stock Awards Vested

70     Employment Agreements

71     Summary of Benefits and Potential Payments Upon Termination of Employment or Change in Control
73     Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2023

75     Chief Executive Officer Pay Ratio

76     Pay-Versus-Performance
78     Relationship Analysis Between "Compensation Actually Paid" and Performance Measures
79     Financial Performance Measures

80     Report of the Audit Committee

81     Independent Registered Public Accounting Firm
81     Change in Independent Registered Public Accounting Firm
81     The Company's Independent Registered Public Accounting Firm for the Year Ending December 31, 2024
81     Fees Paid to Independent Registered Public Accounting Firms During the Years Ended December 31, 2023 and 2022

83     Proposal II
83     Approval, on an Advisory and Non-Binding Basis, of the Compensation Paid to our NEOs

84     Transactions with Related Persons
84     General
84     Related Party Transaction Policy
85     Outside Business Activity Policy
85     Certain Transactions with Related Persons

87     Information About the 2024 Annual Meeting of Stockholders
87     General
88     How to Vote Your Shares
88     Revoking Your Proxy
88     Board of Directors Voting Recommendations
89     How Shares are Treated when no Voting Instructions are Provided
89     Vote Required for Each Proposal and Treatment and Effect of Abstentions and Broker Non-Votes
89     Inspector of Election
90     Proxy Solicitation Costs
90     Attending the Annual Meeting
90     Director Nominees Unable to Stand for Election
90     Other Matters

91     Stockholder Proposals and Other Information Regarding the Annual Meeting of Stockholders to be Held in 2025

92     Appendix
92     Appendix A Non-GAAP Reconciliation

TOC ii	Banc of California	Annual Proxy Statement	2024

Proxy Statement Summary

Our Annual Meeting Logistics

Date and Time May 9, 2024 8:00 A.M. Pacific Daylight Time	Location Banc of California 3 MacArthur Place, Santa Ana, CA 92707
Record Date March 15, 2024	Who Can Vote Holders of the Company’s Voting Common Stock as of the Record Date
Our Annual Meeting Agenda
The Board of Directors of Banc of California, Inc. (Banc of California, the Company, we, us, and our) is using this proxy statement to solicit proxies from the holders of the Company’s voting common stock, par value $0.01 per share, for use at the upcoming 2024 Annual Meeting of Stockholders (the Annual Meeting) and any adjournments or postponements of the Annual Meeting. Stockholders are being asked to vote on the following matters:

No.	Proposal	Board Vote Recommendation:	Page

I.	Election of the twelve director nominees named in this proxy statement, each for a term of one year.	FOR each director nominee	10

II.	Approval, on an advisory and non-binding basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement (Say-on-Pay).	FOR	83

These proposals are described in more detail elsewhere in this proxy statement. In addition to these proposals, stockholders will also consider any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, although the Company’s Board of Directors (the Board) knows of no other business to be presented.
By submitting your proxy, you authorize the persons named in this proxy statement to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Those persons also may vote your shares to adjourn the Annual Meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.
For more information about who can vote, voting mechanics and other general Annual Meeting matters, see Information About the 2024 Annual Meeting of Stockholders beginning on page 87. The accompanying Notice of Annual Meeting of Stockholders and this proxy statement are first being made available to stockholders on or about March 28, 2024.
The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (the SEC) on February 29, 2024 (the Annual Report), which includes the Company’s audited financial statements, accompanies this proxy statement. The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference.
Additionally, some of the information in this proxy statement and the Annual Report relates to the Company’s wholly owned banking subsidiary, Banc of California (the Bank).
As of the Record Date, there were 157,623,468 shares of voting common stock issued and outstanding.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy.

1	Banc of California	Annual Proxy Statement	2024

Proxy Statement Summary
Information About the Merger of Banc of California and PacWest Bancorp
Effective as of November 30, 2023, the Company completed its previously announced merger with PacWest Bancorp (PacWest). Pursuant to the parties’ Agreement and Plan of Merger, dated as of July 25, 2023 (the Merger Agreement), from and following the transaction, the Company continued as the surviving holding company and Pacific Western Bank, a California-chartered non-member bank and previously a wholly-owned subsidiary of PacWest, continued as the surviving bank. In connection with the merger, the Bank changed its name to “Banc of California” and became a member of the Federal Reserve System. References in this proxy statement to the “Bank” mean Banc of California, N.A. prior to the bank merger and Banc of California (as the surviving bank) after the bank merger.
Additional information regarding this transformational transaction, sometimes referred to in this proxy statement as the “PacWest Merger,” can be found in the joint proxy statement/prospectus the Company filed with the SEC on October 23, 2023, and in the Current Report on Form 8-K the Company filed with the SEC on December 1, 2023. The combined company is the third-largest bank headquartered in California and one of the nation’s premier relationship-based business banks.
Information About Our Independent Registered Public Accounting Firm
As indicated in the Current Report on Form 8-K the Company filed with the SEC on December 1, 2023, the PacWest Merger resulted in a change in the Company’s independent registered public accounting firm for the year ended December 31, 2023. In light of this change and the PacWest Merger, the Audit Committee of the Company’s Board of Directors determined to send a request for proposal to certain independent registered public accounting firms, including the Company’s current independent accounting firm, asking them to submit proposals to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2024. Because of this ongoing process, the Company is not submitting a proposal for the ratification of the appointment of the Company’s independent registered public accounting firm at the Annual Meeting but expects to resume this practice in 2025. For additional information, see Independent Registered Public Accounting Firm section in this proxy statement.

2	Banc of California	Annual Proxy Statement	2024

Stock Ownership
Stock Ownership of Greater than Five Percent Stockholders
The following table shows the beneficial ownership of our voting common stock by those persons or entities known by management to beneficially own more than five percent of the outstanding shares of our voting common stock as of the March 15, 2024 record date (the Record Date) for the Annual Meeting.

Name and Address of Greater than 5% Stockholders	Amount and Nature of Beneficial Ownership(1)	Percent of Voting Common Stock Outstanding(1)

BlackRock, Inc. 50 Hudson Yards New York, New York 10001 (2)	19,898,522	12.6%
WP Clipper GG 14 L.P. WP Clipper FS II L.P. c/o Warburg Pincus LLC 450 Lexington Avenue New York, New York 10017 (3)	15,592,774	9.9%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355 (4)	9,014,810	5.7%
State Street Corporation 1 Congress Street, Suite 1 Boston, Massachusetts 02114 (5)	7,912,410	5.0%
(1)    Based on 157,623,468 shares of voting common stock of the Company issued and outstanding as of the Record Date. For purposes of computing the percentage of outstanding shares of voting common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of the Record Date are deemed to be outstanding for such person or persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)    As reported in Amendment No. 9 to Schedule 13G filed with the SEC on January 23, 2024 by BlackRock, Inc. (BlackRock). The amended Schedule 13G reports that BlackRock has (i) sole voting power over 19,425,541 shares, (ii) shared voting power over zero shares, (iii) sole dispositive power over 19,898,522 shares, and (iv) shared voting power over zero shares.
(3)    Based on information reported in a Schedule 13D filed with the SEC on December 1, 2023 by WP Clipper GG 14 L.P. (the WPGG14 Purchaser), WP Clipper FS II L.P. (the WPFSII Purchaser and together with the WPGG14 Purchaser, the Warburg Purchasers), and various other entities affiliated with Warburg Pincus LLC. According to the Schedule 13D, the WPGG14 Purchaser directly holds 11,694,581 shares of the Company’s voting common stock, as to which the WPGG14 Purchaser has shared voting and dispositive powers, and the WPFSII Purchaser directly holds 3,898,193 shares of the Company’s voting common stock, as to which the WPFSII Purchaser has shared voting and dispositive powers. The shares listed in the table do not include 8,122,492 and 2,707,498 shares of voting common stock issuable upon conversion or exchange of shares of non-voting, common equivalent stock, par value $0.01 per share, of the Company (NVCE Stock), directly held by the WPGG14 Purchaser and WPFSII Purchaser, respectively, plus 11,890,244 and 3,963,414 shares of voting common stock issuable upon conversion or exchange of shares of NVCE Stock issuable upon exercise of warrants held by the WPGG14 Purchaser and WPFSII Purchaser, respectively.
For information regarding certain agreements and transactions between the Company and the Warburg Purchasers, see Transactions with Related Persons—Certain Transactions with Related Persons-Agreements and Transactions with Warburg section in this proxy statement.
(4)    As reported in Amendment No. 5 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (Vanguard). The amended Schedule 13G reports that Vanguard has (i) sole voting power over zero shares, (ii) shared voting power over 91,328 shares, (iii) sole dispositive power over 8,794,648 shares, and (iv) shared dispositive power over 220,162 shares.
(5)     As reported in a Schedule 13G filed with the SEC on January 24, 2024 by State Street Corporation. The Schedule 13G reports that State Street Corporation has (i) sole voting power over zero shares, (ii) shared voting power over 875,365 shares, (iii) sole dispositive power over zero shares, and (iv) shared dispositive power over 7,912,410 shares.

3	Banc of California	Annual Proxy Statement	2024

Stock Ownership

Stock Ownership of Directors and Executive Officers
The following table shows the beneficial ownership of our voting common stock on the Record Date for:
(i)each director of the Company;
(ii)each Named Executive Officer (as defined under Compensation Discussion and Analysis—Overview section in this proxy statement) (NEO); and
(iii)all executive officers and directors of the Company, as a group.
The address of each of these beneficial owners is the same main address as that of the Company. As used in this proxy statement, RSAs refer to restricted stock awards, RSUs refer to restricted stock units, and PSUs refer to performance stock units, each of which is defined in our 2018 Omnibus Stock Incentive Plan and our Amended and Restated 2018 Omnibus Stock Incentive Plan (collectively, the 2018 Omnibus Plan).

4	Banc of California	Annual Proxy Statement	2024

Stock Ownership

Name	Voting Common Stock		Total Number of Shares Subject to PSUs/RSUs that will Vest Within 60 Days	Total Number of Shares Subject to Exercisable Options that will Vest Within 60 Days	Total Number of Shares Beneficially Owned (1)	Percent of Voting Common Stock Outstanding(2)

Directors Who Are Not Executive Officers
John M. Eggemeyer	192,721	(3)	3,203	—	195,924	*
James A. “Conan” Barker	187,521	(4)	3,203	—	190,724	*
Paul R. Burke	46,614	(5)	3,203	—	49,817	*
Mary A. Curran	54,380	(6)	3,203	—	57,583	*
Shannon F. Eusey	15,002		3,203	—	18,205	*
Richard J. Lashley	3,285,300	(7)	3,203	—	3,288,503	2.08%
Susan E. Lester	33,719		3,203	—	36,922	*
Joseph J. Rice	26,416	(8)	3,203	—	29,619	*
Todd Schell	—		3,203	—	3,203	*
Vania E. Schlogel	13,272		3,203	—	16,475	*
Andrew Thau	26,973		3,203	—	30,176	*
Named Executive Officers

Jared M. Wolff	323,792	(9)	—	—	323,792	*
Vice Chair of the Board, President, and Chief Executive Officer
Joseph Kauder	—	(10)	—	—	—	*
Executive Vice President and Chief Financial Officer
Ido Dotan	34,898		—	—	34,898	*
Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary
Hamid Hussain	22,849		—	—	22,849	*
Executive Vice President and President of the Bank
John Sotoodeh	43,461		—	—	43,461	*
Executive Vice President and Chief Operating Officer
Raymond Rindone	5,051	(10)	—	—	5,051	*
Executive Vice President, Deputy Chief Financial Officer, Head of Corporate Finance, and Former Interim Chief Financial Officer
Lynn Hopkins	28,700	(10)	—	—	28,700	*
Former Executive Vice President and Chief Financial Officer
All Executive Officers and Directors, as a group (21 persons)	4,374,875		35,233	—	4,410,108	2.78%
 *    Represents less than 1% of the outstanding shares of the Company's voting common stock calculated in accordance with 13d-3 of the Securities Exchange Act of 1934, as amended (Exchange Act).
(1)Unless otherwise indicated, the nature of the beneficial ownership is sole voting and dispositive powers over the shares indicated.
(2)For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 of the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days of the Record Date. This would include any RSUs, RSAs, and PSUs which vest within 60 days of the Record Date. For purposes of this table, "percent of voting common stock outstanding" is based on 157,623,468 shares of voting common stock of the Company issued and outstanding as of the Record Date. In addition, in computing the percentage of outstanding shares of voting common

5	Banc of California	Annual Proxy Statement	2024

Stock Ownership

stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of the Record Date are deemed to be outstanding for such person or persons, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)Includes 18,721 shares held indirectly in an IRA account.
(4)Includes 159,680 shares owned by the James A. Barker Living Trust; as a trustee of the James A. Barker Living Trust, Mr. Barker may be deemed to beneficially own these shares.
(5)Includes 985 shares owned by MSB Trust of which Mr. Burke is a co-trustee, and 656 shares held indirectly in an IRA account. As of the Record Date, Mr. Burke also held 1,000 Depositary Shares of Series F Preferred Stock; Mr. Burke beneficially owns less than 1% of the Depositary Shares.
(6)Includes 49,114 shares owned by the Mary Allis Curran Trust; as a trustee of the Mary Allis Curran Trust, Ms. Curran may be deemed to beneficially own these shares. Also includes 5,266 shares held indirectly in an IRA account.
(7)Includes 3,224,219 shares beneficially owned by PL Capital Advisors, LLC. Also includes 10,000 shares owned indirectly in an IRA account, 30,104 shares held jointly with his spouse, and 20,977 shares owned directly. PL Capital Advisors, LLC also beneficially owns 10,000 Depositary Shares of Series F Preferred Stock, representing less than 1% of the Depositary Shares outstanding as of the Record Date. Mr. Lashley is a Managing Member of PL Capital Advisors, LLC, and therefore may be deemed to beneficially own the common shares and Depositary Shares beneficially owned by PL Capital Advisors, LLC. Mr. Lashley disclaims beneficial ownership of the securities beneficially owned by PL Capital Advisors, LLC except to the extent of his pecuniary interest therein.
(8)Includes 9,500 shares owned by the Joseph & Monica Rice Revocable Trust and 10,000 shares owned by the Joseph J. Rice 2012 Irrevocable Trust; as a trustee of the Joseph & Monica Rice Revocable Trust and Joseph J. Rice 2012 Irrevocable Trust, Mr. Rice may be deemed to beneficially own these shares.
(9)Includes 259,864 shares owned by the Wolff Family Trust; as a trustee of the Wolff Family Trust, Mr. Wolff may be deemed to beneficially own these shares.
(10)Ms. Hopkins departed from the Company effective March 31, 2023, after which Mr. Rindone served as Interim Chief Financial Officer until the appointment of Mr. Kauder as Executive Vice President and Chief Financial Officer effective July 10, 2023.

6	Banc of California	Annual Proxy Statement	2024

PROPOSAL I
Election of Directors | Board Overview
The Company’s Board of Directors currently consists of 12 directors. At the unanimous recommendation of the Compensation, Nominating and Corporate Governance Committee (CNG Committee), the Board has nominated for election all the current directors of the Company, each for a one-year term that will expire at the 2025 annual meeting of stockholders. See Nominees for Director at the Annual Meeting section in this proxy statement.
Current Board of Directors
Details about the current Board of Directors, including committee memberships, are reflected in the following table.

Name	Age(1)	Director Since		Committee Memberships
			Principal Occupation	A	CNG	FC	ER

Barker, James A. “Conan”	58	2019	Founder and Board Member, Velocity Vehicle Group	M		M
Burke, Paul R.	61	2023	Officer and Director, Northaven Management, Inc.		M	M
Curran, Mary A.	67	2017	Former Executive Vice President and Corporate Banking Chief Risk Officer, MUFG Union Bank		M		C
Eggemeyer, John M.	78	2023	Founder and Managing Principal, Castle Creek Capital LLC		M	M
Eusey, Shannon F.	54	2021	Chief Executive Officer, Beacon Pointe Advisors		M		M
Lashley, Richard J.	65	2017	Principal and Managing Member, PL Capital Advisors, LLC	M		M
Lester, Susan E.	67	2023	Former Chief Financial Officer of U.S. Bancorp and HomeSide Lending, Inc.	C			M
Rice, Joseph J.	59	2023	Executive Vice President of Operations, Nammi Therapeutics, Inc.; former Chief Credit Officer, Wells Fargo	M			M
Schell, Todd	36	2023	Managing Director, Warburg Pincus LLC	M		M
Schlogel, Vania E.	40	2021	Managing Partner and Founder, Atwater Capital LLC	M	M
Thau, Andrew	58	2019	Chief Operating Officer and General Counsel, United Talent Agency		C		M
Wolff, Jared M.	54	2019	Vice Chairman, President and Chief Executive Officer, Banc of California, Inc. and Chairman and Chief Executive Officer, Banc of California			C	M
(1) As of March 28, 2024
A – Audit Committee
FC – Finance Committee
CNG – Compensation, Nominating and Corporate Governance Committee
ER – Enterprise Risk Committee (Risk)
C – Chair
M – Member

7	Banc of California	Annual Proxy Statement	2024

Proposal I

Summary of Director Nominees' Qualifications and Experience

The chart below summarizes the key qualifications and skills each of our director nominees possesses that were most relevant to the decision to nominate him or her to serve on the Board.
The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography describes these qualifications and relevant experience in more detail.

Summary of Director Nominees' Qualifications and Experience

	Barker, James A. "Conan"	Burke, Paul R.	Curran, Mary A.	Eggemeyer, John M.	Eusey, Shannon F.	Lashley, Richard J.	Lester, Susan E.	Rice, Joseph J.	Schell, Todd	Schlogel, Vania E.	Thau, Andrew	Wolff, Jared M.
Corporate Strategy *Experience developing and executing long-term strategic plans to achieve profitable growth*	●	●	●	●	●	●	●	●	●	●	●	●
Banking Industry Experience *Experience in the banking or lending industry, and knowledge of associated risks*		●	●	●		●	●	●	●			●
Financial Accounting *Experience or expertise in financial accounting and reporting or the financial management of a major organization*	●	●	●	●	●	●	●	●	●	●		●
Compensation and Human Capital *Knowledge and experience with attracting, retaining and motivating talent within a large organization*	●			●	●						●	●
Corporate Governance *Knowledge and experience with corporate governance practices that reflect industry best practice*	●		●	●		●	●	●			●	●
Corporate Finance & M&A Experience *Experience in corporate lending or borrowing, capital markets transactions, significant mergers or acquisitions, private equity or investment banking*	●	●	●	●	●	●	●	●	●	●	●	●
Risk Management *Experience assessing and mitigating significant regulatory, competitive or technological risks across an enterprise*	●	●	●	●	●	●	●	●	●	●	●	●
Public Company Board Service *Experience as a board member of another publicly-traded company*		●	●	●	●	●	●			●		
Environmental, Social, and Governance (ESG) *Experience in ESG criteria and community affairs matters, including as part of a business and managing corporate social responsibility issues as business imperatives*					●			●		●	●	●

8	Banc of California	Annual Proxy Statement	2024

Proposal I

Board Tenure and Diversity
Our Board is composed of directors who actively contribute to the evolving needs of the Company with a diversity of perspectives, while maintaining the invaluable institutional knowledge brought by more tenured directors. The charts below illustrate the composition of our Board following the Annual Meeting, assuming the election of all of our director nominees.

3.3 years Average Director Tenure

58 years old Average Age of Directors

11 out of 12 Directors are Independent

9	Banc of California	Annual Proxy Statement	2024

Proposal I

Director Nominations and Proposals by Stockholders
Director nominations by stockholders and stockholder proposals must be made pursuant to timely notice in writing to the Corporate Secretary, as set forth in and in accordance with Section 1.09 of the Company’s bylaws. A stockholder’s notice must be received by the Company not less than 90 days, nor more than 120 days, prior to the first anniversary of the preceding year’s annual meeting to be considered timely. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the prior year’s date, notice by the stockholder must be delivered not earlier than 120 days prior to the date of the meeting and not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. The stockholder’s notice must also include the information set forth in Section 1.09 of the Company’s bylaws.
Nominees for Director at the Annual Meeting
At the unanimous recommendation of the CNG Committee, the Board has nominated James A. “Conan” Barker, Paul R. Burke, Mary A. Curran, John M. Eggemeyer, Shannon F. Eusey, Richard J. Lashley, Susan E. Lester, Joseph J. Rice, Todd Schell, Vania E. Schlogel, Andrew Thau, and Jared M. Wolff for election, each for a one-year term.
Each nominee has consented to being named as a director nominee in this proxy statement and agreed to serve if elected. Further, except for Mr. Wolff, each qualifies as an independent director under the Corporate Governance Listing standards of the New York Stock Exchange (NYSE), as applied in accordance with the Company’s Corporate Governance Guidelines.
Set forth below is information about the director nominees, including their principal occupation, business experience and qualifications to serve on the Board of Directors.

The Board of Directors unanimously recommends that you vote "FOR" each of the director nominees.

10	Banc of California	Annual Proxy Statement	2024

Proposal I

Director Nominees

Independent Director Age: 55
James A. “Conan” Barker
—
Mr. Barker has over 30 years of experience in corporate strategy, private equity, and management of large corporate enterprises.
From 1998-2024, Mr. Barker served as Co-President and 25% owner of Velocity Vehicle Group, a privately owned group of companies that serve the truck, bus and capital equipment finance markets in the US, Mexico and Australia with revenues in excess of $3 billion. Mr. Barker is also a board member and 50% owner of Velocity SBA, one of 14 nonbank small business lending companies in the United States licensed to originate loans under the Small Business Administration’s 7(a) program. From 1994 through 1997, Mr. Barker worked in Palo Alto, California for HAL Investments Inc., a private equity investment firm with holdings in real estate, maritime and industrial interests. From 1991 to 1994, Mr. Barker worked in the corporate strategy department of Sea Containers, Inc. in London, England setting business strategies for the multinational transportation and hotel conglomerate. In addition, from 1988 to 1991 Mr. Barker worked for the Boston Consulting Group in the San Francisco and Chicago offices, assisting Fortune 500 firms on corporate strategy initiatives. Mr. Barker received his Bachelor’s in Economics and Master’s in East Asian Studies from Stanford University and has lived in Southern California for 26 years.
Mr. Barker’s extensive experience in managing large corporate enterprises and his proficiency in corporate strategy and finance make him a valuable contributor to the Board. Mr. Barker is one of the Company’s Board-designated “audit committee financial experts.”

Independent Director Age: 58 Director Since: 2019

Paul R. Burke
—
Paul Burke is an officer and director of Northaven Management Inc., an investment management firm he co-founded in 1995 that focuses exclusively on equity investments in the financial services industry.
In addition to his duties at Northaven, Mr. Burke was a director of PacWest Bancorp and Pacific Western Bank from 2015 to 2023. Mr. Burke was previously a managing director and board member of Kilowatt Labs Inc., and a director of the private insurance brokerage firm Kinloch Holdings Inc. (and its successor, Optisure Risk Holdings), where he served as its chairman, president, and acting chief executive officer. Mr. Burke has served on a number of public and private boards, including the boards of PacWest Bancorp, Square 1 Financial Inc. and Eastern Insurance Holdings Inc.
Prior to co-founding Northaven Management, Mr. Burke spent 10 years in corporate finance and mergers and acquisitions for Bankers Trust Company. During that time, he was responsible for the origination and execution of mergers and acquisitions, restructurings, and principal transactions for a wide array of financial services firms.
Mr. Burke earned his MBA from Columbia Business School and his bachelor's degree in economics from Columbia University. His professional experience in the financial services industry and mergers and acquisitions makes Mr. Burke a valued member of the Board.
In accordance with the Merger Agreement, Mr. Burke became a director of the Company on November 30, 2023, at the effective time of the PacWest Merger.

Independent Director Age: 61 Director Since: 2023

11	Banc of California	Annual Proxy Statement	2024

Proposal I

Mary A. Curran
—
Ms. Curran spent 25 years at MUFG Union Bank, N.A., during which time she held several executive level positions, including Executive Vice President, Corporate Banking Chief Risk Officer from 2011 to 2014, and Executive Vice President, Head of The Private Bank at Union Bank from 2006 to 2011.
During her time with Union Bank, Ms. Curran worked closely with its board and management to build an infrastructure focused on a strong, proactive, integrated and effective risk management system. Ms. Curran was also tasked with improving the performance of Union Bank’s Wealth Management practice, a business unit with offices throughout California, Washington and Oregon. Prior to 2006, she spent 17 years in leadership roles in commercial banking.
Ms. Curran currently serves on the Board of Directors, Audit and Nominating and Corporate Governance Committees of Innovative Industrial Properties, Inc. (NYSE: IIPR). She also serves on the Board of Directors, chairs the Audit Committee and serves on the Nominating Governance Committee for Hunter Industries Inc., a privately held global irrigation, landscape lighting and custom manufacturing company. Ms. Curran recently served as Chair of San Diego State University’s Campanile Foundation Board and Executive Committee, and currently is a member of the Nominating and Governance Committee. Previous board service also includes: Chair of the California Bankers Association where she remains involved on the Banker Benefits Board. Ms. Curran is a NACD Governance Fellow, and holds a Bachelor of Science degree in Journalism from the University of Colorado, Boulder and a Master’s degree in Business from San Diego State University.
Ms. Curran’s broad range of experience in the financial services industry and community involvement, especially in California, as well as her prior business and leadership positions, have enhanced the Board’s perspective. Her leadership and knowledge, specifically in credit and risk management as Chair of the Enterprise Risk Committee, have been vital to the Company’s risk framework and objectives.

Independent Director Age: 67 Director Since: 2017

12	Banc of California	Annual Proxy Statement	2024

Proposal I

John M. Eggemeyer
—
Mr. Eggemeyer has more than 40 years of experience in banking and has been involved in more than 75 bank acquisitions.
He founded Castle Creek Capital LLC in 1990, and today the firm is recognized as one of the most active private equity investors in community banking. Prior to founding Castle Creek, Mr. Eggemeyer spent nearly 20 years as a senior executive with some of the largest banking organizations in the U.S. Mr. Eggemeyer previously served as Lead Director of the board of directors for PacWest Bancorp. He served as Chairman of the board of directors of PacWest Bancorp from 2000 to 2022. He was also a director of Pacific Western Bank, the Chair of the Pacific Western Bank and PacWest Bancorp risk committees, and a member of their respective executive committees.
In addition to serving on the Company’s Board, Mr. Eggemeyer is currently on the boards of Primis Financial Corporation, Northpointe Bancshares, Inc., and The Bancorp Inc. He also founded Guaranty Bancorp and served as a director there from 2004 until 2018. In addition, he was a director for Heritage Commerce Corporation, TCF Financial Corporation, Western Bancorp and American Financial Realty.
Mr. Eggemeyer’s civic and philanthropic efforts have concentrated on improving the quality of instruction in education and expanding educational opportunities for lower income students. He was a founder and past president of the Rancho Santa Fe Community School Endowment and was a member of the Rancho Santa Fe School Site Selection Committee. He also helped establish the Minnesota chapter of A Better Chance, a national organization committed to creating improved educational opportunities for minority high school students. Mr. Eggemeyer is a life trustee of Northwestern University where he serves on the Finance Committee. He is a past trustee of the Bishop’s School of La Jolla in California and the Parent Advisory Board at Stanford University.
Mr. Eggemeyer holds a Bachelor of Science from Northwestern University and an MBA from the University of Chicago. His broad range of professional experience in community banking and his dedication to serving the community have made him particularly well suited to lead the board as chairman.
In accordance with the Merger Agreement, Mr. Eggemeyer became a director of the Company on November 30, 2023, at the effective time of the PacWest Merger.

Independent Director Age: 78 Director Since: 2023

Shannon F. Eusey
—
Ms. Eusey is the Chief Executive Officer of Beacon Pointe Advisors, which she co-founded in 2002.
Beacon Pointe Advisors is one of the largest Registered Investment Advisors (RIA) specializing in full service financial planning, research driven investments that partners with institutions, retirement-sponsored plans and private clients. From 1994 to 2002, Ms. Eusey served as Managing Director and Portfolio Manager at Roxbury Capital Management, LLC, where she was responsible for socially responsible investments, asset allocation, as well as equity strategy for Roxbury’s Private Client Group. Ms. Eusey currently serves or has served on numerous boards, including the Charles Schwab Advisory Council, the TD Ameritrade Advisory Council, CNBC’s Advisory Council, as well as Scratchworks, a FinTech accelerator that connects innovative tech companies with investment and wealth management luminaries to advance the digital transformation of the financial services industry. She served as Vice Chairman on the Board of Directors for the National Network to End Domestic Violence, as a Trustee for the Friends of the Girl Scouts Council of Orange County, and as a board member of the UCI Athletic Fund. Ms. Eusey is a graduate of University of California, Irvine where she played Division I volleyball. She received her MBA from the University of California, Los Angeles, Anderson School of Business.
Ms. Eusey's leadership experience in building Beacon Pointe Advisors into a $26+ billion registered investment advisory firm, and her keen insights into talent management, operations, marketing, risk and technology, make her a valued director who considerably strengthens our Board.

Independent Director Age: 54 Director Since: 2021

13	Banc of California	Annual Proxy Statement	2024

Proposal I

Richard J. Lashley
—
Mr. Lashley is the Managing Member of PL Capital Advisors, LLC, a SEC-registered investment advisory firm, and co-founder of PL Capital, LLC, a firm founded in 1996.
PL Capital Advisors specializes in the banking industry and was named by the American Banker as one of the top community bank investors in the country. Mr. Lashley’s primary responsibilities at PL Capital Advisors include portfolio management and research. Mr. Lashley has extensive experience serving on the boards of directors of numerous publicly-held and privately-held banks throughout the United States. Mr. Lashley also has diverse experience as Chairman and/or member of numerous bank board committees. From 1994 to 1996, he was a Director in KPMG LLP’s corporate finance group, where he led a team providing merger and acquisition advisory services to banks throughout the country. From 1984 to 1993 he worked for KPMG LLP as a Certified Public Accountant, providing professional accounting services to banks and other financial services companies in New York and New Jersey. From 1992 to 1993 he served as the Assistant to the Chairman of the AICPA Savings Institution Committee in Washington D.C. Mr. Lashley received his Master’s degree from Rutgers University and a Bachelor of Science degree from Oswego State University. He is licensed as a Certified Public Accountant in New Jersey (status inactive).
Mr. Lashley’s extensive experience at KPMG LLP providing professional accounting and advisory services, as well as his service on numerous bank boards and his experience at PL Capital managing investments in the banking industry enables him to be a significant contributor to the Board as well as provides the perspective of an investor in the Company. Mr. Lashley is one of the Company’s Board-designated “audit committee financial experts.”

Independent Director Age: 65 Director Since: 2017

Susan E. Lester
—
Ms. Lester has more than 30 years of banking and mortgage banking experience, including as Chief Financial Officer of U.S. Bancorp and HomeSide Lending Inc. She also held executive roles at Ernst & Young and Shawmut National Corporation.
Prior to joining the Company’s Board in 2023, Ms. Lester was a director of PacWest Bancorp and Pacific Western Bank from 2003 to 2023. She chaired their respective audit committees and was a member of their respective executive and finance committees.
In addition to her service on the Company’s Board, Ms. Lester serves on the board of The Options Clearing Corporation. Her prior board service has included Arctic Cat Inc. and Lender Processing Services Inc.
Ms. Lester earned her MBA in finance from the University of Chicago Booth School of Business and her bachelor’s degree in accounting and finance from the University of Dayton.
Ms. Lester’s extensive experience in finance and risk management from her tenure at U.S. Bancorp and service on numerous boards make her a valued member of the Board. Ms. Lester is one of the Company’s Board-designated “audit committee financial experts” and serves as Chair of the Audit Committee.
In accordance with the Merger Agreement, Ms. Lester became a director of the Company on November 30, 2023, at the effective time of the PacWest Merger.

Independent Director Age: 67 Director Since: 2023

14	Banc of California	Annual Proxy Statement	2024

Proposal I

Joseph J. Rice
—
Mr. Rice spent 30 years at Wells Fargo & Co., during which time he held executive leadership positions, including 14 years in senior credit risk management roles.
Mr. Rice currently serves as the Executive Vice President of Operations for Nammi Therapeutics, Inc., a private biotechnology company headquartered in Los Angeles, California. Prior to joining Nammi Therapeutics in 2022, Mr. Rice retired from Wells Fargo following a 30-year career where he served in numerous senior leadership roles, including as Chief Credit Officer and Chief Operational Risk Officer, and oversaw credit risk management for a number of Wells Fargo's commercial lending business units. During his tenure at Wells Fargo, Mr. Rice also led a series of special project teams, directing a variety of risk management, regulatory, and customer remediation efforts. Most recently, Mr. Rice led Wells Fargo’s commercial real estate and small business loan workout units.
Mr. Rice also serves on the boards of nonprofit organizations, including The Music Center of Los Angeles County, and the Painted Turtle, a camp for children with serious medical conditions. A lifelong resident of California, Mr. Rice received his Bachelor’s of Science in Civil Engineering from the University of California, Los Angeles, and his Master’s of Business Administration from the University of California, Berkeley.
Mr. Rice’s extensive background in commercial credit, operational risk management and banking, combined with his leadership roles, make him a valuable member of the Board. Mr. Rice is one of the Company’s Board-designated “audit committee financial experts.”

Independent Director Age: 59 Director Since: 2023

Todd Schell
—
Mr. Schell is a Managing Director at Warburg Pincus, where he focuses on financial services.
Mr. Schell joined Warburg Pincus in 2011 and is based in New York. Prior to joining Warburg Pincus, Mr. Schell covered financial institutions in the Investment Banking division at Barclays Capital.
In addition to serving on the Company’s Board, Mr. Schell serves on the boards of IntraFi, Facet Wealth, and PayJoy. He was involved in Warburg Pincus’ investments in Varo Bank, Edelman Financial Engines, Santander Asset Management, Santander Consumer USA, SCM Insurance Services, Webster Bank and Sterling Bank.
Mr. Schell earned his MBA from Harvard Business School and a bachelor’s degree from Amherst College. His professional experience as a growth equity investor and his perspective on behalf of Warburg Pincus, a significant stockholder in the Company, make Mr. Schell a valued member of the Board. Mr. Schell is one of the Company’s Board-designated “audit committee financial experts.”
Mr. Schell was designated by the Warburg Purchasers to serve as a director of the Company pursuant to the investment agreement between the Warburg Purchasers and the Company. See Transactions with Related Persons—Certain Transactions with Related Persons-Agreements and Transactions with Warburg section of this proxy statement. In accordance with the Merger Agreement, Mr. Schell became a director of the Company on November 30, 2023, at the effective time of the PacWest Merger.

Independent Director Age: 36 Director Since: 2023

15	Banc of California	Annual Proxy Statement	2024

Proposal I

Vania E. Schlogel
—
Ms. Schlogel is Managing Partner and Founder of Atwater Capital, a media and entertainment sector-focused investment firm headquartered in Los Angeles, California.
Prior to founding Atwater in 2017, Ms. Schlogel served as a senior executive at several leading companies, including as Chief Investment Officer of Roc Nation, and was a member of KKR's Private Equity team, where she specialized in the media sector and launched the Growth Equity division. Ms. Schlogel began her career in the Leveraged Finance and Capital Markets groups at Goldman Sachs in London and Los Angeles. Ms. Schlogel serves on a number of Boards, including as the Chairperson of Mediawan US, the holding company of Brad Pitt's Plan B Entertainment, and of LEONINE Studios, Germany's leading film and TV studio. She is also on the Boards of Mediawan, France's leading film studio; wiip Productions, a Los Angeles-based film and TV studio; and Freepik, the digital content platform. She was formerly Chairperson of Epidemic Sound, a provider of royalty-free music and served on the Boards of BMG, the world's largest independent music publisher; and Pets at Home, the large U.K. retailer. Ms. Schlogel is a graduate of UCLA, summa cum laude, with a degree in Business Economics and Minor in Accounting.
Ms. Schlogel’s extensive expertise in finance, growth and private equity, along with her significant experience in media, entertainment and technology, make her a valuable contributor that greatly enhances the Board’s perspective. Ms. Schlogel is one of the Company’s Board-designated “audit committee financial experts.”

Independent Director Age: 40 Director Since: 2021

Andrew Thau
—
Mr. Thau is Chief Operating Officer and General Counsel of global talent and entertainment company United Talent Agency (UTA).
Since 2007, Mr. Thau has been central to UTA’s operations, M&A and business expansion strategies amid a sea change across the entertainment, media and technology landscape. Mr. Thau was the first non-agent to be named to the UTA partnership in 2016 and its board of directors in 2018. Mr. Thau also serves on UTA’s Audit Committee and as one of four managing directors responsible for overseeing UTA’s day-to-day business. Mr. Thau began his career at the Zalkin, Rodin and Goodman law firm in New York City, specializing in bankruptcy and corporate restructuring. Mr. Thau then moved to 20th Century Fox where he served as an attorney in the licensing/merchandising and filmed entertainment groups before taking on executive roles overseeing domestic and international cable television networks and businesses. Mr. Thau later led the content and technology venture Be Here as its Chief Executive Officer and subsequently helped launch and served as Chief Operating Officer of Network LIVE, a joint venture of AOL, XM Satellite Radio and AEG that broadcasted live music and entertainment events across all platforms.
Mr. Thau is a graduate of George Washington University and the Benjamin N. Cardozo School of Law, and has served on the boards of multiple charitable organizations. He has lived in Southern California for 27 years.
Mr. Thau’s extensive operational, legal and strategic experience from his senior leadership roles at UTA and various entertainment and technology ventures has considerably strengthened the Board. Mr. Thau is Chair of the CNG Committee.

Independent Director Age: 58 Director Since: 2019

16	Banc of California	Annual Proxy Statement	2024

Proposal I

Jared M. Wolff
—
Mr. Wolff was appointed as President and Chief Executive Officer of the Company and the Bank and as a director of the Company and Chair of the Board of the Bank effective March 18, 2019. Mr. Wolff served as Chair of the Company’s Board from May 11, 2023, until the completion of the PacWest Merger on November 30, 2023, at which point he became Vice Chair of the Company’s Board.
Mr. Wolff is a veteran California banking executive with deep expertise in finance, law and risk management. Mr. Wolff joined Banc of California from City National Bank, a Los Angeles-based $90 billion regional bank and wholly owned subsidiary of Royal Bank of Canada, where he was Executive Vice President and General Counsel, and served on the bank’s executive committee. Prior to City National, Mr. Wolff was President and a member of the Board of Directors of Pacific Western Bank, a leading California-based commercial bank and wholly owned subsidiary of PacWest Bancorp, and previously served as Executive Vice President and General Counsel of PacWest Bancorp. During his tenure, Mr. Wolff oversaw more than 20 acquisitions including PacWest’s $2.3 billion acquisition of CapitalSource (NYSE: CSE). Mr. Wolff joined PacWest from the law firm Sullivan & Cromwell LLP.
Mr. Wolff is involved in numerous professional and nonprofit organizations including the WSJ CEO Council, the CEO Council of Los Angeles, the Executive Committee of the Mid-Size Bank Coalition of America, the FTV Capital Strategic Advisory Board, the Board of Trustees of de Toledo High School, and the Young Presidents’ Organization (YPO).
Mr. Wolff received his B.A. from Duke University, his M.A. in French Language and Literature from Middlebury College, and his J.D. from the University of Michigan Law School.

Director Age: 54 Director Since: 2019

17	Banc of California	Annual Proxy Statement	2024

Corporate Governance Matters
Director Independence
In accordance with the NYSE Corporate Governance Listing Standards and the Company’s Corporate Governance Guidelines, the Board conducted its review of all relationships between the Company and each director and has affirmatively determined that, with the exception of Mr. Wolff, none of them has a material relationship with the Company or any other relationship that would preclude his or her independence under the NYSE Corporate Governance Listing Standards. Based on this review, the Board has determined that each of our current directors, other than Mr. Wolff, is an independent director under the NYSE Corporate Governance Listing Standards, as applied in accordance with the Company’s Corporate Governance Guidelines. The Board also determined that Bonnie G. Hill, Denis P. Kalscheur, Jonah F. Schnel, and Robert D. Sznewajs, each of whom retired as directors of the Company on November 30, 2023, at the effective time of the PacWest Merger, were independent directors under these standards. Additionally, the Board has affirmatively determined that each member of the Audit Committee meets the independence and financial literacy requirements for audit committee membership under the NYSE Corporate Governance Listing Standards and SEC Rule 10A-3(b)(1), and each member of the CNG Committee meets the independence and other requirements for compensation committee membership as set forth in the NYSE Corporate Governance Listing Standards. See Role and Composition of the Audit Committee and Role and Composition of the CNG Committee sections in this proxy statement for specific independence requirements.
Board Leadership Structure
The roles of Chair of the Board and Chief Executive Officer are currently separated. The Board periodically reviews and discusses the continued appropriateness of this structure. Our Corporate Governance Guidelines provide that in the event that the Chair of the Board is not an independent director, the Board would elect a 'lead independent director.'
The Chair of the Board presides at meetings of the Board of Directors and exercises leadership of Board operations, or if the Chair of the Board is not independent, a lead independent director would preside at executive sessions of independent (non-employee) directors.
Risk Oversight
The Board of Directors of the Company oversees the risk profile of the Company and its subsidiaries and management’s process for assessing and managing risks, both as a whole as well as through its committees.
The Board has two primary methods for overseeing risk. The first method is oversight by the Board as a whole, and the second method is through the committees of the Board. All Board committees may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Board. The Board also encourages Board members to attend all committee meetings, when possible, except when the committee determines it is more appropriate to have a meeting limited to committee members. As a result, all Board members become familiar with a wide range of matters affecting the Company and are able to oversee risk through a more complete picture of the Company, its people, and its processes.
The Audit Committee is primarily responsible for monitoring and oversight of the accounting and financial reporting process of the Company, the audits of the Company's financial statements, and the effectiveness of the Company's internal control over financial reporting. The CNG Committee assists the Board with discharging its responsibility and authority with respect to nominating, corporate governance, and executive compensation matters, including for example, the independence determination of Board members, the assessment of the Board’s performance, the oversight of related party transactions, the recommendation of Board candidates, the design of the executive compensation program, and Company-wide succession planning. The Enterprise Risk Committee (Risk Committee) is primarily focused on assisting the Board in discharging its oversight duties with respect to risk management activities, including the establishment of the Company’s enterprise risk management framework and associated policies and practices. The Risk Committee is also focused on assisting the Board in its monitoring and oversight of credit processes and asset quality, and compliance with applicable regulatory requirements. In accordance with its charter, the Risk Committee is responsible for ensuring that the Company has in place an appropriate enterprise-wide process to identify, prioritize, measure, monitor and report alignment of the Company's practices with its defined risk appetite, including for example, operational, fraud, third-party relationships involving critical activities and/or risks, technology, information security, anti-money laundering, compliance, legal, reputational, strategic, credit, interest rate and liquidity risks, with the management of interest rate and liquidity risks primarily being overseen by the Finance Committee. The Finance Committee

18	Banc of California	Annual Proxy Statement	2024

Corporate Governance Matters
(formerly known as the Asset Liability Committee, or ALCO Committee, prior to December 8, 2023) assists the Board in its monitoring and oversight of the Company's asset and liability strategies, liquidity, capital planning and management, financial strategies and budgeting and compliance with applicable regulatory and reporting requirements.
During 2023, the Board and each of its committees received reports from executive management and employees who oversee day-to-day risk management duties on the most critical strategic issues and risks facing the Company. In addition, each of these committees and the Board received reports from the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Credit Officer, Chief Compliance Officer, Chief Operating Officer, General Counsel, Chief Human Resources Officer, Chief Information Security Officer, Chief Internal Audit Officer, the Company’s independent auditors, third-party advisors, and other executive management regarding compliance with applicable laws and regulations, risk-related policies, procedures and limits in order to evaluate the effectiveness of the Company’s risk controls.
Information Security and Data Privacy
The Board maintains oversight of our security program through its Risk Committee, which oversees our information security and technology management program and reviews risks related to information security and cybersecurity as well as the steps taken by management to control for such risks. The Risk Committee oversees and reviews quarterly reports on significant matters of corporate security, including cybersecurity and data privacy. We maintain a formal information security management program under the direction of our Chief Information Security Officer and corporate cyber insurance, which are subject to review and oversight by the Risk Committee and the Board, respectively. For more information, please see Item 1C. Cybersecurity in our 2023 Annual Report on Form 10-K and the Joint Enterprise Risk Committee Charter, which is publicly available under the "Corporate Overview" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Governance Documents and Privacy Policy available at www.bancofcal.com/privacy-policy.
Board Composition and Meetings
During 2023, each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Company’s Board of Directors held during the portion of the year he or she was a director and (ii) the total number of meetings held by all Board committees on which he or she served during the periods in which he or she served.
The Board Chair and the other members of the Board of Directors are encouraged to attend the Company’s annual meeting of stockholders. The 2023 annual meeting of stockholders was attended by all directors serving at that time, except one, who was unable to attend due to illness.
The current composition of the Company Board is reflected below. All members of the Company Board also currently serve as directors of the Bank, each for a one-year term, with Mr. Wolff serving as Chair of the Board of Directors of the Bank.

John M. Eggemeyer, Chair; Jared M. Wolff, Vice Chair
James A. “Conan” Barker	Susan E, Lester
Paul R. Burke	Joseph J. Rice
Mary A. Curran	Todd Schell
Shannon F. Eusey	Vania E. Schlogel
Richard L. Lashley	Andrew Thau
Regular meetings of the Company’s Board of Directors were held on a quarterly basis during 2023, with additional, special meetings held as needed. Because all members of the Company Board currently serve as directors of the Bank, each Board meeting is normally a joint Board meeting of the Board of Directors of the Company and the Bank. During 2023, the Board of Directors held a total of 14 meetings. Separate sessions of only independent directors were held regularly or when determined by the independent directors to be necessary.
Committee Structure of the Board of Directors and Meeting Attendance
The Board of Directors of the Company currently has four standing committees: Audit, CNG, Finance and Risk. Since all current members of the Company Board also serve as directors of the Bank, each of these committees is a joint committee of the Board of Directors of the Company and the Bank.
During 2023, the Audit Committee held 12 meetings, the CNG Committee held eight meetings, the Risk Committee held eight meetings and the Finance Committee held seven meetings.

19	Banc of California	Annual Proxy Statement	2024

Corporate Governance Matters
Role and Composition of the Audit Committee
The following table reflects further information regarding the principal roles and responsibilities of the Audit Committee. For a more comprehensive description, please see the Joint Audit Committee Charter, which is publicly available under the "Corporate Overview" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Governance Documents. The Report of the Audit Committee is included on page 80 of this proxy statement.

Name, Composition and Board Determinations	Responsibilities

Audit Committee
•Hiring, terminating and/or reappointing the Company’s independent registered public accounting firm.
•Monitoring and oversight of the qualifications, independence and performance of the Company’s internal auditors and independent registered public accounting firm.
•Approving non-audit and audit services to be performed by the independent registered public accounting firm.
•Reviewing the annual audit report prepared by the Company’s independent registered public accounting firm.
•Monitoring and oversight of the integrity of the Company’s financial statements and financial accounting practices.
•Monitoring and oversight of the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.
•Monitoring and oversight of the effectiveness of the Company’s internal control over financial reporting and, together with the Risk Committee, compliance with legal and regulatory requirements.
•Reviewing and assessing the adequacy of the Audit Committee Charter on an annual basis.

Susan E. Lester, Chair
James A. “Conan” Barker
Richard J. Lashley
Joseph J. Rice
Todd Schell
Vania E. Schlogel

The Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements for audit committee membership under the NYSE Listed Company Manual as well as the regulations of the Federal Deposit Insurance Corporation, and any additional requirements specific to audit committee membership. The Board has further determined that each of Ms. Lester, Mr. Barker, Mr. Lashley, Mr. Rice, Mr. Schell, and Ms. Schlogel qualifies as an “audit committee financial expert," as defined in Item 407(d)(5) of SEC Regulation S-K.

The Board made qualitative assessments of the levels of knowledge and experience of the members of the Audit Committee based on a variety of factors.
In the case of Ms. Lester, the Board considered her prior service as the chief financial officer for public companies in the banking and mortgage banking industries, as well as her decades of experience as a director of public companies.
In the case of Mr. Barker, the Board considered his proficiency in corporate finance stemming from over 30 years of managing large corporate enterprises, as well as his extensive investment experience at a private equity investment firm.
In the case of Mr. Lashley, the Board considered his extensive experience in providing professional accounting and advisory services, as well as his service on numerous bank boards and audit committees and his experience at PL Capital managing investments in the banking industry for more than 25 years. Mr. Lashley is a certified public accountant (status inactive).
In the case of Mr. Rice, the Board considered his 30 years of experience working for a large financial services organization and his extensive background in commercial credit, operational risk management and banking.
In the case of Mr. Schell, the Board considered his many years of experience in the financial services industry as a private equity investor and investment banker.
In the case of Ms. Schlogel, the Board considered her extensive experience in finance, growth equity and private equity, along with her significant experience (including as board chair) in media, entertainment, and technology companies.

20	Banc of California	Annual Proxy Statement	2024

Corporate Governance Matters
Role and Composition of the Compensation, Nominating and Corporate Governance Committee
The following table reflects further information regarding the principal roles and responsibilities of the CNG Committee. For a more comprehensive description, please see the CNG Committee’s Charter, which is publicly available under the "Corporate Overview" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Governance Documents. The Report of the CNG Committee is included on page 62 of this proxy statement.

Name, Composition and Board Determinations	Responsibilities

Compensation, Nominating and Corporate Governance Committee
Andrew Thau, Chair
Paul R. Burke
Mary A. Curran
John M. Eggemeyer
Shannon F. Eusey
Vania E. Schlogel

After review of each member’s experience and other relevant factors, the Board has determined that:
•each member is independent, as defined in the NYSE Listed Company Manual, including the additional independence requirements specific to compensation committee membership set forth in the NYSE Listed Company Manual; and
•at least two members are “non-employee directors” as defined in Rule 16b-3(b)(3)(i) promulgated under the Exchange Act.

Compensation
•Reviewing and approving director and officer compensation plans, policies and programs.
•Determining or recommending to the Board for its determination, the compensation of the Company’s Chief Executive Officer and other executive officers of the Company, as well as other officers (if any) with total compensation of $1,000,000 or more.
•Recommending to the Board changes to the compensation and benefits provided to directors.
•Reviewing and recommending to the Board for approval, subject to necessary or appropriate stockholder approval, stock option plans and other equity-based compensation plans that permit payment in or based upon the Company’s stock.
•Reviewing the talent planning, Company-wide succession planning, and executive recruiting processes.
•Producing a report on executive compensation for inclusion in the Company’s annual proxy statement and/or annual report on Form 10-K.
Nominating
•Annually assessing the independence of the Board members.
•Identifying, screening and recommending to the Board candidates for membership on the Board, including director nominees proposed by stockholders, in accordance with the Company’s bylaws and applicable law. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations. Final approval of any candidate shall be determined by the full Board.
•As set forth in the Company’s Corporate Governance Guidelines, the following are the minimum requirements for Board membership: (a) the director must possess a breadth and depth of management, business, governmental, nonprofit or professional experience, preferably in a leadership or policymaking role, that indicates the ability to make a meaningful contribution to the Board’s discussion of and decision making on the array of complex issues which the Company faces and expects to face in the future; (b) the director must possess sufficient financial literacy or other professional business experience relevant to an understanding of the Company and its business that will enable such individual to provide effective oversight as a director; (c) the director must possess the ability to think and act independently, as well as the ability to work constructively in a collegial environment; (d) the director must demonstrate behavior that indicates that he or she is committed to the highest ethical standards; (e) the director must possess the ability to devote sufficient time and energy to the performance of his or her duties as a director; and (f) the director may not simultaneously serve on the board of directors or equivalent body of an organization that the Board reasonably determines (i) is a significant competitor or potential significant competitor of the Company or of a key vendor of the Company; or (ii) would otherwise benefit from access to the Company’s intellectual property, strategic or other confidential or proprietary information. It is also desired that individual directors possess special skills, expertise and background that would complement the attributes of the other directors and promote diversity and the collective ability of the Board to function effectively. While the Board does not have a specific diversity policy, our Corporate Governance Guidelines provide that the CNG Committee should seek to promote diversity on the Board and the CNG Committee considers among other factors, age, gender, sexual orientation, race, ethnicity, and cultural background when considering and recommending candidates to the Board.

21	Banc of California	Annual Proxy Statement	2024

Corporate Governance Matters

Corporate Governance
•Developing and recommending to the Board a set of corporate governance guidelines and other policies and guidelines which the CNG Committee determines necessary and appropriate for adoption by the Company.
•Reviewing and approving any insider or related party transactions (as defined in Item 404 of Regulation S-K), in accordance with the Company’s Related Party Transaction Policy.
•Leading the Board in its annual review of the Board’s performance, and the performance of various Committees of the Board.
•Recommending to the Board the membership and chair of each Board committee.
•Overseeing the areas of director orientation, continuing education and professional development.
•Assisting the Board with respect to its oversight of ESG matters, including diversity and inclusion.
•Assisting the Board with senior management succession planning.

CNG Committee Delegation of Authorities
The charter of the CNG Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee as it relates to compensation, other than the ability of the committee to form and delegate authority to subcommittees when appropriate. For information about the role of the Chief Executive Officer with respect to the CNG Committee, see Compensation Discussion and Analysis—Elements of our Compensation Decision Making sections in this proxy statement. Director compensation is determined by the full Board after considering the recommendations of the CNG Committee.
Additionally, the charter of the CNG Committee authorizes the committee to select and retain compensation consultants, legal counsel or other advisors to advise the committee in carrying out its duties. See Compensation Discussion and Analysis—Elements of our Compensation Decision Making sections in this proxy statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the CNG Committee during 2023 was a current or former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company during 2023 served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of any other entity that has an executive officer serving as a member of the CNG Committee or the Company’s Board of Directors.
Communications with the Board
Stockholders and other interested parties who wish to communicate with the Board or any specific director, including any committee of the Board, or with the Chair of any committee, may do so by writing to the address or e-mail below to the attention of the Corporate Secretary who will then sort the correspondence to ensure receipt by the appropriate director(s).
Banc of California, Inc.
Attn: Corporate Secretary
3 MacArthur Place
Santa Ana, California 92707
IR@bancofcal.com

22	Banc of California	Annual Proxy Statement	2024

Director Compensation
Overview
The CNG Committee is responsible for the periodic review of compensation paid to directors of the Company and the Bank and recommending changes to the Board, when the CNG Committee deems appropriate. The CNG Committee typically evaluates director compensation every two years.
The existing elements of the Company’s director compensation program are a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board of the Company or the Bank. In determining the components of non-employee director compensation, the CNG Committee considers the significant amount of time directors expend to fulfill their duties, the skill level required of Board members and the nature of the Company’s business objectives.
The current components of our director compensation program are summarized below. We do not provide non-equity incentive plan awards, deferred compensation, retirement or health plans for non-employee directors.
Current Non-Employee Director Compensation Program
The elements of the current compensation program for non-employee directors of the Company and the Bank, which the Board approved effective December 1, 2023, immediately following closing of the PacWest Merger, are set forth in the table below, alongside the elements of the program in effect prior to that date. The CNG Committee recommended the current program to the Board after evaluating director compensation paid by other banks comparable in size to the Company following the PacWest Merger, which quadrupled the Company’s total assets from less than $10 billion to nearly $40 billion.

Schedule of Current Director Fees

Compensation Element	Previous(1)(2)(3)	Current(1)(2)(3)
Annual Retainer	$140,000	$160,000
	Additional Compensation
Chair of the Board	$67,500	$85,000
Committee Chair
Audit	$20,000	$20,000
Finance (4)	N/A	N/A
Compensation, Nominating and Corporate Governance	$15,000	$15,000
Enterprise Risk	$15,000	$15,000
(1)    The annual retainer is payable one-half in cash and one-half in equity awards. All other compensation elements are payable in cash.
(2)    Cash compensation is payable in equal quarterly installments, in advance of each quarter.
(3)    Equity awards are payable in the form of RSUs that fully vest on the one-year anniversary of the grant date, subject to acceleration upon a change in control, termination of service due to death or disability or other qualifying termination of service. Equity awards are granted annually, following the Company’s annual meeting of stockholders.
(4)    Mr. Wolff serves as Finance Committee Chair; accordingly, no fee was previously paid or is currently paid for that position.

23	Banc of California	Annual Proxy Statement	2024

Director Compensation
Employee Directors
Directors who are also employees of the Company and/or the Bank receive no compensation for their service as directors. As such, Mr. Wolff, who is Vice Chair, President, and Chief Executive Officer of the Company and Chair and Chief Executive Officer of the Bank, did not receive compensation for his Board service in 2023.
2023 Summary Table of Director Compensation
The following table provides information regarding compensation paid to the non-employee directors of the Company during the year ended December 31, 2023 for their service on the Company Board, Bank Board, and all applicable committee assignments. See Summary Compensation Table on page 63 in this proxy statement for information regarding compensation paid to Mr. Wolff in 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

James A. “Conan” Barker	$76,904	$110,008	$2,465	$189,377
Paul R. Burke(4)	$6,667	$40,005	$—	$46,672
Mary A. Curran	$92,367	$110,008	$2,489	$204,864
John M. Eggemeyer(4)	$13,750	$40,005	$—	$53,755
Shannon F. Eusey	$77,467	$110,008	$2,447	$189,922
Bonnie Hill(4)	$76,950	$70,003	$2,489	$149,442
Denis P. Kalscheur(4)	$70,238	$70,003	$2,465	$142,706
Richard J. Lashley	$94,992	$110,008	$2,525	$207,525
Susan E. Lester(4)	$8,333	$40,005	$—	$48,338
Joseph J. Rice	$51,263	$110,008	$1,373	$162,644
Todd Schell(4)	$6,667	$40,005	$—	$46,672
Vania E. Schlogel	$76,904	$110,008	$2,465	$189,377
Jonah Schnel(4)	$70,800	$70,003	$2,447	$143,250
Robert Sznewajs(4)	$120,863	$70,003	$2,995	$193,861
Andrew Thau	$86,217	$110,008	$2,447	$198,672
(1)Represents the grant date fair value of the stock awards issued during fiscal 2023, determined in accordance with ASC Topic 718. Awards issued during 2023 reflect the equity portion of the annual retainer and the equity portion of additional compensation for service on Board committees, as applicable. The grant date fair value is calculated using the closing market price of the Company’s voting common stock on the business day preceding the grant date, which is then recognized as an expense over the scheduled vesting period of the award. For further information, see Note 19 to the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024.
(2)See the table that immediately follows for the number of stock awards granted to each non-employee director during 2023 and the aggregate number of unvested RSUs and options held by each non-employee director as of December 31, 2023.
(3)Amounts reflect cash dividends on RSUs granted during 2023.
(4)On November 30, 2023, at the effective time of the PacWest Merger, Ms. Hill and Messrs. Kalscheur, Schnel, and Sznewajs retired as directors of the Company and the Bank and Ms. Lester and Messrs. Burke, Eggemeyer, and Schell were appointed as directors of the Company and the Bank.

24	Banc of California	Annual Proxy Statement	2024

Director Compensation
The following table presents: (a) the number of stock awards granted to each non-employee director during 2023 (all of which were in the form of RSUs), the grant date fair values of which are reflected in the table above; (b) the aggregate number of outstanding unvested RSUs held by each non-employee director as of December 31, 2023; and (c) the aggregate number of outstanding options held by each non-employee director at December 31, 2023 (all of which were fully vested). In accordance with the Merger Agreement, RSUs outstanding immediately prior to the effective time of the PacWest Merger held by non-employee directors vested in full at the effective time. RSUs granted subsequent to the effective time of the PacWest Merger to non-employee directors will vest in full on May 9, 2024.

	Stock Awards in the 2023 Summary Table of Director Compensation Above		Aggregate Awards Outstanding as of December 31, 2023
Name	Number of RSUs Granted		Aggregate Number of Unvested RSUs Outstanding	Aggregate Number of Options Outstanding

James A. “Conan” Barker	10,066		3,203	—
Paul R. Burke(1)	3,203		3,203	—
Mary A. Curran	10,066		3,203	—
John M. Eggemeyer(1)	3,203	(2)	3,203	—
Shannon F. Eusey	10,066		3,203	—
Bonnie Hill(1)	6,863		—	—
Denis P. Kalscheur(1)	6,863		—	—
Richard J. Lashley	10,066		3,203	—
Susan E. Lester(1)	3,203		3,203	—
Joseph J. Rice(2)	10,066		3,203	—
Todd Schell(1)	3,203		3,203	—
Vania E. Schlogel	10,066		3,203	—
Jonah Schnel(1)	6,863		—	7,452
Robert Sznewajs(1)	6,863		—	5,616
Andrew Thau	10,066		3,203	—
(1)    On November 30, 2023, at the effective time of the PacWest Merger, Ms. Hill and Messrs. Kalscheur, Schnel, and Sznewajs retired as directors of the Company and the Bank and Ms. Lester and Messrs. Burke, Eggemeyer, and Schell were appointed as directors of the Company and the Bank.
(2)    Mr. Rice became a director of the Company and the Bank on May 11, 2023.

25	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability
The Board and executive team recognize that solid governance, environmental stewardship, and social responsibility are critical to building a healthy and valuable franchise and creating long-term business success.
We are committed to sustainable business practices and have, over time, implemented oversight and processes throughout our operations designed to effectively manage Environmental, Social, and Governance (ESG) matters relevant to our business. Following the PacWest Merger, we have begun to integrate the ESG programs of both legacy organizations into a cohesive framework that builds on the robustness and maturity of the legacy PacWest program. Our ESG focus aligns with the principles of the Sustainability Accounting Standards Board (SASB) framework for commercial banks and the areas that we believe matter most to our stakeholders. Through various initiatives, we aim to make a positive impact in our communities, embrace diversity, provide a supportive and inclusive workplace environment, and act in environmentally-conscious ways. More information on these efforts can be found in the forthcoming 2023 Banc of California Impact Report, which will be available in the "About Us" section on our website at www.bancofcal.com.

Governance	Environmental Stewardship	Social Responsibility

26	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability
Governance of ESG
Our business functions drive management accountability for a range of ESG issues and programs designed to strengthen our financial sustainability, drive better business performance, and create long-term value for our stakeholders.
As an overseer of risk and a steward of long-term stockholder value, the Board has the ultimate responsibility for the oversight of the ESG-related risks and opportunities that impact our business.
The CNG Committee provides primary oversight of our ESG initiatives and programs. Our executive team is accountable for our overall ESG strategic performance and manages ESG across our business.
After the completion of the PacWest Merger, a newly formed executive-level ESG Subcommittee was created and is comprised of executive leaders representing a broad cross-section of our business, including risk, finance, legal, government and regulatory affairs, credit, finance, human resources, marketing and communications. The cross-functional team also includes business leaders who are subject matter experts, representing key functional areas including, information security, facilities, audit, compliance, and community reinvestment. Our ESG Subcommittee meets at least quarterly, and through our ESG Chairperson provides periodic updates to our CNG Committee. Since the closing of the PacWest Merger on November 30, 2023, we have completed the following key items to help facilitate the integration of our ESG programs:
•Completion of an internal audit of the ESG program by the legacy PacWest organization
•Integration of a formalized ESG Policy Framework
•Creation of an executive-level ESG Subcommittee
•Adoption of an ESG Charter by the Subcommittee members

ESG Subcommittee Governance Membership — Comprised of cross-functional executive leaders across our business (ESG Chairperson, Head of Government & Regulatory Affairs)
Risk	Finance	Legal
Credit	Human Resources	Community Reinvestment
Marketing	Facilities	Information Security
Government & Regulatory Affairs	Audit	Compliance

27	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability

To oversee ESG matters across the Company, the Board works closely with each Board committee, the executive team and various management committees with dedicated ESG-related functions associated with their respective areas of responsibility.

CNG COMMITTEE

Oversees executive compensation programs and policies, director nominations and corporate governance guidelines, including oversight of our ESG program and our human capital management, including corporate culture, diversity initiatives and talent management.

ESG Subcommittee
Develops and drives the implementation of ESG initiatives and strategic priorities for the combined organization to further advance its sustainability strategies across our business operations.
IDEA Council
Aims to ensure our workforce represents the diversity of the communities we serve and fosters a culture of Inclusion, Diversity, Engagement and Awareness (IDEA) for team members across our business operations.

AUDIT COMMITTEE

Oversees and monitors internal controls around the accounting and financial reporting process of the Company, the audits of the Company's financial statements, and the effectiveness of corporate governance, including business ethics, the Code of Business Conduct and Ethics, and the Whistleblower Policy.
Disclosure Committee Oversees management's framework to assess, monitor, and mitigate risks associated with our business strategy.

28	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability

ENTERPRISE RISK COMMITTEE

Oversees risk management activities, including Enterprise Risk Management framework and associated policies and practices associated with our key ESG-related risks, including systemic risk, business continuity, information security, and data management and privacy.
CRA Program
Reviews the current Community Reinvestment Act (CRA) investment, lending, and service goals and performance, and oversees community development & engagement opportunities.
Enterprise Risk Management Committee
Oversees management's framework to assess, monitor, and mitigate risks associated with our business strategy.
Management Credit Committee
Oversees, monitors and reviews lending activities and loan portfolio management to maintain sound and reliable credit quality standards.

FINANCE COMMITTEE

Assists the Board in their monitoring and oversight of the Company's asset and liability strategies, liquidity, capital planning and management, financial strategies and budgeting and compliance with applicable regulatory and reporting requirements, as well as manage financial sustainability factors and appropriate balance sheet and earnings risk management.
Management ALCO Committee Oversees management of interest rate risk, stress testing, capital planning, liquidity risk, market risk, and investment portfolio risk.
ESG Linked to Executive Incentive Compensation
Among other qualitative considerations, the CNG Committee may evaluate management’s advancement of ESG goals and initiatives within our business strategy and operations as one factor (among others) in the achievement of the annual short term incentive plan (STIP) eligible for the executive team. It is the intention of our Board to hold the executive team responsible for the execution of our ESG initiatives and commitments to our employees, clients, stockholders, and communities.
Responsible Business Practices
We believe that governance and responsible business practices strengthen our long-term success through our commitment to ethics, integrity, and accountability, contributing to a strong foundation for our ESG program. We implement these core values into action through our policies and procedures.

CORE VALUES OF BANC OF CALIFORNIA
Ethics	Integrity	Accountability
ESG PROGRAM

Ethics, Integrity and Accountability
The CNG Committee develops, maintains, and recommends to the Board our Corporate Governance Guidelines to provide a framework for effective governance of the Company and its subsidiaries. We have adopted a Code of Business Conduct and Ethics (Ethics Code) that applies to our Board, officers, and employees. Our Audit Committee, in conjunction with the CNG

29	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability
Committee, oversees compliance with the Ethics Code. The Audit Committee also has oversight responsibility for the integrity of our financial statements and financial accounting practices and the independence and performance of our external auditors. Our Risk Committee oversees different risk categories including credit risk, liquidity risk, market risk, operational risk, compliance risk, legal risk, reputational risk, and strategic risk on a company-wide basis. We are not a politically active organization, and we do not contribute to political campaigns or participate in lobbying efforts.
Our Whistleblower Policy affirms our commitment to being proactive in detecting and preventing violations of law, regulations, and policies and procedures, including but not limited to the principles in our Ethics Code.
For more information on our Ethics Code and Whistleblower Hotline, please see the “Corporate Overview" section on the Company's Investor Relations website at https://investors.bancofcal.com by selecting Governance Documents.
Systemic Risk Management and Business Continuity
The Board, as a whole and through its standing committees, works with the executive team to oversee the Company’s enterprise risk management framework, incorporating governance and preparedness in areas material to our business operations and financial results such as systemic risk management, business continuity, cybersecurity, and climate-related risks. For more information, please see the Risk Oversight section in this proxy statement.
In order to maintain adequate levels of capital, we continuously assess projected sources and uses of capital to support projected asset growth, operating needs, and credit risk. We consider, among other things, earnings generated from operations and access to capital from financial markets. In addition, we perform capital stress tests on an annual basis to assess the impact of adverse changes in the economy on our capital base. For more information, please see our 2023 Annual Report on Form 10-K.
Enterprise Risk Management Three Lines of Defense + Risk Appetite Statement Pillars:

Third Line
of Defense
Internal Audit
Second Line of Defense
Senior Management
Committees / Meetings –
Senior Management Officers
First Line of Defense
Front-Line and Back-Office Personnel
Risk Appetite Statement Pillars
Strategic | Earnings | Capital | Liquidity | Market/Interest Rate | Credit & Credit Concentrations
Ops Risk – Processes/People/Fraud | IT/Cybersecurity/Privacy | Compliance/ BSA-AML | Reputation
ESG integrated into Enterprise Risk Management Framework
Three Lines of Defense Governance Framework

30	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability
Cyber/Information Security
The Company's Chief Information Security Officer is accountable for the management and oversight of the enterprise information security department and our information security program. The Information Security department is responsible for Incident Response, Operations, Engineering, Information Security Governance, Risk, and Compliance, and the Business Continuity Program for the Company. Our Information Security team consists of leaders, engineers, and analysts who provide an optimum mix of skills to execute our functions. The department team members are generally subject to professional education and certification requirements. Our Chief Information Security Officer has substantial relevant expertise and formal training in the areas of information security and cybersecurity risk management.
Our objective for managing cybersecurity risk is to maintain appropriate layers of safeguards to protect information systems from possible threats and to avoid or minimize the impacts of external threat events or other efforts to penetrate, disrupt or misuse our systems or information. Our information security program is designed in accordance with industry frameworks, such as the National Institute of Standards and Technology Cybersecurity Framework and is periodically reviewed and updated at least annually and upon significant changes to our operating environment.
Protecting our systems to ensure the safety of customer information is critical to our business. We use multiple layers of protection to control access, detect unusual activity and reduce risk. We regularly conduct a variety of audits and vulnerability and penetration tests on our platforms, systems and applications and maintain comprehensive incident response plans to minimize potential risks, including cyber-attacks.
Corporate Governance Framework
Our Board of Directors and management are committed to sound and effective corporate governance practices. We established and utilize a comprehensive corporate governance framework that consists of policies and programs that not only satisfy applicable regulatory requirements but also are intended to build value for the Company’s stockholders.
The key components of our corporate governance framework are reviewed and approved by the Board on a regular basis and are set forth below:

Corporate Governance Guidelines	Related Party Transaction Policy

The Company’s Corporate Governance Guidelines provide a framework for effective governance of the Company and its subsidiaries.
The Company’s Related Party Transaction Policy restricts transactions with related parties by imposing rigorous standards, with the expectation that such transactions will be rare. The policy establishes protocols for prior review of proposed related party transactions and requires that they be in, or not inconsistent with, the best interests of the Company and its stockholders. For more information about this policy, see Transactions with Related Persons - Related Party Transactions Policy section in this proxy statement.

Code of Business Conduct and Ethics	Outside Business Activities Policy

The Company’s Ethics Code applies to all directors, officers and employees of the Company and its subsidiaries. The Ethics Code requires that all employees and directors adhere to high ethical standards and is reviewed by the Board on a regular basis.

The Company’s Outside Business Activities Policy, which supplements the Ethics Code, tightens controls on outside business activities of officers and employees and requires non-employee directors to refrain from engaging in outside business activities that create an actual or apparent conflict of interest. For more information about this policy, see Transactions with Related Persons - Outside Business Activity Policy section in this proxy statement.

31	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability

Director Stock Ownership Guidelines

The Board has determined that long-term, significant equity ownership by all directors and senior officers is in the best interest of the Company and serves to align the interests of the directors and senior officers with the interests of the Company’s stockholders. To that end, the Board has adopted the following non-employee director stock ownership guidelines and expectations:

•As required by the Company’s Corporate Governance Guidelines, non-employee directors are expected to own stock or stock equivalents with a value equal to five times the then-current annual base cash retainer by the end of the fifth fiscal year following their appointment to the Board. We evaluate stock ownership of our directors annually. As of December 31, 2023, based on the NYSE closing stock price per share of our voting common stock on that day, each of the directors complied with the Stock Ownership Guidelines, giving allowance for the fact that certain directors have served on the Board for less than five years.

•Stock ownership guidelines are also applicable to senior officers as described in more detail below. See Compensation Discussion and Analysis—Stock Ownership Guidelines section in this proxy statement.

•Directors are expected to be long-term stockholders and to refrain from selling stock other than for legitimate tax, estate planning, or portfolio diversification purposes.
Public Communications Policy	Insider Trading Policy

The Public Communications Policy, overseen by the Audit Committee, allows for more oversight and involvement by the Board and enhances the shared accountability for and the review of all financial related public communications by the Company.

Directors, officers and employees are obligated to comply in all respects with the Ethics Code and the Company’s Insider Trading Policy, as well as all Company black-outs or similar trading restrictions as communicated by the General Counsel.

ESG Policies and Statements

Select Policies:
• BSA-AML-OFAC Policy and Program
• Business Continuity Program Policy
• Code of Business Conduct & Ethics Policy
• Community Reinvestment Act (CRA) Reg BB Program and Policy
• Compliance Management System Policy Program
• Corporate Security Program
• Enterprise Risk Management Policy and Program
• Environmental, Social, and Governance (ESG) Policy
• Fair Lending Policy
• Investment Policy
• Operational Risk Management Policy and Program
• Privacy Program Policy and Standard
• Written Information Security Program and Policy (WISPP)
Statements: • Environmental • Health & Safety • Human Rights • Supplier Diversity
Corporate Governance Documents
The full texts of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the charters of the Board’s standing committees are publicly available under the "Corporate Overview" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Governance Documents. You may also obtain free copies by contacting the Company at:
Banc of California, Inc.,
Attn: Corporate Secretary
3 MacArthur Place
Santa Ana, California 92707
(855) 361-2262 | IR@bancofcal.com

32	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability

Evaluating the Board's Effectiveness
The Board and each of its committees (Audit, CNG, Finance and Risk) conduct an annual self-assessment aimed at enhancing their effectiveness. As part of the self-assessment process, the Board and committee members provide feedback on a range of topics relevant to the performance and effectiveness of the Board and the applicable committee. In addition, members of the Board participate in a peer evaluation of their fellow directors and provide comments on their own skills and qualifications. The Chair of the Company Board then meets separately with each director to discuss the results of the peer evaluations and individual self-assessments.
The results of the self-assessment process are aggregated and summarized for the Board and for each of the principal standing committees. Comments in the summaries are not attributed to individual Board or committee members to promote candor. The aggregated results and summary of the Board’s self-assessment are presented to each of the principal standing committees and the Board for review and discussion at a full Board meeting, at which time the Board considers what, if any, actions might be implemented to enhance future performance of the Board.
The CNG Committee considers the results of the self-assessment process when it periodically evaluates the size, structure and composition of the Board, as well as the role, composition and allocation of responsibilities among Board committees.
Consideration of Board Diversity
Throughout the director nomination process, the CNG Committee seeks to achieve diversity among the members of Board by selecting director nominees with diverse opinions and perspectives that are representative of our industry. The CNG Committee seeks to include members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. While not a formal policy, the Company’s director nomination process calls for the consideration of a range of types of diversity, including but not limited to race, gender, sexual orientation, ethnicity and geography.
The CNG Committee is committed to actively seeking highly qualified women and minority candidates, as well as candidates with diverse backgrounds, skills and experience, to include in the pool from which Board nominees are chosen.
Director Education
In accordance with the Company’s Corporate Governance Guidelines, all directors are expected to comply with the necessary continuing educational requirements, which include but are not limited to: (i) a component covering professional development in corporate governance; and (ii) a component which covers educational development in subject matter areas that are deemed relevant to the Company’s business. In support of continuing education, the Company incurs reasonable expenses to facilitate any mandatory educational and professional development programs or any voluntary programs which the CNG Committee may deem appropriate.
Additionally, our directors participate in compliance training administered by members of our senior management on a variety of subject matters, including but not limited to, industry, regulatory, legal, and governance related topics.
Environmental Stewardship – 2023 Highlights
At Banc of California, environmental stewardship plays an important role in our ongoing commitment to operate our business responsibly, with a recognition that our actions help create long-term, sustainable value for our stakeholders. To support this objective, the Bank evaluates and seeks ways to reduce environmental impact and considers solutions that contribute to the well-being of the communities where we live and work and can be reviewed in more detail in the forthcoming 2023 Banc of California Impact Report which will be available in the “About Us” section on our website at www.bancofcal.com.
Climate Regulation
Over the past year, in anticipation of and in preparing for the evolving regulatory landscape (including the issuance of the SEC Climate-Related Disclosure Rules for Public Companies on March 6, 2024 and California climate disclosure laws passed on October 2023), Bank personnel have actively participated in several industry association and peer bank climate readiness working groups (California Bankers Association Climate Working Group / American Bankers Association ESG Working Group). Our goal is to further advance our readiness and understanding of key climate factors that may impact our business, climate data collection methods, assess climate risk factors to support the combined Bank’s enterprise risk management framework and risk appetite statement.

33	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability

To advance our climate readiness efforts and environmental strategy more broadly, we have spent the past year better understanding our own internal operations and footprint impacts through emissions data and implementing other energy-efficient practices in our branches, offices, and headquarters. In order to set future targets and/or advance climate objectives that align to a low carbon economy, we must first establish a comprehensive understanding of our consolidated emissions baselines. Legacy PacWest started this process over a year ago and we will be re-assessing the combined bank’s Scope 1 and Scope 2 greenhouse gas levels (beginning in Q2 of 2024) to gain deeper insights into our new baselines and target strategy.
Incorporation of ESG within Credit Analysis
We aim to manage the risks within our business by incorporating ESG considerations, including climate-related risks, into our processes for managing and governing risk across our financial services and investments. For example, as part of our normal course due diligence, the credit team reviews wildfire and flood zone reports and continues to develop ongoing climate-related risk analysis for environmental events throughout its credit and underwriting processes. The credit team reports its credit risk analysis across our loan portfolio at least quarterly to the Risk Management Committee. For more information, please see our 2023 Annual Report on Form 10-K.
Climate Commitment and Looking Ahead
We understand that by adopting environmentally responsible business practices, we can create long-term value and growth for our clients, stockholders and communities. This commitment is reinforced and further articulated in our Environmental Statement.
In light of the recently enacted climate-related regulations by the state of California and the SEC, Banc of California is diligently conducting a comprehensive assessment to evaluate compliance, readiness, and preparedness. This includes a thorough review of all relevant requirements to ensure full adherence and implementation. We look forward to sharing deeper insights and continuing to make meaningful progress in our efforts to address climate change and environmental sustainability objectives.
Human Capital and Social Impact
Attracting, Developing, and Retaining Talent
We believe that our employees are vital to our success in the banking industry. As a relationship-focused business, the long-term success of our Company is tied to our people.
At Banc of California, our human capital strategy is aligned to our business objectives and focuses on recruiting and retaining talent, encouraging internal mobility, promoting inclusion and diversity, recognizing and rewarding performance, and supporting the health and wellness of our team members. We aim to empower the strengths of our team members and support a high performing culture, always striving to find the right solutions for our clients. Our Board governs our human capital management

34	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability

through its CNG Committee’s quarterly reviews and discussions with our executive team. For more information, please see our 2023 Annual Report on Form 10-K.
2023 Human Capital Highlights include:
•Banc of California recognized with the California Diversity Award from California’s Hispanic, African American, and Asian Pacific Chamber of Commerce
•Recognized by Newsweek and Plant-A Insights Group as one of America's Greatest Workplaces for Women 2024
•Recognized by Human Resources Officer (HRO) Today:
◦HR Team of the Year finalist
◦Chief Human Resources Officer of the Year and as a Leader of Distinction
•Recognized by Transform:
◦Talent Acquisition Strategy of the Year finalist
◦Transform 10 Inspirational Leader of the Year
Inclusion, Diversity, Engagement, and Awareness (IDEA) Council
In our recruiting efforts, we strive to have a diverse group of candidates to consider for our roles that reflect the diversity of the communities where we live and work. To that end, we post our open positions to dozens of minority-specific recruiting websites. In addition, our employee-led IDEA Council brings together voices and ideas to help fuel and foster a culture of openness and inclusion in all that we do. For more information, please see our Corporate Social Responsibility Report available online under the "About Us" section on the Bank's website at www.bancofcal.com.
Supporting Our Communities
We are focused on supporting the communities in which we live and work. Our community support is primarily provided within the framework of our CRA Program. The Risk Committee reviews: the reports of examination of the Bank by regulatory authorities concerning CRA compliance; our annual Community Development/CRA Plan; and CRA-related community relationships and special initiatives, as appropriate. Our Community Benefits Plan (the Plan) outlines Banc of California’s commitment to achieve community development goals for the benefit of communities it serves. The goals and parameters of the Plan are, in each case, subject to safe and sound banking practices, and compliance with applicable laws and regulations. The Plan offers communities served by the Bank with tangible, measurable and meaningful benefits to small businesses, consumers, nonprofit and for-profit community-based organizations, and others involved in furthering community and economic development initiatives.
3-Year Community Benefits Plan
In connection with Banc of California’s transformational merger with PacWest, the Company announced the $4.1 billion, three-year Plan, which is intended to make a meaningful and long-lasting impact in communities served by the combined institution. The Plan includes the following goals and targets:
•Small business lending of $1.45 billion, including increasing participation in USDA Loan Programs and the State Small Business Credit Initiative, as well as promotion of products through ethnic minority media outlets;
•Community development lending of $2.3 billion focused on supporting long-term affordable housing;
•$300 million in community development investments to support low-income housing, homelessness prevention, small business investment companies, and Black, Indigenous, and People of Color (BIPOC) and women-led community development financial institutions;
•Participation and support for Community Land Trusts (CLTs), including consideration of new products to meet the unique needs of CLTs, and $20 million in investments that support Affordable Housing Preservation efforts by CLTs and affordable housing developers;
•Enhanced due diligence for real estate lending to include tracking housing code violations, evictions, and other measures to be determined;

35	Banc of California	Annual Proxy Statement	2024

Our Commitment to Corporate Sustainability

•The development of a strategy to support climate resiliency programs in low- and moderate- income and BIPOC communities which will include a minimum of $250,000 in donations and other opportunities; and
•$500,000 to focus on strategic outreach, investment, support and engagement with tribal and indigenous communities, and a commitment to meet with Native American leaders in 2024, leading to the development of a plan in 2024 to serve the Native American community in the combined institution’s assessment area.
•In addition, the combined institution will increase its charitable donations and community service goals, as well as continue to discuss community needs with Rise Economy and other community organizations going forward.

Our Community Support (2021-2023)*

$441m+	$4.4b+	$1.4b+	17,428+ hrs
Community Development Investments	Community Development Loans	Small Business CRA Loans in California	Employee Volunteer & Service
*The community impact numbers represent the combined total for legacy PACW and BANC from 2021-2023.
No Incorporation by Reference
This proxy statement includes several website addresses or references to additional Company reports or resources found on our corporate website. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in those reports or resources, is not part of this proxy statement and is not incorporated by reference in this proxy statement.

36	Banc of California	Annual Proxy Statement	2024

Executive Officers
Designation of Executive Officers
The Board periodically evaluates the persons who are designated as executive officers of the Company. The Company’s executive officers include its Chief Executive Officer and Chief Financial Officer as well as other individuals whom the Board has determined perform a policy-making function or are in charge of a principal business unit, division or function. The Company’s current executive officers are listed below.

Jared M. Wolff, President and Chief Executive Officer
Bryan M. Corsini Executive Vice President, Chief Credit Officer (incoming)	Olivia Lindsay Executive Vice President, Chief Risk Officer

Ido Dotan Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary	Raymond Rindone Executive Vice President, Deputy Chief Financial Officer and Head of Corporate Finance

Robert G. Dyck Senior Executive Vice President, Chief Credit Officer (outgoing)	John Sotoodeh Chief Operating Officer

Hamid Hussain President of the Bank	Monica Sparks Executive Vice President, Chief Accounting Officer

Joseph Kauder Executive Vice President, Chief Financial Officer

37	Banc of California	Annual Proxy Statement	2024

Executive Officers

Executive Officer Biographies

Jared M. Wolff — See Proposal I—Election of Directors for Mr. Wolff’s biography.

President and Chief Executive Officer Age: 54

Bryan M. Corsini
—
Mr. Corsini is the incoming Executive Vice President, Chief Credit Officer of the Company and the Bank.
Mr. Corsini has over 36 years in leadership roles in the financial service industries. From April 2014 to December 2023, Mr. Corsini served as the Executive Vice President and Chief Credit Officer of PacWest Bancorp and Executive Vice President of Pacific Western Bank. Prior to joining PacWest Bancorp, Mr. Corsini served as the Executive Vice President and Chief Administrative Officer of CapitalSource Bank from October 2011 to April 2014. Mr. Corsini previously served as President, Credit Administration of CapitalSource Bank from July 2008 to October 2011 and as Chief Credit Officer from CapitalSource Inc.'s inception in 2000 until July 2008. Prior to joining CapitalSource, Mr. Corsini was an Executive Vice President with Fleet Capital Corporation, a commercial finance company, from 1986 to 2000. Mr. Corsini was licensed in 1986 in the state of Connecticut as a certified public accountant (inactive) and was a Senior Auditor with Coopers & Lybrand.
Mr. Corsini will assume the role of Chief Credit Officer of the Company and the Bank upon the retirement of Mr. Dyck.

Chief Credit Officer (incoming) Age: 62

38	Banc of California	Annual Proxy Statement	2024

Executive Officers

Ido Dotan
—
Mr. Dotan was appointed Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank effective May 28, 2019. He was further appointed Chief Administrative Officer of the Company and the Bank effective January 1, 2023.
Mr. Dotan has extensive experience in the management of in-house legal departments, supporting multiple business lines and advising on transactional, regulatory, and corporate governance matters. In his role as Chief Administrative Officer, Mr. Dotan is responsible for implementing and facilitating organizational efficiency and coordination across all administrative areas of the Bank.
Prior to joining Banc of California, Mr. Dotan served as Executive Vice President, Assistant General Counsel and Corporate Secretary of Carrington Mortgage Holdings, LLC, a holding company whose primary businesses include mortgage servicing and origination, real estate logistics, and real estate services. Mr. Dotan also served as Chief Legal Officer of Arch Bay Capital, LLC, an investment management firm specializing in real estate and mortgage services. Before joining Arch Bay, Mr. Dotan served as Associate General Counsel and then Chief Legal Officer of Thompson National Properties, LLC, a commercial real estate firm and sponsor of a public real estate investment trust. Prior to going in-house, Mr. Dotan was an associate with the law firms of Sullivan & Cromwell LLP and Fried, Frank, Harris, Shriver & Jacobson LLP from 2004 to 2010, where he represented public and private companies and financial institutions in connection with mergers and acquisitions, capital markets, structured finance transactions and corporate governance matters.
Mr. Dotan currently serves on the Board of Directors of Orange County United Way and is engaged in community activities focused on education, homelessness, and veterans.
Mr. Dotan received his bachelor’s degree in business administration from the University of Southern California, Marshall School of Business and his juris doctorate from the University of Southern California, Gould School of Law. Mr. Dotan is admitted to practice law in California.

General Counsel, Chief Administrative Officer, and Corporate Secretary Age: 44

39	Banc of California	Annual Proxy Statement	2024

Executive Officers

Robert G. Dyck
—
Mr. Dyck is the outgoing Senior Executive Vice President, Chief Credit Officer of the Company and the Bank.
Since February 1, 2023, Mr. Dyck has served as Senior Executive Vice President, Chief Credit Officer of the Company and the Bank and has been responsible for all credit oversight, including overseeing all portfolio review/maintenance, approval of credits, ongoing portfolio analysis, and credit oversight for the Bank. Mr. Dyck is a highly skilled credit executive with over 40 years of banking experience in the California market. Prior to joining Banc of California, Mr. Dyck spent four years providing consulting services to community banks in the areas of credit training, credit policy, credit culture, and portfolio management.
Previously, Mr. Dyck spent 14 years with PacWest Bancorp most recently serving as Executive Vice President, Chief Credit Officer for the Community Banking Division. During his tenure with PacWest, Mr. Dyck oversaw credit diligence for 14 bank acquisitions.
In addition, Mr. Dyck has served as senior credit executive for several community and regional banks where he managed credit training programs and directed loan review departments.
Mr. Dyck received his undergraduate degree in Accounting and Finance and MS in Finance from California State University, Northridge. Mr. Dyck is expected to retire from the Company on or about April 30, 2024.

Chief Credit Officer (outgoing) Age: 67

Hamid Hussain
—
Mr. Hussain joined Banc of California in 2019 as President of Commercial and Real Estate Banking and became President of the Bank effective January 1, 2023.

Mr. Hussain is President of the Bank and is responsible for the overall strategy, goals and execution of the Bank’s client-facing teams outside of retail branches. Mr. Hussain is a seasoned executive leader who brings over 25 years of diverse experience in financial services, capital markets, and corporate finance.
Prior to joining Banc of California, Mr. Hussain served as Executive Vice President, Real Estate Market Executive in the Commercial Banking group for Wells Fargo Bank, where he worked for ten years. Mr. Hussain led a national team of senior banking professionals, set sales and marketing strategy, and was responsible for risk oversight.
Mr. Hussain is very active in the communities he serves and has held several board positions, including past affiliations with U.S.S. Potomac Association, Berkeley Repertory Theatre, and the American Heart Association.
Mr. Hussain received his MBA in Finance from Queen’s University in Kingston, Canada, and received his undergraduate degree in economics from the University of Toronto.

President of the Bank Age: 54

40	Banc of California	Annual Proxy Statement	2024

Executive Officers

Joseph Kauder
—
Mr. Kauder joined Banc of California in July 2023 as Executive Vice President and Chief Financial Officer of the Company and the Bank.
Mr. Kauder has more than 30 years of experience in the banking and financial services industry, including more than 15 years in executive finance positions at Wells Fargo Corporation. Most recently, Mr. Kauder served as Executive Vice President and Chief Financial Officer for Wells Fargo’s Wholesale Banking Segment, which included both the Corporate and Investment Banking and Commercial Lending businesses, with over $900 billion in assets, and nearly $27 billion in annual revenue. Prior to that, Mr. Kauder served in other senior leadership roles at Wells Fargo, including the Chief Accounting Officer of the Wholesale Banking Segment, the Enterprise Accounting Business Unit Support Leader, and the Director of Financial Oversight and Governance.
Prior to his time at Wells Fargo, Mr. Kauder served as Senior Vice President, Director of Accounting Policy at Wachovia Corporation. Mr. Kauder began his career at PricewaterhouseCoopers LLP and has held finance roles at GE Capital. Since his departure from Wells Fargo in 2021, Mr. Kauder has been involved with a series of ventures, including a start-up blockchain company and as an Industry Advisor for Armstrong Wolfe Ltd.
Mr. Kauder is a Certified Public Accountant (inactive) and holds a B.S. in Business Administration from the University of North Carolina, Chapel Hill.

Chief Financial Officer Age: 55

Olivia Lindsay
—
Ms. Lindsay joined Banc of California in 2016 and became Executive Vice President and Chief Risk Officer effective January 1, 2023.
In her role as Chief Risk Officer, Ms. Lindsay oversees the Enterprise Risk Management organization and has responsibility for the Bank’s Bank Secrecy Act (BSA), anti-money laundering (AML) and overarching risk program across the Bank.
Prior to assuming her current role, Ms. Lindsay has served in various capacities, including Deputy Chief Risk Officer and Deputy BSA Officer since joining the Bank in 2016. Ms. Lindsay has over 20 years of experience in the financial services industry, with a focus on the management and execution of operational and regulatory processes and controls. Prior to joining Banc of California, Ms. Lindsay spent 15 years at MUFG Union Bank in various roles, including Managing Director of the Performance Excellence Group.
Ms. Lindsay has extensive experience in the areas of risk and control framework development and operational process design and optimization. Ms. Lindsay’s areas of expertise include business process re-engineering for BSA/AML operations, third-party risk management, credit life-cycle operations, issues management, exam management and governance oversight. As a Lean Six Sigma certified expert, Ms. Lindsay has worked with business leaders to continually reimagine their service delivery models in order to remain competitive, efficient, compliant and relevant.
Ms. Lindsay also serves on the board for Hope Builders, an organization which empowers young adults of Orange County through mentorship and skills training.
Ms. Lindsay received her bachelor’s degree in business administration from USC, with an emphasis in International Business.

Chief Risk Officer Age: 44

41	Banc of California	Annual Proxy Statement	2024

Executive Officers

Raymond Rindone
—
Mr. Rindone joined the Company as Executive Vice President, Chief Accounting Officer and Deputy Chief Financial Officer in November 2022. He served as Interim Chief Financial Officer from March 31, 2023 to July 9, 2023, and became Head of Corporate Finance effective November 30, 2023.
Mr. Rindone has more than 25 years of experience in the financial services and banking industry. He joined the Company from City National Bank, where he served since 2006, most recently as Deputy Chief Financial Officer. Prior to that, Mr. Rindone was employed by IndyMac Bancorp and certain of its subsidiaries in a number of finance and accounting leadership roles, including Division CFO, Division Controller, and First Vice President, Financial Management. Mr. Rindone also served as CFO of Platinum Capital Group, Inc. He began his career as a Senior Consultant with Coopers & Lybrand, LLP (now PricewaterhouseCoopers LLP).
Mr. Rindone holds a B.S. in Accounting from University of Southern California and is a Certified Public Accountant (inactive).

Deputy Chief Financial Officer and Head of Corporate Finance Age: 53

John Sotoodeh
—
Mr. Sotoodeh was appointed President, Community and Business Banking of the Bank in August 2019 and served as Chief Operating Officer of the Bank since May 2021. Mr. Sotoodeh was further appointed Chief Operating Officer of the Company effective January 1, 2023.
Mr. Sotoodeh is an inspirational, strategic leader with over 30 years of experience leading complex businesses in the financial services industry. As an executive who has led retail and business banking operations across 15 states and over 16,000 team members, he has a proven track record of cultivating a talented and diverse team. He has extensive expertise in spearheading change in an ever-evolving environment, including leading multiple innovative strategies while prioritizing a strong and clear culture.
Prior to joining Banc of California, Mr. Sotoodeh held several key executive positions at Wells Fargo Bank, where he enjoyed an almost 30-year tenure. Most recently, Mr. Sotoodeh held the position of EVP and Regional Banking Executive for the Southwest Region. In this strategic leadership role, he managed all aspects of the Consumer and Small Business Banking divisions and played a significant role developing and implementing key business strategies for the company. He also served as the chair of the Community Banking reputation committee.
Mr. Sotoodeh cares deeply about social causes focused on education, homelessness and ending hunger. He has served on numerous boards including United Way Los Angeles, Bankwork$, Greater Houston Partnership, Texas Business Leaders Council, KCET Television, and San Diego Food Bank.
Mr. Sotoodeh is an active member of Young Presidents Organization. He has also participated in an Executive Program at Harvard Business School and is a graduate of the Pacific Coast Banking School at the University of Washington.
Mr. Sotoodeh earned his B.S. in Finance from San Jose State University.

Chief Operating Officer Age: 53

42	Banc of California	Annual Proxy Statement	2024

Executive Officers

Monica Sparks
—
Ms. Sparks joined Banc of California on November 30, 2023, upon the completion of the PacWest Merger, as Executive Vice President and Chief Accounting Officer. Ms. Sparks most recently served as the Executive Vice President, Chief Accounting Officer for Pacific Western Bank and PacWest Bancorp from August 2020.
Ms. Sparks is an experienced accounting professional with over 23 years of experience and a strong background in the U.S. banking sector. She specializes in U.S. SEC filings, technical accounting research, U.S. GAAP reporting, and Sarbanes Oxley Act compliance.
Prior to joining Banc of California, Ms. Sparks also held senior accounting roles with American Business Bank, Hope Bancorp, and California United Bank. Ms. Sparks spent 12 years with KPMG in various senior accounting roles, including as senior audit manager. She is a certified public accountant in California and member of the American Institute of Certified Public Accountants.
Ms. Sparks earned her bachelor’s degree in business economics with a minor in Accounting from University of California, Los Angeles.

Chief Accounting Officer Age: 44

43	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
Overview
In this section, we describe the material components of our executive compensation program, the material compensation policy decisions made under those programs in 2023, and the measurable factors we took into consideration in making compensation decisions for our "Named Executive Officers" set forth below, whose compensation earned or paid for in 2023 is set forth in a series of tables following this section.

Our Named Executive Officers for Fiscal Year 2023:		Year Hired:
Jared Wolff	President and Chief Executive Officer	2019
Joseph Kauder(1)	Executive Vice President, Chief Financial Officer	2023
Ido Dotan	Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary	2019
Hamid Hussain	President of the Bank	2019
John Sotoodeh	Chief Operating Officer	2019
Raymond Rindone(2)	Executive Vice President, Deputy Chief Financial Officer, Head of Corporate Finance, and Former Interim Chief Financial Officer	2022
Lynn Hopkins(3)	Former Executive Vice President, Chief Financial Officer	2019
(1)    Mr. Kauder joined the Company as Executive Vice President and Chief Financial Officer effective July 10, 2023.
(2)     Mr. Rindone served as Interim Chief Financial Officer from March 31, 2023 to July 9, 2023.
(3)     Ms. Hopkins departed from the Company effective March 31, 2023.
The discussion below is intended to put into context, within the framework of our overall compensation program, the information detailed in the tables following this section.
Executive Summary | 2023: A TRANSFORMATIONAL YEAR
Since early 2019, with the appointment of Jared Wolff as our President and Chief Executive Officer, Banc of California has executed on a strategic plan to transform the Company into a leading business bank and substantially enhance the value of the franchise in the process.
By the beginning of 2023, the successful execution of our strategic plan since 2019 resulted in a franchise with a loyal, low-cost deposit base, a high level of capital, and strong credit quality. This foundation positioned Banc of California to not only be largely unaffected by the turmoil that hit the banking industry during early 2023, but also to enter into – and complete – the transformational merger with PacWest, establishing Banc of California as the third largest bank headquartered in California, and solidifying its position as one of the nation’s premier relationship-based business banks.
Against a backdrop of multiple regional bank failures, our team structured, executed, and closed this transaction, which included raising $400 million in capital, repositioning our balance sheet to reduce lower-yielding assets and higher cost funding sources, and received regulatory approval in near record time for a merger of this size. As a result of these efforts, we were able to create a stronger, healthier combined bank with solid fundamentals including a high level of capital, increased liquidity, and strong asset quality.

44	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
Key Accomplishments in 2023
The management team capitalized on the strength of our balance sheet following the regional banking crisis and focused its efforts on a transformational merger with PacWest. The accomplishments of the management team in executing on the merger, despite the challenges posed by the banking crisis and interest rate environment, included:
•Announcing the merger with PacWest on July 25, 2023 and closing the transaction on November 30, 2023;
•Receiving regulatory approval 62 days following the submission of the merger application, including the combined bank becoming a member of the Federal Reserve System;
•Raising $400 million of equity capital in connection with the closing of the PacWest Merger;
•Completing asset sales of $6.1 billion of lower yielding loans and securities, and the paydown of $8.6 billion of high-cost funding as part of a balance sheet repositioning in connection with the PacWest Merger;
•Creating an organizational structure and leadership team for the combined organization that capitalizes on the highly experienced and accomplished executives at both companies and retaining key talent throughout the combined company; and
•Finalizing plans for integration in 2024 including the core system conversion and office consolidation.
Our success in executing on our strategic plan is reflected in the improvement in the strength and growth of our franchise since the first quarter of 2019.
We have substantially grown our franchise as reflected in the metrics provided below, expanding from just the Southern California market to having more than 90 full-service branches throughout the entire state, Denver, Colorado, and Durham, North Carolina. This growth was the direct result of a relentless focus on execution, a commitment to delivering on the goals and expectations that we set, investing in a disciplined manner in areas that create stockholder value, and a priority on prudent risk management, and building a client base that chooses Banc of California primarily for the level of service and expertise provided rather than purely for the rates offered on loans and deposits.
We believe the PacWest Merger significantly improves our ability to continue to create stockholder value in the years to come. We have a strong market position in California, a well-capitalized, highly liquid balance sheet with strong asset quality, a broad set of products and services with a robust technology platform, and a superior level of service and expertise that will enable us to consistently add attractive client relationships, expand existing client relationships, attract exceptional banking talent, and increase our market share. The table below shows the growth of the Company from the time current management joined the Company in the first quarter of 2019 through the closing of the PacWest Merger in the fourth quarter of 2023.

Metric	4Q23	1Q19	Change
Total Assets	$38.5 billion	$9.9 billion	+290%
Total Deposits	$30.4 billion	$7.7 billion	+295%
Total Loans	$25.2 billion	$7.5 billion	+236%
Non-Performing Assets to Total Loans and Other Real Estate Owned Ratio	0.32%	0.38%	6 basis point improvement
Full Service Branches	95	32	+197%
Market Cap	$2.27 billion	$696 million	+226%
As we fully realize the synergies from the PacWest Merger and capitalize on our position as a larger bank, we expect to be a high performing financial institution that delivers strong results for our stockholders and further enhances the long-term value of our franchise.

45	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
Leadership Changes and Promotions in 2023
The following summarizes recent leadership changes and promotions, with additional detail as it relates to compensation for 2023:
•On January 1, 2023, Mr. Ido Dotan was appointed Chief Administrative Officer of the Company and the Bank in addition to his existing responsibilities as Executive Vice President, General Counsel and Corporate Secretary. In this new role Mr. Dotan is responsible for implementing and facilitating organizational efficiency and coordination across all administrative areas of the Bank including Legal and Human Resources. The CNG Committee increased Mr. Dotan’s 2023 base salary to reflect the expanded scope of his responsibilities.
•On March 31, 2023, Ms. Lynn Hopkins departed the company and stopped serving as Executive Vice President and Chief Financial Officer. Upon her departure from the Company, Ms. Hopkins became eligible for severance per the terms of her employment agreement as detailed in the Summary Compensation Table and on page 63. Our agreement with Ms. Hopkins includes a release of claims and certain post-employment covenants.
•On March 31, 2023, the Board appointed Mr. Raymond Rindone as Interim CFO. No changes were made to Mr. Rindone’s compensation for his service as Interim CFO; however, the CNG Committee did consider his time and accomplishments in the role when determining his 2023 incentive award payout and an equity grant later in the year upon Mr. Kauder’s appointment.
•In July 2023, Mr. Joseph Kauder joined Banc of California as CFO. Mr. Kauder has more than 30 years of experience in the banking and financial services industry, including more than 15 years in executive finance positions at Wells Fargo Corporation. Most recently, Mr. Kauder served as Executive Vice President and Chief Financial Officer for Wells Fargo’s Wholesale Banking Segment, which included both the Corporate and Investment Banking and Commercial Lending businesses, with over $900 billion in assets and nearly $27 billion in annual revenue. Upon joining Banc of California, Mr. Kauder received an equity grant intended to induce him to join the Company rather than pursue other opportunities.
Strong Alignment with Stockholders — What We Do and What We Don't Do
The CNG Committee has implemented the following compensation strategies, which the CNG Committee considers to be key elements of our compensation program and reflects best practices:

Strong Alignment with Stockholders—What We Do
✓
Compensation Principles. Our compensation program is guided by our goals to align the interests of our executive officers with our long-term strategy and the interests of stockholders in a manner that appropriately considers the safety and soundness of the Bank.

✓
Performance-Based Awards. Our executive compensation practice focuses on performance-based awards that are tied to our strategic initiatives and overall stockholder objectives. Nearly two-thirds of our Chief Executive Officer's pay is at-risk or performance-based pay and 50% of our annual equity awards are based on three-year performance goals of our NEOs, and the other 50% are based on their continued service over three years.

✓	Risk Events Are Considered in Pay Decisions. Our CNG Committee annually assesses our executive and broad-based compensation programs to ensure prudent risk management.
✓
Formula-based and objective annual non-equity incentives. Our annual non-equity incentive plan is comprised primarily of formula-based objective measures with payout caps that are focused on improving key franchise metrics such as demand deposit growth and earnings per share.

✓
Recoupment Policy. Since 2017, we have had a recoupment policy that provides the Board with the ability to recover or cancel cash incentive compensation and equity awards granted to certain officers if, among other things, the Company is required to restate its financial statements or correct a material error. This is in addition to the mandatory recoupment policy we were required to adopt in 2023 as a NYSE-listed Company, and which was adopted by us on December 1, 2023.

46	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis

✓
Share Ownership Guidelines. We require that our Chief Executive Officer own shares with a market value equal to at least 300% of his after-tax base salary and that the other NEOs own shares equal to at least 100% of their after-tax base salary. Our executives are expected to achieve the minimum equity investment within three years from the date they first become subject to these guidelines.

✓	Anti-Hedging/Pledging Policy. We prohibit short selling, options trading, hedging, and pledging of Company shares.
✓	Capped Cash Incentive Opportunity. The maximum cash bonus opportunity under our Performance-Based Annual Incentive Plan is capped at 150% of Target.
✓
Independent Compensation Consultant. The CNG Committee retains a compensation consultant to provide appropriate advice on compensation and governance matters. The CNG Committee requires an annual assessment of compensation consultant independence and determined the consultant to be independent.

Strong Alignment with Stockholders—What We Don’t Do
X	No Tax Gross Ups. Our employment agreements and severance plan do not provide for tax gross-ups in the event of a change in control event.
X	No Repricing or Repurchase of Underwater Equity Awards. We do not permit the repricing or repurchase of underwater stock options or stock appreciation rights without stockholder approval.
X	No Multi-Year Guaranteed Bonuses.
X
No “Single Trigger” Cash Severance Payments on Change in Control in Employment Agreements. Our executive employment agreements do not have “single-trigger” cash severance payments resulting solely from the occurrence of a change in control.

X
No “Single Trigger” Vesting of Equity Awards Granted under 2018 Omnibus Stock Incentive Plan. All equity awards under the 2018 Omnibus Plan made to employees generally require a “double trigger” (i.e., a termination of employment by the Company other than for cause or resignation by the employee with good reason) before vesting can accelerate following a change in control. For performance-based awards, the 2018 Omnibus Plan provides that, unless the performance award is replaced by a similar award, it will be deemed earned and payable in an amount equal to at least the target level of performance in the event the award vests on an accelerated basis following a change in control.

X
No Dividends on Unvested or Unearned Shares. Under the 2018 Omnibus Plan, we do not pay any dividends on unvested equity awards, including unearned performance-based equity awards. Dividends may be accrued and are only payable at the time such awards vest.

Compensation Program and Philosophy
Our vision and priorities guide our compensation programs. Our compensation programs are designed to accomplish the following:
•Allow the Company to compete for, hire and retain skilled and talented executives critical to our success, with the capabilities required by the pursuit of our mission, vision, and priorities.
•Incentivize executives to strike the ideal balance of driving optimal business performance without undue risk-taking by aligning performance with ethical standards, regulatory compliance, budgets, risk management processes, and internal controls.
•Reward long-term growth and profitability.
•Encourage and reward performance aligned with our strategic plan while striving to ensure that the quality and risk performance is consistent with the risk appetite of the Company.
•Recognize and reward the success of the management team as a whole in managing the Company, and use that overall performance as the basis for determining overall compensation, taking into consideration pertinent economic conditions, interest rate trends, and the competitive market environment.

47	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
•Recognize and reward individual achievement and contributions consistent with our long-term objectives and core values.
•Align executive compensation with the interests of our stockholders. We seek to have the long-term performance of our stock reflected in executive compensation through our equity incentive programs. Our approach to compensating management includes a review of all incentive programs to avoid imprudent risk-taking and to promote safety and soundness. We believe that compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we believe that the value of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.
•Use performance-based compensation to link the success of the executive with the success of the Company.
The charts below illustrate the pay mix for our Chief Executive Officer and other NEOs. A significant portion of executive pay is at-risk and based on performance:

CEO Total Direct Compensation

Base Salary
23%
Short-Term Incentive/Cash
35%
At-Risk and Performance-Based Pay
77%
Long Term Incentive/ Equity
42%
Restricted Stock
50%
Performance Shares
50%

Other NEOs Total Direct Compensation

Base Salary
36%
Short-Term Incentive/Cash
29%
At-Risk and Performance-Based Pay
64%
Long Term Incentive/ Equity
35%
Performance Shares
33%
Restricted Stock
67%

48	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
The principal components of our current executive compensation program include the following:

Element	Purpose	Key Features	Performance Measures

Cash Compensation
Base Salary	A fixed element of compensation that recognizes an individual's role and expertise	•Fixed Pay informed by an executive’s position and experience •Considers data from our peer group and other variables •Reviewed annually, subject to the terms of any employment agreement	•Not Applicable
Annual Incentive Plan	To drive performance against annual objectives	•Delivered in cash •Target values considers data from our peer group and other variables •Actual bonus can range from 0% to 150% of Target	•Pre-defined performance goals that align with our strategic plan and Board approved budget
Long-Term Incentive Equity Awards
Performance Shares	To drive performance against long-term objectives and create alignment with our stockholder interests
•Accounts for 50% of the LTI Award
•Three-year performance period
•Target values considers data from our peer group and other variables
•Earned shares vest at the end of the performance period
•Earned shares can range from 0% to 150% of Target

•Assessed against pre-established performance measures
•Rewards for return-based measures and total stockholder return
•Value directly linked to our stock price
•Based on Absolute and Relative performance
•Continued employment

Restricted Stock	To create alignment with our stockholder interests, balance risk-taking, encourage ownership, and retain key executives	•Three equal installments over three years •Target values considers data from our peer group and other variables	•Value directly linked to our stock price •Continued employment
The foregoing components fit into our overall compensation objectives by allocating between long-term and short-term compensation to ensure adequate base compensation to attract and retain personnel, while providing incentives with an appropriate level of risk to maximize long-term value for our Company and our stockholders. We believe our overall compensation package, including benefits and equity-related awards, is competitive within the marketplace and consistent with the philosophy and objectives of our compensation program.
Elements of our Compensation Decision Making
The CNG Committee considers information from a variety of sources when reviewing and designing the Company’s compensation program and pay levels. These sources include, but are not limited to, publicly available compensation data regarding executive officers within the industry, the Company’s understanding of compensation arrangements at other financial institutions, Board and management perspectives, feedback from key stakeholders (including common stockholders, holders of our other securities and regulators), and advice from the CNG Committee’s consultants.
Stockholder Engagement and the CNG Committee's Response to 2023 "Say-on-Pay" Vote. Our last “say-on-pay” vote was held at our 2023 annual meeting of stockholders, during which the stockholders were presented with an opportunity to vote on an advisory, non-binding basis with respect to compensation paid to our NEOs for the year ended December 31, 2022. Approximately 80% of the votes cast voted in favor of the say-on-pay proposal at our 2023 annual meeting of stockholders. In 2023, led by our CEO, we engaged with stockholders to discuss the PacWest Merger, the strategic direction and performance of the Company, and the roadmap for the combined organization. The feedback we received related to the transaction was very positive and we did not receive any investor criticism related to our executive compensation program during these discussions.

49	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
During 2023, we continued to review our NEO compensation plan design with the CNG Committee and its independent compensation consulting firm, Meridian Compensation Partners LLC (Meridian). We also continued to encourage engagement from our investors on topics related to long-term stockholder value and executive compensation matters. For information regarding the say-on-pay vote to be held at this year’s Annual Meeting, see Proposal II - Approval, on an Advisory and Non-Binding Basis, of the Compensation Paid to our NEOs section in this proxy statement.
Role of the CNG Committee. The CNG Committee includes six independent outside directors, including the Chairman of the Board. During 2023, the CNG Committee met eight times and has overall responsibility for overseeing Banc of California’s Executive Compensation programs. To ensure appropriate compensation risk governance, half of the CNG Committee sits on our Risk Committee, including the Risk Committee’s Chairperson. As part of their role, the CNG Committee makes compensation recommendations to our Board with respect to the Chief Executive Officer, who is not present during the deliberations. The CNG Committee and the Board may accept or adjust such recommendations.
Role of the Chief Executive Officer. Our Chief Executive Officer typically makes compensation recommendations to the CNG Committee for all executive officers who report to the CEO, who are not present during the deliberations. This includes providing information on the individual performance of the other Executive Officers. The CEO, in consultation with the CNG Committee, develops performance goals focused on the Company’s operational and strategic objectives to ensure our compensation program is aligned with our strategy. All components of our Executive Compensation program must be approved by our CNG Committee in its sole discretion.
Role of Compensation Consultants. The CNG Committee retains the services of independent consultants to assist the committee with its consideration of the Company’s compensation policies, programs, and practices.
The CNG Committee has engaged Meridian to serve as the CNG Committee's independent advisor. During 2023, Meridian reviewed and assisted with incentive compensation program design, Chief Executive Officer, Executive Officer, and director pay, and provided ongoing information on market trends related to executive and board compensation matters. Meridian attended certain CNG Committee meetings and met with the CNG Committee in executive session. The CNG Committee uses Meridian's advice and insight to inform the eventual decision-making process. Meridian does not provide any other services to the Company. The CNG Committee evaluated Meridian's independence relative to the standards adopted by the NYSE with regard to compensation advisor independence and determined Meridian was independent and had no conflicts of interest.
Use of Discretion and Judgment. The CNG Committee also considers executive officer performance and prudent risk management, when assessing outcomes under our incentive plans. This allows us to consider our performance versus stated objectives, external market considerations, behaviors, and extraordinary events (e.g., the PacWest Merger).
2023 Compensation Decisions. In 2023, the Board and CNG Committee used its discretion and directed management to prioritize the successful completion of the PacWest Merger, once the merger agreement had been executed, versus the financial targets that had been set at the beginning of 2023. The Board and the CNG Committee determined that expeditious success of the transformational merger and ensuring our balance sheet and operational structure was positioned in the right way was of critical importance to delivering value for stockholders, and on which the Executive Management team needed to be laser focused.
In considering the overall performance of our management team in 2023, the CNG Committee also reviewed our relative Total Shareholder Return (TSR) performance over the one- and three-year period ending December 31, 2023, relative to the Keefe, Bruyette & Woods (KBW) NASDAQ Regional Banking Index. The CNG Committee recognized that our stock price on December 31, 2023 was trading lower likely due to the market awaiting the Company’s earnings release for the first time following the closing of the PacWest Merger a month earlier in order to understand the impact of the merger on the combined Company. The CNG Committee also recognized and believed that the significant short-, mid-, and long-term value that would be created for all stakeholders from the merger and the ability to execute such a transformative combination effectively and expeditiously outweighed a point-in-time relative TSR comparison. For the period commencing November 30, 2023 (the closing date of the PacWest Merger) to February 26, 2024 (the date prior to when the CNG Committee finalized its compensation decisions), our Total Shareholder Return has been 24.2%, compared to 3.9% for the KBW NASDAQ Regional Banking Index over the same period.

50	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
Role of Peer Group for 2023 and 2024 Compensation Decisions
An important part of our compensation governance is the CNG Committee’s review of the Company’s compensation programs relative to the competitive market. When reviewing our compensation program, while keeping a primary focus on what is in the Company’s and stockholders’ best interests, the CNG Committee uses market data to help inform its decision-making regarding competitive pay levels and to understand how compensation compares to the market for comparable banks.
The peer group that was used to benchmark market practices related to executive and board compensation programs and pay levels, and to provide guidance in setting 2023 pay opportunities included commercial banks in the western region of the United States with total assets ranging from approximately 1/2 to 2 1/2 times the Company's total assets. The CNG Committee maintained the same peer group as 2022 for setting 2023 pay opportunities, listed below:

Axos Financial, Inc.	Luther Burbank Corporation
Banner Corporation	National Bank Holdings Corporation
Columbia Banking System, Inc.	Pacific Premier Bancorp, Inc.
CVB Financial Corp.	Preferred Bank
First Foundation Inc.	RBB Bancorp
Heritage Commerce Corp.	Sierra Bancorp
Heritage Financial Corporation	TriCo Bancshares
HomeStreet, Inc.	Westamerica Bancorporation
Hope Bancorp, Inc.

Following the PacWest Merger and for determining 2024 pay opportunities, the CNG Committee reviewed the compensation peer group and made adjustments that were more reflective of the combined organization. In reviewing potential companies to add to or remove from the peer group, and with help from Meridian, we considered the following key principles:
•Operate in a comparable industry: Regional Banks;
•Comparable in size and scope: Banks with total assets ranging from approximately 1/2 to 2 times the combined Company’s total assets;
•Subject to similar regulatory oversight; and
•Compete for the same talent.
We consider it important to establish a robust peer group that is large enough to withstand potential industry volatility. This process, along with our review and judgment, resulted in the below 15-company peer group:

Bank of Hawaii Corporation	Old National Bancorp
Bank OZK	Pinnacle Financial Partners
BankUnited, Inc.	Prosperity Bancshares, Inc.
Columbia Banking System, Inc.	Texas Capital Bancshares, Inc.
East West Bancorp, Inc.	UMB Financial Corporation
F.N.B. Corporation	United Bankshares, Inc.
Fulton Financial Corporation	Valley National Bancorp
Hancock Whitney Corporation
As of December 31, 2023, the Company was positioned at the 50th percentile for assets.
2023 Compensation Components and Pay Decisions
The following sections highlight the key components with respect to our NEO compensation program for 2023.
Base Salary
The base salaries of our NEOs are determined by the CNG Committee, subject in certain cases to terms set forth in employment agreements or other arrangements, including offers of employment. During 2023, three of our NEOs were employed for specified terms pursuant to employment agreements (Messrs. Wolff and Kauder and Ms. Hopkins). Subject to the terms of

51	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
employment agreements or other arrangements, salaries are reviewed and adjusted at the discretion of the CNG Committee or the Board of Directors. As it relates to the remainder of the NEOs, we follow our standard practice of documenting the duties and responsibilities of the role, and reviewing a market compensation survey periodically, including data and analysis provided by Meridian. The survey report is reviewed by the Chief Executive Officer, who recommends compensation levels to the CNG Committee for approval for positions other than his own.
The chart below shows the annual rate of base salary for each NEO as of December 31, 2023 and 2022. The Company does not seek to increase salaries annually but as appropriate will make adjustments on several factors including the size, scope and impact of their role, market data, leadership skills, and individual performance. In 2023, NEO salaries remained flat, other than Mr. Dotan, whose salary was increased in connection with his promotion to Chief Administrative Officer of the Company and the Bank, in addition to his role as General Counsel.

	Annual Rate of Base Salary
	As of December 31, 2022	As of December 31, 2023	FY22 vs FY23 % Change

Jared Wolff	$875,000	$875,000	—%
President and Chief Executive Officer
Joseph Kauder(1)	-	$500,000	-
Executive Vice President, Chief Financial Officer
Ido Dotan	$410,800	$450,800	10%
Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary
Hamid Hussain(2)	-	$522,438	-
Executive Vice President, President of the Bank
John Sotoodeh(2)	-	$483,900	-
Executive Vice President, Chief Operating Officer
Raymond Rindone(2)(3)	-	$380,000	-
Executive Vice President, Deputy Chief Financial Officer, Head of Corporate Finance, and Former Interim Chief Financial Officer
Lynn Hopkins(4)	$446,250	-	-
Former Executive Vice President, Chief Financial Officer
(1)    Mr. Kauder joined the Company as Executive Vice President and Chief Financial Officer effective July 10, 2023.
(2)    Mr. Hussain, Mr. Sotoodeh, and Mr. Rindone were not NEOs in fiscal year 2022.
(3)     Mr. Rindone served as Interim Chief Financial Officer from March 31, 2023 to July 9, 2023.
(4)     Ms. Hopkins departed from the Company effective March 31, 2023.
Incentive (Performance) Based Compensation (Annual and Long-Term)
Executive Incentive Compensation Plan. The Company's Executive Incentive Compensation Plan (Executive Incentive Plan) is an annual (cash-based) incentive plan that is designed to motivate and reward pre-defined annual performance goals and objectives. The Executive Incentive Plan defines target incentive opportunities and specific performance goals for the fiscal year that are approved by the CNG Committee at the start of each year.
The Executive Incentive Plan also provides that, unless otherwise determined by the CNG Committee, an award will be forfeited if the applicable executive’s employment does not continue through the date the award is paid. Awards under the Executive Incentive Plan may be paid in cash or the Company's common stock issued under the Company’s 2018 Omnibus Plan (or any successor plan).

52	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
Each eligible named executive officer may earn between 0% and 150% of his or her target annual incentive opportunity based on achieved performance against the pre-set performance goals. For financial metrics, threshold performance results in a 50% of target payout, target performance results in a 100% payout, and maximum performance results in a 150% payout. For performance between threshold and target, and target and maximum, the payout is determined by linear interpolation.
For 2023, each NEO was eligible to earn an incentive award between a threshold and maximum amount, as reflected in the table below.

	Annual Incentive Opportunity as a % of Base Salary
Name	Threshold	Target	Maximum
Jared Wolff	50%	100%	150%
Joseph Kauder(1)	38%	75%	113%
Ido Dotan	25%	50%	75%
Hamid Hussain	38%	75%	113%
John Sotoodeh	38%	75%	113%
Raymond Rindone	25%	50%	75%
Lynn Hopkins(2)	-	-	-
(1)    Mr. Kauder, who joined the Company as Executive Vice President and Chief Financial Officer effective July 10, 2023, was eligible to earn a prorated incentive award for 2023.
(2)    Ms. Hopkins, who departed from the Company effective March 31, 2023, was not eligible to earn an incentive award for 2023.
The CNG Committee recognizes the importance of rewarding and incentivizing the executive team for performance that supports our Board-approved strategic plan and focuses on financial metrics that drive long-term stockholder value while also being within management's control. In early 2023, the CNG Committee defined and set the following performing metrics and corresponding weights for the 2023 incentive award:
•[55%] Diluted Core Earnings Per Share (Diluted Core EPS) (net income available to common stockholders, excluding certain items divided by total average diluted outstanding common shares);
•[20%] Adjusted Non-Performing Assets to Total Loans and Other Real Estate Owned Ratio (NPA/Loans + OREO) (ratio of non-performing assets to total loans and other real estate owned at December 31, 2023, excluding single-family residential non-preforming assets from the numerator and single-family residential loans from the denominator); and
•[25%] Qualitative Considerations (represents CNG Committee discretion related to other qualitative considerations not reflected in the foregoing performance metrics).
In order to mitigate risk, the 2023 incentive awards included a gating measure requiring that the Company and the Bank be “well-capitalized” under all regulatory definitions, which if not met, would result in executive management not being eligible to receive incentive compensation.
Subsequent to the CNG Committee’s setting the performance metrics for the 2023 incentive awards, and in the aftermath of the regional banking crisis that saw the failures of several regional banks, the Company’s management identified an opportunity to pursue a transformative merger with PacWest, a California-based institution much larger than the Company facing liquidity and other challenges. Management’s efforts in this regard, which included extensive due diligence and the structuring and negotiation of an extraordinarily complex transaction in a compressed time frame, culminated in the execution of the Merger Agreement with PacWest on July 25, 2023.
From this point forward, the CNG Committee and the Board directed management to focus on the successful completion of the PacWest Merger. This objective was achieved on November 30, 2023, soon after receiving the requisite regulatory and stockholder approvals. The regulatory approvals were obtained in less than three months, which is unusually fast for a bank merger transaction of this magnitude and in this current environment.
Recognizing that management’s priorities had shifted to the PacWest Merger, the CNG Committee determined that the previously set performance metrics for the 2023 incentive awards were no longer relevant. These metrics also ceased to be relevant because PacWest was deemed the acquirer for financial reporting purposes; accordingly, the Company’s reported financial results for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the

53	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
closing of the PacWest Merger on November 30, 2023 and results of the combined company for the month of December 2023. In considering the incentive payouts for 2023 to the NEOs, the CNG Committee focused on the following accomplishments relating to the PacWest Merger, including the following:
•the completion of the transaction a little more than four months after its public announcement;
•the concurrent raising of $400 million in equity capital, bolstering the liquidity and capital positions of the combined company;
•the retention of key employees and clients;
•the repositioning of the combined company’s balance sheet, including the sale of $6 billion in assets having an average yield of 3.6% and paydown of $9 billion in wholesale funding obligations having an average cost of 5.2%; and
•the finalization of the merger integration plan, which is expected to enable the combined company to realize the full cost savings of the transaction in 2024.
In considering the overall performance of our management team in 2023, the CNG Committee also reviewed our relative Total Shareholder Return (TSR) performance over the one- and three-year period ending December 31, 2023, relative to the Keefe, Bruyette & Woods (KBW) NASDAQ Regional Banking Index. The CNG Committee recognized that our stock price on December 31, 2023 was trading lower likely due to the market awaiting the Company’s earnings release for the first time following the closing of the PacWest Merger a month earlier in order to understand the impact of the merger on the combined Company. The CNG Committee also recognized and believed that the significant short-, mid-, and long-term value that would be created for all stakeholders from the merger and the ability to execute such a transformative combination effectively and expeditiously outweighed a point-in-time relative TSR comparison. For the period commencing November 30, 2023 (the closing date of the PacWest Merger) to February 26, 2024 (the date prior to when the CNG Committee finalized its compensation decisions), our Total Shareholder Return has been 24.2%, compared to 3.9% for the KBW NASDAQ Regional Banking Index over the same period
The CNG Committee believed that these accomplishments were directly attributable to the extraordinary efforts and skills of management, including the NEOs, and after determining that the gating measure had been met, awarded cash incentive amounts for 2023 to the NEOs as follows:

Officer	Target Cash Incentive	Total Cash Incentive Earned	Actual Bonus Paid as Percent of Target
Jared Wolff	$875,000	$1,312,500	150%
Joseph Kauder(1)	$187,500	$281,250	150%
Ido Dotan	$225,400	$250,000	111%
Hamid Hussain	$391,829	$391,828	100%
John Sotoodeh	$362,925	$362,925	100%
Raymond Rindone	$190,000	$245,000	129%
Lynn Hopkins(2)	$—	$—	—%
(1)     Mr. Kauder, who joined the Company as Executive Vice President and Chief Financial Officer effective July 10, 2023, received a prorated cash incentive award for 2023.
(2)     Ms. Hopkins, who departed from the Company effective March 31, 2023, did not receive a cash incentive award for 2023.
Long-Term Incentives. The CNG Committee believes that a significant portion of the NEOs’ target compensation should be in the form of equity-based incentives, which motivates our executives and key employees to drive and create the long-term performance of the Company. These awards are intended to reward performance over a multi-year period, align the interests of our executives with those of our stockholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company, and support retention of top performers. Long-term incentive awards are granted to our NEOs under the 2018 Omnibus Plan.
The CNG Committee’s philosophy regarding long-term incentive awards includes our practice that 50% of the annual equity award issued to each NEO generally consists of PSUs that cliff vest based on three-year performance. The remaining 50% of the award to each NEO generally consists of RSUs that vest over three years.

54	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
Fiscal Year 2023 Annual Equity Grants. Annual equity grants for the NEOs were made on February 23, 2023, as follows:
Of the 2023 annual PSU awards:
•One-third was contingent on the Company’s Core Return on Average Tangible Common Equity (Core ROATCE) for the year ending December 31, 2025 relative to a pre-established target. Core ROATCE is computed by dividing core net income (loss) available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Core net income (loss) available to common stockholders is net income (loss) available to common stockholders excluding gains/losses on investments in alternative energy partnerships using the HLBV method, certain indemnified legal costs, and other items at the discretion of the CNG Committee. Tangible common equity is calculated by subtracting goodwill, other intangible assets, and preferred stock from total equity.
•One third was contingent on the Company’s Core Return on Average Assets (Core ROAA) for the year ending December 31, 2025 relative to a pre-established target. Core ROAA is computed by dividing core net income (loss) available to common stockholders, after adjustment for amortization of intangible assets, by average tangible assets. Tangible assets are calculated by subtracting goodwill and other intangible assets from total assets.
•One-third was contingent on the Company’s Total Shareholder Return (TSR) over the three-year period ending December 31, 2025 relative to the Keefe, Bruyette & Woods (KBW) NASDAQ Regional Banking Index to a pre-established percentile.

	Performance Period 2023-2025
	Performance Weight	Threshold Performance (Payout at 50% of Target)	Target Performance	Maximum Performance (Payout at 150% of Target)

Core ROATCE	33.3%	50%	100%	150%
Core ROAA	33.3%	50%	100%	150%
Relative TSR	33.3%	50%	100%	150%
The CNG Committee approved the goals to align the performance metrics with the Company's strategic plan and were set at a target level that was expected to enhance the franchise value of the Company and be challenging.
Similar to the 2023 incentive awards under the Executive Incentive Plan, in order to mitigate risk, the 2023 annual PSUs also contained a gating measure requiring that the Company and the Bank be “well-capitalized” under all regulatory definitions in order for grants to vest.
The following table shows the performance and time-based annual equity awards that were granted to the NEOs in 2023. The RSUs are scheduled to vest in one-third annual increments beginning on the first anniversary of the grant date.

55	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis

Name	Grant Date	RSU Shares Granted	PSU Shares Granted(1)

Jared Wolff	2/23/2023	27,113	27,112
Joseph Kauder(2)	8/2/2023	32,098	—
Ido Dotan	2/23/2023	7,619	7,619
Hamid Hussain	2/23/2023	8,830	8,829
John Sotoodeh	2/23/2023	8,179	8,178
Raymond Rindone(3)	2/23/2023	5,352	5,352
	8/2/2023	5,350	—
Lynn Hopkins(4)	—	—	—
(1)     2023 PSU awards vested in full at the target level of performance on November 30, 2023, at the effective time of the PacWest Merger.
(2)     Equity award grant on August 2, 2023 represents inducement award to Mr. Kauder pursuant to the terms of his employment agreement.
(3)     Mr. Rindone served as Interim Chief Financial Officer from March 31, 2023 to July 9, 2023. Equity award grant on August 2, 2023 represents retention award to Mr. Rindone.
(4)     Ms. Hopkins departed from the Company effective March 31, 2023, as such Ms. Hopkins was not granted equity awards in 2023.
2020-2022 PSU Awards. In 2020, as part of their equity awards granted for that year, each of Messrs. Wolff, Dotan, Hussain and Sotoodeh and Ms. Hopkins were awarded PSUs that could be earned over a performance period that ended on December 31, 2022 (the 2020 PSUs). The 2020 PSUs awarded to Messrs. Wolff, Dotan, Hussain and Sotoodeh and Ms. Hopkins had grant date fair values of approximately $386,989, $101,912, $119,978, $123,838, and $219,296, respectively. Effective February 27, 2023, the CNG Committee certified the achievement of the performance goals of the 2020 PSUs as described below, which vested for each executive at the end of the required service period, i.e., on March 2, 2023, the third anniversary of the grant date of the 2020 PSUs.
Performance goals for the 2020 PSUs were as follows:
•one-third was contingent on the Company’s Diluted Core EPS (diluted earnings per share excluding or including items at the discretion of the CNG Committee) for the year ending December 31, 2022 relative to a pre-established target;
•one-third was contingent on the Company’s Core ROAA (net income excluding items at the discretion of the CNG Committee/average assets) for the year ending December 31, 2022 relative to a pre-established target; and
•one-third was contingent on the Company’s TSR over the three-year period ending December 31, 2022 relative to the KBW Nasdaq Regional Banking Index to a pre-established percentile.
In addition, in order to mitigate risk, the 2020 PSUs also contained a gating measure requiring that the Company and the Bank be “well-capitalized” under all regulatory definitions.
After the end of 2022, the CNG Committee determined that the gating condition had been met and that Messrs. Wolff, Dotan, Hussain and Sotoodeh and Ms. Hopkins were eligible to earn the 2020 PSUs to the extent indicated in the table below. These awards vested on March 2, 2023.

					Performance Achieved

Performance Objective	Performance Weight	Threshold Performance (Payout at 50% of Target)	Target Performance	Maximum Performance (Payout at 150% of Target)	Actual Achieved	Percentage Achieved	Payout (Weight x Percentage Achieved)

Diluted Core EPS(1)	33.3%	$1.24	$1.65	$2.06	$1.74	111%	37%
Core ROAA(1)	33.3%	0.78%	1.04%	1.31%	1.15%	122%	40%
Relative TSR	33.3%	30th Percentile	50th Percentile	80th Percentile	31st Percentile	52%	17%
Total payout	100%						94%
(1) See Appendix A in this proxy statement for Non-GAAP Reconciliation.

56	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
With respect to Diluted Core EPS and Core ROAA, actual performance was between the target and maximum levels of performance, resulting in weighted payout percentages of 37% and 40%, respectively, for these two performance measures. On Relative TSR, actual performance was between the threshold and target levels of performance, resulting in a weighted payout percentage of 17% for this performance measure. Based on the sum total of the three payout percentages, Messrs. Wolff, Dotan, Hussain and Sotoodeh and Ms. Hopkins each earned 94% of their 2020 PSUs.
Treatment of our Outstanding Equity Awards upon the PacWest Merger
The closing of the PacWest Merger constituted a change in control under both the Company and the PacWest stock incentive plans. Each of the sections below describes the treatment of the Stockholder Value Creation Awards, the RSUs and PSUs under the Company’s stock incentive plan as a result of the merger.
Cancellation of Stockholder Value Creation Awards. On June 6, 2022, the CNG Committee awarded a one-time performance-based equity grant to several members of the Bank's leadership team, including each of the NEOs other than Messrs. Kauder and Rindone (who were not then employed by the Company). This was intended to incentivize and reward the creation of significant stockholder value, well beyond the performance expectations of our ongoing LTI program. This equity grant was in the form of 100% PSUs that were to have vested on the fourth anniversary of the grant date if the following two conditions were met:
•within four years after the grant date, the Company’s voting common stock reaches a price of $35.00 per share and maintains that price, based on the volume-weighted average price, for 20 consecutive trading days; and
•the executive remains in the service of the Company through the fourth anniversary of the grant date.
Demonstrating our commitment to pay-for-performance, the CNG Committee and Management believed that because of the nature of the performance metric, the fact that these awards were granted when Banc of California was a stand-alone entity, the increase in size of the combined entity, and the short-time the awards were outstanding it was appropriate to cancel the Stockholder Value Creation Awards at the effective time of the PacWest Merger.
On August 25, 2023, the CNG Committee approved the cancellation of the Stockholder Value Creation Awards, subject to the completion of the PacWest Merger and the consent of the award holder. Each holder of a Stockholder Value Creation Award consented to the cancellation of his or her award, which occurred on November 30, 2023, at the effective time of the PacWest Merger.
The following table shows the grant date fair value of the Stockholder Value Creation Award equity grants, which were cancelled at the effective time of the PacWest Merger. None of our Executive Officers will receive any value associated with this award.

Cancelled PSU Awards
Name	Grant Date	Canceled Date	PSU Shares Cancelled	Grant Date Fair Value	Value Received

Jared Wolff	6/6/2022	11/30/2023	279,207	$3,074,069	$0
Joseph Kauder(1)	-	-	-	-	-
Ido Dotan	6/6/2022	11/30/2023	45,500	$500,955	$0
Hamid Hussain	6/6/2022	11/30/2023	61,069	$672,369	$0
John Sotoodeh	6/6/2022	11/30/2023	62,502	$688,147	$0
Raymond Rindone(2)	-	-	-	-	_
Lynn Hopkins(3)	6/6/2022	3/31/2023	97,088	$1,068,939	$0
(1)     Mr. Kauder joined the Company as Executive Vice President and Chief Financial Officer effective July 10, 2023, and did not receive a Stockholder Value Creation Award.
(2)     Mr. Rindone did not receive a Stockholder Value Creation Award.
(3)     Ms. Hopkins' Stockholder Value Creation Award was cancelled upon departing from the Company effective March 31, 2023.
The proxy rules do not permit us to reverse a previously reported grant date fair value in the 2022 row of the Summary Compensation Table (see page 63). If the cancelled Stockholder Value Creation Award was removed from the Summary Compensation Table, our CEO’s three-year average compensation would be $3.10 million. This three-year average is competitive with the CEO Total Compensation of the 2023 Peer Group.

57	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
Treatment of Outstanding Time-Based Awards. Under our 2018 Omnibus Plan time-based awards granted to employees require a “double trigger” (i.e., a termination of employment other than by the Company for cause or by the participant without good reason) before vesting can accelerate following a change in control. All of the time-based awards delivered to the Named Executive Officers remain unvested and are subject to the same service-based conditions that were in force prior to the PacWest Merger.
Treatment of Outstanding Performance-Based Awards. Under our 2018 Omnibus Plan performance-based awards granted to employees require a “double trigger” (i.e., a termination of employment other than by the Company for cause or by the participant without good reason) before vesting can accelerate following a change in control unless the performance-based award cannot be replaced by a substantially identical award. The CNG Committee, with the advice of its advisors, determined that the substantially identical standard could not be conclusively met based on the size and complexity of the PacWest transaction. Accordingly, under the plan, all of the outstanding performance awards (other than the Stockholder Value Creation Awards, described above) were deemed earned upon the change in control at the target level of performance. These details are outlined in our Stock Awards Vested table on page 69.

58	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
Highlights of the 2024 Changes to Our Executive Compensation Program
In connection with our transformational merger with PacWest, which has seen the scope and scale of Banc of California transform from a bank with less than $10 billion in total assets to a bank with approximately $38 billion in total assets the CNG Committee approved the following:
•As discussed in the Role of Peer Group for 2023 and 2024 Compensation Decisions section of this proxy statement, we updated our compensation peer group effective 2024.
◦As of December 31, 2023, Banc of California was positioned at the 50th percentile for assets.
•We determined that our Executive Officer compensation would be set with reference to a 50th percentile of the peer group with additional consideration given to each role based on the size, scope and impact of role, leadership skills, experience, and both company and individual performance.
◦Revisiting our compensation principles is an integral step in developing our post-merger compensation model and ensuring there was internal equity and an efficient operating model and management structure.
•In connection with the PacWest Merger and special stockholder meeting, we amended our Omnibus Stock Plan and improved several governance provisions, including:
◦Adding a minimum one-year vesting requirement for all equity awards;
◦Implementing an annual limit on director awards; and
◦Eliminating the requirement that replacement awards contain terms related to vesting that are “substantially identical” to those of the Replaced Awards.
•For 2024, the CNG Committee has committed to reviewing the incentive compensation mix for the leadership team and is considering adjusting the mix to be more heavily weighted in long-term equity.
◦This pay mix would be more consistent with the compensation structure of a bank with approximately $40 billion in assets, drive long-term financial performance and align executive compensation with the performance experienced by our stockholders.
•Increased the 2024 base salaries for our NEOs to reflect the scale and complexity of their roles following the PacWest Merger.

Annual Base Salary As of January 1, 2024

Jared Wolff	$1,050,000
President and Chief Executive Officer
Joseph Kauder	$575,000
Executive Vice President, Chief Financial Officer
Ido Dotan	$575,000
Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary
Hamid Hussain	$625,000
Executive Vice President, President of the Bank
John Sotoodeh	$625,000
Executive Vice President, Chief Operating Officer
Raymond Rindone	$415,000
Executive Vice President, Deputy Chief Financial Officer, Head of Corporate Finance, and Former Interim Chief Financial Officer

59	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
Other Benefits; Compensation Policies and Practices
Equity Grant Policy. The CNG Committee, pursuant to delegation from the Board of Directors, administers the 2018 Omnibus Plan and establishes the rules for all awards granted under the plan, including grant guidelines, vesting schedules, and other provisions. The CNG Committee reviews these rules periodically and considers, among other things, the interests of our stockholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the Chief Executive Officer.
The CNG Committee reviews the awards granted for all employees. For annual awards granted in 2023, the CNG Committee reviewed the recommendations of the Chief Executive Officer for other executive officers and employees, revised the proposed grants in certain circumstances, and authorized the awards effective as of the date of its approval.
401(k) Plan. We offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who participate in the 401(k) Plan receive matching contributions up to a certain cap, including the NEOs, who receive matching contributions on the same terms and using the same formulas as other participating employees. Participants are also permitted to borrow against their account balance in the 401(k) Plan.
Perquisites and Other Benefits. Our executives are entitled to few benefits that are not otherwise available to all of our employees. During 2023, the limited perquisites that we provided to our NEOs included certain transportation expenses, car allowances, housing related reimbursements, club memberships, and health and life insurance benefits.
Officer Stock Ownership Guidelines. The Board of Directors has adopted Stock Ownership Guidelines (Guidelines) for certain senior officers of the Company. The Guidelines require our Chief Executive Officer to own shares equal to at least 300% of his after-tax base salary and that the other NEOs beneficially own shares equal to at least 100% of their after-tax base salary. Compliance with the Guidelines is required to be achieved within three years from the date each officer first becomes subject to the Guidelines, provided that the CNG Committee, in its sole discretion, may adjust or modify such achievement date. Annually, on the last day of our fiscal year, we evaluate stock ownership of our executive officers and directors based on the market value of the shares on the vesting date. As of December 31, 2023, each of our NEOs exceeded the Guidelines, giving allowance for those NEOs who have been executive officers for less than three years. For stock ownership guidelines of non-employee directors, see the Our Commitment to Corporate Sustainability – Corporate Governance Framework – Director Stock Ownership Guidelines section in this proxy statement.
Recoupment Policy. Under Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be required to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document; and (ii) any profits realized from the sale of the Company's securities during that 12-month period.
The Company's Corporate Governance Guidelines include a recoupment policy that provides the Board with the ability to recover or cancel cash incentive compensation and equity awards granted to certain current and former officers and employees (covered persons), including the NEOs. The Board is committed to strong corporate governance and the integrity of the Company’s financial statements. Under the recoupment policy, if we are required to restate the Company’s financial statements to correct a material error, or if the Board determines that a financial, operational or other performance metric used to determine the grant, vesting, payment or issuance of incentive compensation was calculated incorrectly, the Board will, if it determines in its sole discretion that it is appropriate, feasible and in the best interests of the Company and its stockholders, cause the forfeiture of outstanding and unvested (or unearned) incentive compensation awards and/or require reimbursement of all or part of the incentive compensation previously granted, vested, paid or issued, in each case, in the amount by which the incentive compensation exceeded the amount that would have been granted, vested, paid or issued based on the restated financial statements or correctly calculated metric. If a covered person has sold or otherwise disposed of any shares received pursuant to an incentive compensation award, to the extent the shares would have been subject to recoupment as described above, the Board may recoup from the covered person any pre-tax gain realized from the sale or disposition of the shares.
The policy also provides for recoupment of any pre-tax gain realized from the sale of shares received under an incentive compensation award to the extent the shares would have been subject to recoupment, and for recoupment or forfeiture of incentive compensation awards in such amount as the Board determines from any covered person who engages in illegal, fraudulent, or dishonest conduct that has or could reasonably be expected to materially adversely affect us, or that contributed to the grant, vesting, payment or issuance of incentive compensation to the covered person that was greater than what would have been granted, vested, paid or issued in the absence of the misconduct.

60	Banc of California	Annual Proxy Statement	2024

Compensation Discussion and Analysis
In addition to the above-described recoupment policy, the Company adopted, on December 1, 2023, a separate written policy that applies to executive officers for the recovery of erroneously awarded incentive-based compensation, in order to comply with new SEC rules promulgated under the Dodd-Frank Act and NYSE Corporate Governance Listing Standards. This policy applies to all incentive-based compensation (including cash bonus payments) received by our current and former Section 16 officers on or after October 2, 2023, the effective date specified in the NYSE Corporate Governance Listing Standards.
Anti-Hedging/Pledging Policy. The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities. The Company’s insider trading policy prohibits the purchase or sale, by any director, officer or employee, of puts, calls or other derivative securities based on the Company’s securities or short-selling of the Company’s securities. The policy also prohibits directors, officers, and employees from entering into hedging or monetization transactions or similar arrangements with respect to the Company's securities.
Directors, officers, and other employees also may not purchase the Company’s securities on margin, or borrow against any account in which Company securities are held. This prohibition does not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.
Employment Agreements. Our Chief Executive Officer, Mr. Wolff, and our Chief Financial Officer, Mr. Kauder, have employment agreements with us and our former Chief Financial Officer, Ms. Hopkins, had an employment agreement with us. No other NEO has an employment agreement. Each employment agreement was reviewed by the CNG Committee, which determined that the compensation packages provided under these agreements were fair and reasonable on the basis of the CNG Committee’s assessment of comparable compensation opportunities available to the individuals. The specifics of these agreements are described in detail below under Employment Agreements.
Potential Payments Due Upon Termination or a Change in Control. The employment agreements with Messrs. Wolff and Kauder provide, and the employment agreement with Ms. Hopkins provided, for severance payments and other benefits following certain termination and/or change in control events. Each of Messrs. Dotan, Hussain, Sotoodeh, and Rindone participates in the Banc of California, Inc. Executive Change in Control Severance Plan (Severance Plan), which will provide them with severance payments and other benefits if their employment is terminated under specified circumstances following a change in control. Under the terms of respective equity award agreements with our NEOs, the executives are entitled to accelerated vesting of equity awards upon termination of employment under certain circumstances, including a change in control.
For the purposes of these arrangements, a change in control was deemed to have occurred upon the completion of the PacWest Merger. The specific terms of these arrangements, as well as estimates of the compensation that would have been payable had they been triggered as of December 31, 2023, are described in detail below under the Potential Payments Upon Termination of Employment or Change in Control section in this proxy statement.
Tax Impact. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million per officer in any taxable year, including our Chief Executive Officer, Chief Financial Officer, and other NEOs. While the Company’s ability to deduct compensation paid to our NEOs has been limited, our CNG Committee has—consistent with its past practice—continued to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of many considerations taken into account.

61	Banc of California	Annual Proxy Statement	2024

Report of the CNG Committee
The CNG Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for compensation committee members under the NYSE Listed Company Manual. The CNG Committee’s responsibilities are defined in a written charter adopted by the Board of Directors.
The CNG Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the CNG Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Andrew Thau, Chair
Paul R. Burke
Mary A. Curran
John M. Eggemeyer
Shannon F. Eusey
Vania E. Schlogel

62	Banc of California	Annual Proxy Statement	2024

Summary Compensation Table
The following table sets forth information regarding the compensation paid to or earned by our NEOs for the years ended December 31, 2023, 2022, and 2021. For information regarding the employment agreements between the Company and certain of the NEOs, see Employment Agreements section in this proxy statement.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compen-sation(2)	All Other Compen-sation (3)	Total(4)

Jared Wolff(5)	2023	$872,195	$—	$1,601,980	$1,312,500	$143,499	$3,930,174
President and Chief Executive Officer	2022	$864,167	$—	$4,017,585	$787,500	$77,057	$5,746,309
	2021	$800,000	$—	$810,036	$1,012,500	$81,354	$2,703,890
Joseph Kauder(6)	2023	$237,981	$—	$450,014	$281,250	$37,049	$1,006,294
Executive Vice President, Chief Financial Officer
Ido Dotan(5)	2023	$442,688	$—	$445,820	$250,000	$42,468	$1,180,976
Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary	2022	$410,800	$—	$742,584	$205,400	$17,981	$1,376,765
	2021	$408,167	$—	$264,480	$256,750	$9,852	$939,249
Hamid Hussain(5)(7)	2023	$514,096	$—	$515,029	$391,828	$52,527	$1,473,480
Executive Vice President, President of the Bank
John Sotoodeh(5)(7)	2023	$474,849	$—	$477,505	$362,925	$44,849	$1,360,128
Executive Vice President, Chief Operating Officer
Raymond Rindone(5)(8)	2023	$378,782	$225,404	$339,487	$245,000	$25,907	$1,214,580
Executive Vice President, Deputy Chief Financial Officer, Head of Corporate Finance, and Former Interim Chief Financial Officer
Lynn Hopkins(9)	2023	$111,562	$—	$(132,434)	$—	$653,310	$632,438
Former Executive Vice President, Chief Financial Officer	2022	$446,250	$—	$1,397,018	$274,444	$36,439	$2,154,151
	2021	$442,708	$—	$334,714	$418,359	$33,763	$1,229,544
(1)Represents the grant date fair values of the stock awards granted in that year, calculated under ASC Topic 718. Fair values of stock awards were valued at the closing price of the Company’s voting common stock on the trading day immediately preceding the grant date of the award. For PSUs, the grant date fair value is calculated assuming achievement of the most probable outcome of the performance conditions. The amounts shown do not represent the actual value realized by each NEO. See the PSU and RSU award grant date fair value table on the following page for a detailed description. For further information, see Note 19 to the notes to the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024.
(2)Represents payouts of short-term incentive awards earned under the Executive Incentive Plan for 2023, 2022, and 2021, and paid in 2024, 2023, and 2022, respectively.
(3)See the All Other Compensation table for the years ended December 31, 2023, 2022 and 2021 below.
(4)Compensation paid to or earned by Mr. Wolff, Mr. Dotan, and Ms. Hopkins for the year ended December 31, 2022 included the grant date fair values of the Stockholder Value Creation Award PSUs. Such awards were cancelled at the effective time of the PacWest Merger. The cancelled Stockholder Value Creation Award PSUs awarded to Mr. Wolff, Mr. Dotan and Ms. Hopkins had grant date fair values of approximately $3,074,069, $500,955, and $1,068,939, respectively. See Treatment of our Outstanding Equity Awards upon the PacWest Merger section in this proxy statement.
(5)Stock awards included expense recognized relating to the accelerated vesting of the 2021, 2022, and 2023 annual PSUs at the target level of performance upon the change in control at the effective time of the PacWest Merger. The acceleration was treated as a

63	Banc of California	Annual Proxy Statement	2024

Summary Compensation Table
modification for accounting purposes and the Company recognized additional expenses of $639,486, $175,345, $201,582, $187,169, and $74,484 for Mr. Wolff, Mr. Dotan, Mr. Hussain, Mr. Sotoodeh, and Mr. Rindone, respectively. The 2021 PSUs awarded to Mr. Wolff, Mr. Dotan, Mr. Hussain, and Mr. Sotoodeh had grant date fair values of approximately $405,018, $123,240, $120,619, and $125,403, respectively. The 2022 PSUs awarded to Mr. Wolff, Mr. Dotan, Mr. Hussain, and Mr. Sotoodeh had grant date fair values of approximately $462,268, $118,384, $139,014, and $126,481, respectively. The 2023 PSUs award to Mr. Wolff, Mr. Dotan, Mr. Hussain, Mr. Sotoodeh, and Mr. Rindone had grant date fair values of approximately $481,238, $135,237, $156,715, $145,160, and $94,998, respectively, and are reported in the stock awards column in the table above.
(6)Mr. Kauder joined the Company as Executive Vice President and Chief Financial Officer effective July 10, 2023, and thus was not an NEO in fiscal years 2021 and 2022.
(7)Mr. Hussain and Mr. Sotoodeh were not NEOs in fiscal years 2021 and 2022.
(8)Mr. Rindone, who was not an NEO in fiscal years 2021 and 2022, served as Interim Chief Financial Officer from March 31, 2023 to July 9, 2023. The amount in the Bonus column represents a sign-on bonus awarded to Mr. Rindone in 2022 per Mr. Rindone’s offer letter and paid in 2023.
(9)Ms. Hopkins departed from the Company effective March 31, 2023. Stock awards for Ms. Hopkins included expense reversals of $132,434 relating to the forfeiture of her 2021 and 2022 annual PSU awards. Expense reversals included only the previously expensed portions of the equity awards. The 2021 annual PSU award and the 2022 annual PSU award granted to Ms. Hopkins which had grant date fair values of approximately $219,296 and $167,357, respectively.

64	Banc of California	Annual Proxy Statement	2024

Summary Compensation Table
The following table sets forth the grant date fair value of stock units awarded to the NEOs during the year ended December 31, 2023. For PSUs, both the grant date fair value assuming achievement of the most probable outcome of the performance conditions (which is the amount set forth in column of the Summary Compensation Table titled Stock Awards), and the grant date fair value assuming the maximum award amount is achieved are presented. See 2023 Grants of Plan Based Awards table and the Compensation Discussion and Analysis sections in this proxy statement for details regarding the awards.

			Grant Date Fair Value

Name	Grant Date	Type of Award Granted	Assuming Most Probable Outcome is Achieved	Assuming Maximum Value is Achieved
Jared Wolff	2/23/2023	RSU	$481,256	$481,256
	2/23/2023	PSU(1)	$481,238	$481,238
Joseph Kauder(2)	8/2/2023	RSU	$450,014	$450,014
Ido Dotan	2/23/2023	RSU	$135,237	$135,237
	2/23/2023	PSU(1)	$135,237	$135,237
Hamid Hussain	2/23/2023	RSU	$156,733	$156,733
	2/23/2023	PSU(1)	$156,715	$156,715
John Sotoodeh	2/23/2023	RSU	$145,177	$145,177
	2/23/2023	PSU(1)	$145,160	$145,160
Raymond Rindone(3)	2/23/2023	RSU	$94,998	$94,998
	2/23/2023	PSU(1)	$94,998	$94,998
	8/2/2023	RSU	$75,007	$75,007
Lynn Hopkins(4)	-	-	-	-
(1)These PSUs refer to stock units subject to performance measures based on the Company’s core return on average tangible common equity and the Company's total shareholder return relative to the KBW Nasdaq Regional Banking Index over a predetermined measurement period. The 2023 PSUs vested in full at the target level of performance on November 30, 2023, at the effective time of the PacWest Merger.
(2)Equity award granted on August 2, 2023 represents inducement award to Mr. Kauder pursuant to the terms of his employment agreement.
(3)Mr. Rindone served as Interim Chief Financial Officer from March 31, 2023 to July 9, 2023. Equity award granted on August 2, 2023 represent retention award to Mr. Rindone.
(4)Ms. Hopkins departed from the Company effective March 31, 2023, as such Ms. Hopkins was not granted equity awards in 2023.

65	Banc of California	Annual Proxy Statement	2024

Summary Compensation Table
The following table summarizes “All Other Compensation” paid to or earned by the NEOs for the years ended December 31, 2023, 2022, and 2021 as included in the Summary Compensation Table.

Name	Year	401(k) Match	Dividends on Stock Awards	Severance	Other Fringe Benefit(1)		Total

Jared Wolff	2023	$13,200	$96,655	$—	$33,644	(2)	$143,499
	2022	$12,200	$42,032	$—	$22,825	(2)	$77,057
	2021	$11,600	$46,765	$—	$22,989	(2)	$81,354
Joseph Kauder	2023	$5,833	$—	$—	$31,216	(3)	$37,049
Ido Dotan	2023	$13,200	$17,310	$—	$11,958	(4)	$42,468
	2022	$12,200	$5,348	$—	$433		$17,981
	2021	$9,217	$387	$—	$248		$9,852
Hamid Hussain	2023	$13,200	$21,949	$—	$17,378	(5)	$52,527
John Sotoodeh	2023	$13,200	$19,039	$—	$12,610	(4)	$44,849
Raymond Rindone	2023	$12,108	$1,992	$—	$11,807	(4)	$25,907
Lynn Hopkins	2023	$16,184	$14,777	$613,594	$8,755	(6)	$653,310
	2022	$12,200	$6,573	$—	$17,666	(6)	$36,439
	2021	$11,600	$3,583	$—	$18,580	(6)	$33,763
(1)Represents certain amounts paid by the Company for car allowance, club memberships, health insurance benefits, life insurance premiums, and personal use of company car.
(2)Includes club memberships and health insurance benefits of $18,900 and $11,484 paid during 2023. Includes club memberships of $20,300 paid during 2022 and $21,125 paid during 2021, respectively.
(3)Includes housing-related expenses and health insurance benefits of $22,863 and $4,785 paid during 2023.
(4)Includes health insurance benefits of $11,484 paid during 2023.
(5)Includes health insurance benefits of $16,044 paid during 2023.
(6)Includes car allowance and health insurance benefits of $4,500 and $3,828 paid during 2023. Includes car allowance of $16,570 paid during 2022 and $18,005 paid during 2021, respectively.

66	Banc of California	Annual Proxy Statement	2024

2023 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of incentive plan-based awards to the NEOs for 2023.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Stock Option Awards (2)
	Grant	Grant		Thres-hold	Target	Maxi-mum	Thres-hold	Target	Maxi-mum
Name	Type	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Jared Wolff	—	—		$437,500	$875,000	$1,312,500	—	—	—	—	$—
	PSU	2/23/2023	(3)	$—	$—	$—	—	27,112	—	—	$481,238
	RSU	2/23/2023	(4)	$—	$—	$—	—	—	—	27,113	$481,256
Joseph Kauder	—	—		$93,750	$187,500	$281,250
	RSU	8/2/2023	(6)	$—	$—	$—	—	—	—	32,098	$450,014
Ido Dotan	—	—		$112,700	$225,400	$338,100	—	—	—	—	$—
	PSU	2/23/2023	(3)	$—	$—	$—	—	7,619	—	—	$135,237
	RSU	2/23/2023	(4)	$—	$—	$—	—	—	—	7,619	$135,237
Hamid Hussain	—	—		$195,915	$391,829	$587,743	—	—	—	—	$—
	PSU	2/23/2023	(3)	$—	$—	$—	—	8,829	—	—	$156,715
	RSU	2/23/2023	(4)	$—	$—	$—	—	—	—	8,830	$156,733
John Sotoodeh	—	—		$181,463	$362,925	$544,388	—	—	—	—	$—
	PSU	2/23/2023	(3)	$—	$—	$—	—	8,178	—	—	$145,160
	RSU	2/23/2023	(4)	$—	$—	$—	—	—	—	8,179	$145,177
Raymond Rindone	—	—		$95,000	$190,000	$285,000	—	—	—	—	$—
	PSU	2/23/2023	(3)	$—	$—	$—	—	5,352	—	—	$94,998
	RSU	2/23/2023	(5)	$—	$—	$—	—	—	—	5,352	$94,998
	RSU	8/2/2023	(7)	$—	$—	$—	—	—	—	5,350	$75,007
Lynn Hopkins	—	—	(8)	$—	$—	$—	—	—	—	—	$—
(1)    Represents the threshold, target, and maximum amounts payable pursuant to each respective NEO’s non-equity incentive award opportunity for 2023 under the Company’s Executive Incentive Plan.
(2)    Represents the grant date fair values of the awards under ASC Topic 718. For PSUs, the grant date fair value is calculated assuming achievement of the most probable outcome of the performance conditions. For further information, see Note 19 to the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024.
(3)    In accordance with the Merger Agreement, the 2023 annual PSU awards vested in full at the target level of performance on November 30, 2023, at the effective time of the PacWest Merger. See the discussion within the Compensation Discussion and Analysis section of this proxy statement for further detail.
(4)    Represents RSUs that are scheduled to vest in one-third annual increments beginning February 23, 2024.
(5)    Represents RSUs that are scheduled to vest in one-fourth annual increments beginning February 23, 2024.
(6)    Represents inducement award granted to Mr. Kauder pursuant to the terms of his employment agreement and scheduled to vest in one-third annual increments beginning February 27, 2025.
(7)    Represents retention award granted to Mr. Rindone scheduled to vest in one-third annual increments beginning August 2, 2024.
(8)    Ms. Hopkins departed from the Company effective March 31, 2023, as such Ms. Hopkins was not granted equity awards in 2023.

67	Banc of California	Annual Proxy Statement	2024

Outstanding Equity Awards at December 31, 2023
The following table provides information regarding unvested RSUs held by the NEOs as of December 31, 2023.

	Grant Date		Stock Awards		Equity Incentive Plan Awards
Name		Vesting Period(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Jared Wolff	3/2/2020	4 Years	6,115	82,124	-	-
	3/9/2021	3 Years	6,491	87,174	-	-
	3/1/2022	3 Years	16,328	219,285	-	-
	2/23/2023	3 Years	27,113	364,128	-	-
Joseph Kauder(4)	8/2/2023	3 Years	32,098	431,076	-	-
Ido Dotan	3/2/2020	4 Years	1,610	21,622	-	-
	3/9/2021	3 Years	1,975	26,524	-	-
	3/1/2022	3 Years	4,182	56,164	-	-
	2/23/2023	3 Years	7,619	102,323	-	-
Hamid Hussain	3/2/2020	4 Years	1,896	25,463	-	-
	3/9/2021	3 Years	1,933	25,960	-	-
	3/1/2022	3 Years	4,911	65,955	-	-
	2/23/2023	3 Years	8,830	118,587	-	-
John Sotoodeh	3/2/2020	4 Years	1,957	26,283	-	-
	3/9/2021	3 Years	2,010	26,994	-	-
	3/1/2022	3 Years	4,468	60,005	-	-
	2/23/2023	3 Years	8,179	109,844	-	-
Raymond Rindone(5)	12/15/2022	3 Years	2,145	28,807	-	-
	2/23/2023	4 Years	5,352	71,877	-	-
	8/2/2023	3 Years	5,350	71,851	-	-
Lynn Hopkins(6)	-	-	-	-	-	-
(1)    RSU awards begin to vest one year after the grant date, and vest in substantially equal annual installments over the vesting period.
(2)    Market value is based on the December 31, 2023 closing price of our voting common stock on the NYSE of $13.43.
(3)    Under the terms of the Merger Agreement, each outstanding PSU (other than the Stockholder Value Creation Awards, which were cancelled) vested in full at the effective time of the PacWest Merger (on November 30, 2023), with performance deemed to be achieved at the target level of performance. As such, there were no outstanding PSU awards as of December 31, 2023.
(4)    Equity award granted on August 2, 2023 represents inducement award to Mr. Kauder pursuant to the terms of his employment agreement with the following vesting schedule: one-third annual increments beginning February 27, 2025.
(5)     Mr. Rindone served as Interim Chief Financial Officer from March 31, 2023 to July 9, 2023. Equity award granted on August 2, 2023 represents unvested portion of retention award to Mr. Rindone with the following vesting schedule: one-third annual increments beginning August 2, 2024.
(6)    Ms. Hopkins departed from the Company effective March 31, 2023, and forfeited all of her unvested RSU and PSU awards at such time.

68	Banc of California	Annual Proxy Statement	2024

Stock Awards Vested
The following table provides information regarding RSAs, RSUs, and PSUs held by the NEOs that vested during the year ended December 31, 2023. No stock options were exercised by the NEOs during the year ended December 31, 2023, and no NEO has been awarded stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Jared Wolff	148,982	$2,045,489
Joseph Kauder	—	$—
Ido Dotan	31,612	$438,144
Hamid Hussain	39,274	$559,005
John Sotoodeh	34,545	$482,963
Raymond Rindone	6,424	$78,537
Lynn Hopkins(3)	23,310	$402,934
(1)    Represents the vesting of RSAs, RSUs, and PSUs during 2023 for each NEO. Amounts do not take into account any shares withheld by the Company to satisfy employee income taxes.
(2)    Represents the value realized upon vesting of the RSAs, RSUs, and PSUs during 2023 for each NEO, based on the market value of the shares on the applicable vesting date. Following the PacWest Merger, all of the outstanding PSUs were deemed earned upon the change in control at the target level of performance, as follows:

Name	Grant Date	Vest Date	PSU Shares Vested(a)	Grant Date Fair Value	Value Realized on Vesting ($)

Jared Wolff	3/9/2021	11/30/2023	19,472	$405,018	$230,354
	3/1/2022	11/30/2023	24,491	$462,268	$289,729
	2/23/2023	11/30/2023	27,112	$481,238	$320,735
Joseph Kauder(b)	-	-	-	-	-
Ido Dotan	3/9/2021	11/30/2023	5,925	$123,240	$70,093
	3/1/2022	11/30/2023	6,272	$118,384	$74,198
	2/23/2023	11/30/2023	7,619	$135,237	$90,133
Hamid Hussain	3/9/2021	11/30/2023	5,799	$120,619	$68,602
	3/1/2022	11/30/2023	7,365	$139,014	$87,128
	2/23/2023	11/30/2023	8,829	$156,715	$104,447
John Sotoodeh	3/9/2021	11/30/2023	6,029	$125,403	$71,323
	3/1/2022	11/30/2023	6,701	$126,481	$79,273
	2/23/2023	11/30/2023	8,178	$145,160	$96,746
Raymond Rindone(c)	2/23/2023	11/30/2023	5352	$94,998	$63,314
Lynn Hopkins(d)	-	-	-	-	-
(a)     In accordance with the Merger Agreement, each of Messrs. Wolff, Dotan, Hussain, and Sotoodeh vested in full in his 2021, 2022, and 2023 annual PSU awards at the target level of performance on November 30, 2023, at the effective time of the PacWest Merger.
(b)    Mr. Kauder joined the Company as Executive Vice President and Chief Financial Officer effective July 10, 2023, and did not receive any annual PSU awards for 2021, 2022 or 2023.
(c)     Mr. Rindone did not receive any annual PSU awards for 2021 or 2022.
(d)     Ms. Hopkins effectively forfeited her 2021 and 2022 annual PSUs upon her departure from the Company effective March 31, 2023.
(3)    Ms. Hopkins departed from the Company effective March 31, 2023.

69	Banc of California	Annual Proxy Statement	2024

Employment Agreements
Our Chief Executive Officer, Mr. Wolff, and our Chief Financial Officer, Mr. Kauder, have employment agreements with us and our former Chief Financial Officer, Ms. Hopkins, had an employment agreement with us. The employment agreements with Messrs. Wolff and Kauder are described below. For information regarding potential payments to the NEOs upon termination of employment or a change in control, see Potential Payments Upon Termination of Employment or Change in Control section in this proxy statement.
Employment Agreement with Mr. Wolff. On February 7, 2022, we entered into an amended and restated employment agreement with Mr. Wolff, pursuant to which Mr. Wolff serves as President and Chief Executive Officer of the Company and the Bank. The material terms of Mr. Wolff’s amended and restated employment agreement are described in the table below:

Wolff Employment Agreement
Name	Annual Base Salary	Term of Agreement			Bonus	Long-Term Equity Incentive Awards
		Effective Date	End Date	Renewal Option	Annual Bonus

Jared Wolff
$875,000 through February 28, 2023 (increased from $810,000 prior to Effective Date);
After February 28, 2023, salary is determined by the CNG Committee but may not be reduced without Mr. Wolff's written consent.
		3/1/2022	2/28/2025	Automatic renewal for one-year period beginning March 1, 2025 and on each anniversary of that date, unless notice of non-renewal is provided by either party. Agreement may not be extended beyond February 28, 2027 except by written agreement of the parties.	Eligible for annual performance-based cash bonus.
Eligible for long-term equity incentive awards.
Original employment agreement (entered into on March 4, 2019) also provided for inducement awards consisting of (i) $2 million of RSAs which vested ratably over a four-year period beginning one year after the grant date, and (ii) $1 million of PSUs, which have vested in full.

Employment Agreement with Mr. Kauder. On July 5, 2023, we entered into an employment agreement with Mr. Kauder, pursuant to which Mr. Kauder serves as Executive Vice President and Chief Financial Officer of the Company and the Bank. The material terms of Mr. Kauder’ employment agreement are described in the table below:

Kauder Employment Agreement
Name	Annual Base Salary	Term of Agreement			Bonus	Long-Term Equity Incentive Awards
		Effective Date	End Date	Renewal Option	Annual Bonus

Joesph Kauder	$500,000 through February 28, 2025; After February 28, 2025, salary will be determined by the CNG Committee.	7/5/2023	6/30/2026
Automatic renewal for one-year period beginning July 1, 2026 and on each anniversary of that date, unless notice of non-renewal is provided by either party. Agreement may not be extended beyond June 30, 2028.
Eligible for annual performance-based cash bonus.
Eligible for long-term equity incentive awards.
Grant of $450,000 of RSUs upon approval by the CNG Committee at the August 2023 meeting that vest ratably over a three-year period, subject to continued employment.

Separation and Release Agreement with Ms. Hopkins. Ms. Hopkins departed from the Company and stepped down from her role as Executive Vice President and Chief Financial Officer effective March 31, 2023. In connection with her departure, the Company entered into a separation agreement with Ms. Hopkins. Pursuant to the terms of Ms. Hopkins' separation agreement, in exchange for a customary release of claims against the Company, she received severance payments equal to 100% of her annual base salary and 50% of her target bonus and medical, dental and vision insurance benefits, at active employee rates, until the earlier of December 31, 2023, or the date on which Ms. Hopkins obtained other employment which included health coverage as a benefit of employment.

70	Banc of California	Annual Proxy Statement	2024

Summary of Benefits and Potential Payments Upon Termination of Employment or Change in Control
As discussed in the Employment Agreements section of this proxy statement, we have employment agreements with Messrs. Wolff and Kauder and had an employment agreement with Ms. Hopkins. The employment agreements with Messrs. Wolff and Kauder provide, and the employment agreement with Ms. Hopkins provided, for severance payments and other benefits following certain termination and/or change in control events. Payment of any such benefits is contingent upon a variety of factors, including the circumstances under which employment is terminated and approval of certain payments by the CNG Committee.
Each of Mr. Dotan, Mr. Kauder, Mr. Hussain, Mr. Sotoodeh, and Mr. Rindone participates in the Severance Plan. The Severance Plan provides that if, within 12 months following a change in control, the executive’s employment is terminated by us, other than for cause, or by the executive for good reason (as such terms are defined in the Severance Plan), the executive will receive a cash severance payment and continuation of health benefits as indicated in the chart below.
Under the terms of respective equity award agreements with our NEOs, the executives are entitled to accelerated vesting of equity awards after termination of employment following a change in control, with PSUs vesting based on the greater of target performance or actual performance (if measurable), and subject to a pro-rata calculation, as applicable.
The following chart summarizes the payments and other benefits that the NEOs could have received in connection with certain employment termination scenarios based on the applicable employment agreements, Severance Plan and/or award agreements. For purposes of the employment agreements, the Severance Plan and the equity award agreements, a change in control was deemed to have occurred upon the completion of the PacWest Merger.

71	Banc of California	Annual Proxy Statement	2024

Summary of Benefits

Summary of Benefits and Payments Upon Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for Good Reason(1)
	Severance Payments		Acceleration of Equity Awards
Name and Triggering Event	Base Salary Multiple	Bonus Multiple	RSA or RSU	PSU	Health Benefits	Non-Solicitation Restrictions

Jared Wolff
Termination	X 1	X 0.5	—	—	12 months	24 months
Termination - Change in Control	X 3	X 3			18 months	24 months
Death or Disability
Joseph Kauder
Termination	X 1	X 0.5	(2)	—	—	12 months
Termination - Change in Control	X 2	X 2			18 months	12 months
Death or Disability
Ido Dotan
Termination	—	—	—	—	—	—
Termination - Change in Control	X 1.5	X 1.5			18 months	—
Death or Disability
Hamid Hussain
Termination	—	—	—	—	—	—
Termination - Change in Control	X 1.5	X 1.5			18 months	—
Death or Disability
John Sotoodeh
Termination	—	—	—	—	—	—
Termination - Change in Control	X 1.5	X 1.5			18 months	—
Death or Disability
Raymond Rindone
Termination	—	—	—	—	—	—
Termination - Change in Control	X 1	X 1			12 months	—
Death or Disability
Lynn Hopkins(3)
Departure	X 1	X 0.5	—	—	—	24 months
(1)    Includes normal or early retirement and voluntary or involuntary (other than for misconduct) termination, including termination following a change in control.
(2)    Per the terms of Mr. Kauder's employment agreement, acceleration of vesting under this scenario is limited to his inducement equity award.
(3)    Ms. Hopkins departed from the Company effective March 31, 2023. In connection with her departure, Ms. Hopkins received severance payments equal to 1X annual base salary and 0.5X her target bonus and medical, dental and vision insurance benefits until December 31, 2023.

72	Banc of California	Annual Proxy Statement	2024

Summary of Benefits
Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2023
The following table shows the approximate value of the payments and benefits our NEOs would have been entitled to receive had their employment been terminated or had a change in control occurred on December 31, 2023. For these purposes, a change in control was considered to have occurred as a result of the completion of the PacWest Merger. In the case of Ms. Hopkins, the following table shows the payments and benefits she received in connection with her departure from the Company and stepping down from her role as Executive Vice President and Chief Financial Officer effective March 31, 2023. The table excludes: (i) amounts accrued through December 31, 2023 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts; (ii) vested account balances under the Company’s 401(k) plan; and (iii) already vested equity awards. The table also excludes the effect of any cutback required under the executive’s employment agreement, if any, to avoid having any portion of the executive’s payments or benefits being non-deductible by the Company under Section 280G of the Internal Revenue Code and the imposition of an excise tax on the executive under Section 4999 of the Internal Revenue Code. Accordingly, the amounts presented in the table have not been reduced by an amount necessary to avoid the payment of such excise taxes and, therefore, the actual payout amounts may be lower than the amounts presented in the table. The amounts shown are merely estimates of the amounts that would be paid upon termination, each in accordance with the respective employment agreements or other compensation arrangements for each NEO (or the awards that would vest based on the equity agreements). The actual amounts to be paid (or the value of the awards that will vest) can only be determined at the time of termination of employment.

	Severance Payments				Acceleration of
Name/Triggering Event	Base Salary Multiple		Bonus Equivalent		RSUs(1)	PSUs(2)	Health Benefits		Total

Jared Wolff
Termination for cause/voluntary termination without good reason	$—		$—		$—	$—	$—		$—
Involuntary termination without cause/voluntary termination with good reason	875,000	(3)	437,500	(3)	—	—	42,902	(5)	1,355,402
After change in control, involuntary termination without cause/voluntary termination with good reason	2,625,000	(3)	2,625,000	(3)	752,711	—	64,353	(5)	6,067,064
Change in control, but no termination of employment occurs	—		—		—	—	—		—
Death or Disability	—		—		752,711	—	250,000	(6)	1,002,711
Joseph Kauder
Termination for cause/voluntary termination without good reason	$—		$—		$—	$—	$—		$—
Involuntary termination without cause/voluntary termination with good reason	500,000	(4)	250,000	(4)	431,076	—	—		1,181,076
After change in control, involuntary termination without cause/voluntary termination with good reason	1,000,000	(4)	1,000,000	(4)	431,076	—	64,353	(5)	2,495,429
Change in control, but no termination of employment occurs	—		—		—	—	—		—
Death or Disability	—				431,076	—	250,000	(6)	681,076
Ido Dotan
Termination for cause/voluntary termination without good reason	$—		$—		$—	$—	$—		$—
Involuntary termination without cause/voluntary termination with good reason	—		—		—	—	—		—
After change in control, involuntary termination without cause/voluntary termination with good reason	676,200		676,200		206,634	—	64,353	(6)	1,623,387
Change in control, but no termination of employment occurs	—		—		—	—	—		—

73	Banc of California	Annual Proxy Statement	2024

Summary of Benefits

Death or Disability	—	—	206,634	—	250,000	(6)	456,634
Hamid Hussain
Termination for cause/voluntary termination without good reason	$—	$—	$—	$—	$—		$—
Involuntary termination without cause/voluntary termination with good reason	—	—	—	—	—		—
After change in control, involuntary termination without cause/voluntary termination with good reason	783,657	783,657	235,965	—	64,353	(5)	1,867,632
Change in control, but no termination of employment occurs	—	—	—	—	—		—
Death or Disability	—	—	235,965	—	250,000	(6)	485,965
John Sotoodeh
Termination for cause/voluntary termination without good reason	$—	$—	$—	$—	$—		$—
Involuntary termination without cause/voluntary termination with good reason	—	—	—	—	—		—
After change in control, involuntary termination without cause/voluntary termination with good reason	725,850	725,850	223,126	—	64,353		1,739,179
Change in control, but no termination of employment occurs	—	—	—	—	—		—
Death or Disability	—	—	223,126	—	250,000	(6)	473,126
Raymond Rindone
Termination for cause/voluntary termination without good reason	$—	$—	$—	$—	$—		$—
Involuntary termination without cause/voluntary termination with good reason	—	—	—	—	—		—
After change in control, involuntary termination without cause/voluntary termination with good reason	380,000	380,000	172,535	—	64,353		996,888
Change in control, but no termination of employment occurs	—	—	—	—	—		—
Death or Disability	—	—	172,535	—	250,000	(6)	422,535
Lynn Hopkins(7)
Departure	$446,250	$167,344	$—	$—	$26,079		$639,673
(1)For RSUs, the amount shown represents the fair market value of the acceleration of vesting of the unvested awards based on the closing price per share of the Company’s voting common stock on December 31, 2023 of $13.43. For information about the unvested awards, see Outstanding Equity Awards at December 31, 2023 section in this proxy statement.
(2)No NEO held unvested PSUs at December 31, 2023, as (per the Merger Agreement) all outstanding PSUs (other than the Stockholder Value Creation Awards) vested in full, at the target level of performance, on November 30, 2023, at the effective time of the PacWest Merger as described in further detail in the Treatment of our Outstanding Equity Awards upon the PacWest Merger section of this proxy statement, and as quantified in our Stock Awards Vested table on page 69. Each NEO who received a Stockholder Value Creation Award consented to the cancellation of the NEO’s award at the effective time of the PacWest Merger.
(3)Represents the amount that would be paid to Mr. Wolff in cash pursuant to his employment agreement following the termination of his employment in a lump sum on the first payroll date after 60 calendar days have passed from the termination event.
(4)Represents the amount that would be paid to Mr. Kauder in cash pursuant to his employment agreement following the termination of his employment in a lump sum on the first payroll period after 60 calendar days have passed from the termination event.
(5)Represents the COBRA premium amount that would be paid to NEOs.
(6)Death benefit paid by the carrier.
(7)Ms. Hopkins departed from the Company effective March 31, 2023. In connection with her departure, Ms. Hopkins received severance payments equal to 1X annual base salary and 0.5X her target bonus and medical, dental and vision insurance benefits until December 31, 2023.

74	Banc of California	Annual Proxy Statement	2024

Chief Executive Officer Pay Ratio
The Company believes executive pay should be aligned with our employees to create stockholder value. Annually, the CNG Committee reviews the amounts paid to our Chief Executive Officer (CEO) as compared to amounts paid to all employees. Set forth below is the annual total compensation of our median employee, the annual total compensation of our CEO, Mr. Wolff, and the ratio of those two amounts:
•The 2023 annual total compensation of the median employee of the Company (other than our CEO) was $94,852;
•The 2023 annual total compensation of Mr. Wolff was $3,930,174; and
•For 2023, the ratio of the annual total compensation of Mr. Wolff to the median annual total compensation of all our employees was 41:1.
Our CEO-to-median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K promulgated by the SEC. The rules for determining the pay ratio based on the median employee's annual total compensation allow companies to utilize different methodologies that reflect their employment and compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio. To determine the median employee, we:
•examined actual 2023 earnings from payroll records;
•annualized the regular pay to equal a twelve-month period for employees who joined the Company during 2023;
•excluded employees who separated in 2023 such that only active employees at December 31, 2023 were considered; and
•excluded the CEO and employees with no 2023 regular earnings.
The results were sorted from lowest total compensation to highest total compensation to determine the median employee. The Company calculated the 2023 annual total compensation for both our median employee and our CEO using the same methodology that the Company used to calculate the CEO's annual total compensation for the Summary Compensation Table in this proxy statement and as further described below as applicable:
•we annualized regular pay to equal a twelve-month period; and
•we annualized all other compensation to equal a twelve-month period.
The CEO's total compensation is divided by the total compensation of the median employee to determine the CEO pay ratio.

75	Banc of California	Annual Proxy Statement	2024

Pay-Versus-Performance
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and the SEC’s implementing rules, we are providing the following information about the relationship between the compensation paid to our principal executive officer (PEO, also known as our CEO) and other NEOs and certain measures of financial performance. Further information about how we seek to align executive compensation with our performance is contained under Compensation Discussion and Analysis.

							Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (in millions)	Return on Average Tangible Common Equity
Year	Summary Compen-sation Table Total for CEO		Compen-sation Actually Paid to CEO	Average Summary Compen-sation Table Total for Non-CEO		Average Compen-sation Actually Paid to Non-CEO NEOs	TSR	Peer Group TSR

	(1)		(2)	(3)		(4)	(5)	(6)	(7)	(7)(8)

2023	$3,930,174		$933,243	$1,144,649		$659,225	$84.55	$115.64	$(1,899.1)	(30.7)%
2022	$5,746,309	(9)	$3,804,793	$1,436,133	(9)	$1,102,974	$97.23	$116.10	$120.9	13.5%
2021	$2,703,890		$3,743,340	$966,897		$1,064,836	$118.09	$124.74	$62.3	7.0%
2020	$2,116,002		$1,266,695	$846,161		$808,650	$87.43	$91.29	$12.6	—%
(1)     The amounts reported represent the total compensation for our CEO, Mr. Wolff, for each corresponding year in the "Total" column of the Summary Compensation Table in this proxy statement.
(2)     The amounts reported represent the "compensation actually paid" to Mr. Wolff, as computed in accordance with Item 402(v) of Regulation S-K. The table below includes adjustments made to Mr. Wolff's total compensation for 2023 to determine the compensation actually paid.

Year	Summary Compensation Table Total for CEO	Value of Equity Awards Reported in Summary Compensation Table	Equity Award Adjustments	Compensation Actually Paid to CEO
		(a)	(b)
2023	$3,930,174	$(1,601,980)	$(1,394,951)	$933,243
(a)     The amounts reported represent the total grant date fair value of equity awards granted to Mr. Wolff for 2023 in the "Stock Awards" column of the Summary Compensation Table in this proxy statement.
(b)     The equity award adjustment for 2023 is calculated as follows*:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Applicable Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Applicable Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Applicable Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year**	Equity Award Adjustments
2023	$364,128	$(72,335)	$313,415	$222,329	$(2,222,488)	$(1,394,951)
*    The following column has been omitted as it does not apply: dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise included in the total compensation for the covered year.
**    Reflects the value of PSUs that were forfeited upon consent of the CEO, as described further in the section Compensation Discussion and Analysis – Treatment of our Outstanding Equity Awards upon the PacWest Merger.
(3)     The amounts reported represent the average of the total compensation reported for our non-CEO NEOs as a group for each corresponding year in the "Total" column of the Summary Compensation Table in this proxy statement. For 2023, our non-CEO NEOs consisted of Mr. Kauder, Mr. Dotan, Mr. Hussain, Mr. Sotoodeh, Mr. Rindone, and Ms. Hopkins. For 2022, 2021, and 2020, our non-CEO NEOs consisted of Mr. Dotan, Mr. Robert Dyck, Ms. Hopkins, and Ms. Lynn Sullivan.

76	Banc of California	Annual Proxy Statement	2024

Pay-Versus-Performance
(4)     The amounts reported represent the average of "compensation actually paid" to our non-CEO NEOs as a group as computed in accordance with Item 402(v) of Regulation S-K. The table below includes adjustments made to the non-CEO NEOs' total compensation for 2023 to determine the compensation actually paid.

Year	Average Summary Compensation Table Total for Non-CEO NEOs	Average Value of Equity Awards Reported in Summary Compensation Table	Average Equity Award Adjustments	Average Compensation Actually Paid to Non-CEO NEOs
		(a)	(b)
2023	$1,144,649	$(349,237)	$(136,187)	$659,225
(a)     The amounts reported represent the average of the total grant date fair value of equity awards granted to our non-CEO NEOs for 2023 in the "Stock Awards" column of the Summary Compensation Table in this proxy statement.
(b)     The equity award adjustments for 2023 is calculated as follows*:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Applicable Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Applicable Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Applicable Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Applicable Year**	Equity Award Adjustments
2023	$150,926	$(11,286)	$57,758	$67,552	$(401,137)	$(136,187)
*    The following column has been omitted as it does not apply: dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise included in the total compensation for the covered year.
**    Reflects the value of PSUs that were forfeited upon consent of the applicable Non-CEO NEO, as described further in the section Compensation Discussion and Analysis – Treatment of our Outstanding Equity Awards upon the PacWest Merger.
(5)     TSR assumes an initial investment of $100 in our common stock and that the subsequent dividends are reinvested. Information presented is historical only and may not be indicative of possible future performance.
(6)     Peer Group TSR is calculated using the same method described in footnote (5). The peer group used is the following published industry index: KBW Nasdaq Regional Banking Index.
(7)     Net income and return on average tangible common equity (ROATCE) for the years ended December 31, 2022, 2021, and 2020 represent reported financial results and metric of the legacy Banc of California on which compensation was based. Net loss and ROATCE for the year ended December 31, 2023 represent reported financial results and metric of the combined company. Following the PacWest Merger, net loss for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023.
(8)     This measure has been designated as the "Company-Selected Measure" for 2023, in accordance with SEC rules, and represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to our NEOs in 2023. For the years ended December 31, 2022, 2021, and 2020, ROATCE is computed by dividing net income (loss) available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. For the year ended December 31, 2023, ROATCE is computed by dividing net loss available to common and equivalent stockholders, after adjustment for goodwill impairment and amortization of intangible assets, by average tangible common equity. See Appendix A in this proxy statement for Non-GAAP Reconciliation.
(9)    Summary compensation table total for CEO and average summary compensation table total for non-CEO in 2022 included the grant date fair values of the Stockholder Value Creation Award PSUs. Such awards were cancelled at the effective time of the PacWest Merger. See Treatment of our Outstanding Equity Awards upon the PacWest Merger section in this proxy statement.

77	Banc of California	Annual Proxy Statement	2024

Pay-Versus-Performance
Relationship Analysis Between "Compensation Actually Paid" and Performance Measures
The following chart sets forth the relationship between the compensation actually paid to our CEO, the average compensation actually paid to our non-CEO NEOs, our cumulative TSR and that of the KBW Nasdaq Regional Banking Index over the four most recently completed fiscal years.

Compensation Actually Paid vs. TSR

$124.74
$116.10
$115.64
$118.09
$91.29
$97.23
$87.43
$84.55
$4.0
$3.0
$2.0
$1.0
$—
$120.00
$80.00
$40.00
$—
Compensation Actually Paid (in millions)
Cumulative TSR (FYE2019 Indexed to $100)
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
BANC TSR
KBW Nasdaq Regional Banking Index

The following chart sets forth the relationship between compensation actually paid to our CEO, the average compensation actually paid to our non-CEO NEOs and our net income for the four most recently completed fiscal years.

Compensation Actually Paid vs. Net Income (Loss)

$4.0
$3.0
$2.0
$1.0
$—
Compensation Actually Paid (in millions)
$12.57
$62.35
$120.94
$(1,899.14)
$—
$(1,000.00)
$(2,000.00)
Net Income (Loss) (in millions)
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Net Income (Loss) (1)

(1)     Net income for the years ended December 31, 2022, 2021, and 2020 represent reported financial results of the legacy Banc of California on which compensation was based. Net loss for the year ended December 31, 2023 represent reported financial results and metric of the combined company. Following the PacWest Merger, net loss for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023.

78	Banc of California	Annual Proxy Statement	2024

Pay-Versus-Performance
The following chart sets forth the relationship between compensation actually paid to our CEO, the average compensation actually paid to our non-CEO NEOs and our ROATCE(2) for the four most recently completed fiscal years.

Compensation Actually Paid vs. ROATCE

$4.0
$3.0
$2.0
$1.0
$—
Compensation Actually Paid (in millions)
20.0%
10.0%
—%
(10.0)%
(20.0)%
(30.0)%
(40.0)%
ROATCE
—%
7.0%
13.5%
(30.7)%
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Return on Average Tangible Common Equity (2)

(2)     ROATCE for the years ended December 31, 2022, 2021, and 2020 represent financial metric of the legacy Banc of California on which compensation was based. ROATCE for the year ended December 31, 2023 represent financial metric of the combined company. Following the PacWest Merger, net loss for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023. See Appendix A in this proxy statement for Non-GAAP reconciliation.

Financial Performance Measures
We consider the following to be the most important financial performance measures that we used to link compensation actually paid to the NEOs for 2023 to the Company’s performance:
•Diluted Core EPS;
•Core Return on Average Assets;
•Core Return on Average Tangible Common Equity;
•Expense Ratio, as measured by Total Expense to Average Assets;
•Demand Deposit Growth;
•Net Loan Growth; and
•Credit Quality, as measured by the Non-Performing Assets to Total Loans and Other Real Estate Owned Ratio.

79	Banc of California	Annual Proxy Statement	2024

Report of the Audit Committee
The following Report of the Audit Committee (Report) of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.
The Audit Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for audit committee members under the NYSE Listed Company Manual. The Audit Committee’s responsibilities are defined in a written charter adopted by the Board of Directors.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and annually issuing an opinion on the effectiveness of the Company’s internal control over financial reporting. The members of the Audit Committee are responsible for monitoring and overseeing these processes.
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2023, with management and with KPMG LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2023. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Finally, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and discussed with KPMG LLP their independence. Based upon the review and discussions described in this report, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.
AUDIT COMMITTEE
Susan E. Lester, Chair
James A. “Conan” Barker
Richard J. Lashley
Joseph J. Rice
Todd Schell
Vania E. Schlogel

80	Banc of California	Annual Proxy Statement	2024

Independent Registered Public Accounting Firm
Change in Independent Registered Public Accounting Firm
As reported in the Current Report on Form 8-K filed by the Company on December 1, 2023, the independent registered public accounting firm previously engaged by the Company, Ernst & Young LLP, resigned on November 30, 2023 because it ceased to be independent as a result of the PacWest Merger from having performed certain non-audit services for PacWest during the year ended December 31, 2023. PacWest’s independent registered public accounting firm, KPMG LLP, was appointed on December 4, 2023 to audit the financial statements of the Company for the year ended December 31, 2023, as authorized by the Company’s Board of Directors.
The Company did not have any disagreements (as such term is defined in Instruction 4 to Item 304 of Regulation S-K) with Ernst & Young LLP during the years ended December 31, 2021 or 2022, or during the subsequent interim period preceding Ernst & Young LLP’s resignation, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in their reports on the Company’s consolidated financial statements for such years. Ernst & Young LLP’s reports on the Company’s financial statements for the years ended December 31, 2021 and December 31, 2022 did not contain any adverse opinion, disclaimer of opinion, qualification or modification.
The Company's Independent Registered Public Accounting Firm for the Year Ending December 31, 2024
The Audit Committee determined, in light of the PacWest Merger and the resulting change in our independent registered public accounting firm for the year ended December 31, 2023, to send a request for proposal to several independent registered public accounting firms, including KPMG LLP and Ernst & Young LLP. The request for proposal asks that these firms submit proposals to serve as our independent registered public accounting firm for the year ending December 31, 2024. It is expected that after receiving and reviewing these proposals, the Audit Committee will select and appoint an independent registered public accounting firm for the year ending December 31, 2024. Because of this ongoing process, we are not submitting a proposal for the ratification of the appointment of our independent registered public accounting firm at the Annual Meeting. While not required to do so, our practice has long been to submit the selection of the independent registered public accounting firm to stockholders for ratification as a matter of good corporate practice, and we expect to resume this practice in 2025.
KPMG LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2023. Representatives of KPMG LLP have been invited to be present at the Annual Meeting, and it is expected that they will attend. If present, the representatives from KPMG LLP will have an opportunity to make a statement if they so choose, and will be available to respond to appropriate questions from stockholders.
Fees Paid to Independent Registered Public Accounting Firms During the Years Ended December 31, 2023 and 2022
Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent registered public accounting firm for all audit and permissible non-audit services to be provided by the independent registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies. During the years ended December 31, 2023 and 2022, the Audit Committee pre-approved all the services provided by the independent registered public accounting firm. The Audit Committee considered the provision of these services by the independent registered public accounting firm and determined that such services were compatible with maintaining such firm's independence.
The PacWest Merger was accounted for as a reverse merger using the acquisition method of accounting. Accordingly, PacWest was deemed the acquirer for financial reporting purposes even though the Company was the legal acquirer. The Company’s financial results for all periods ended prior to November 30, 2023 reflect PacWest results only on a standalone basis. In addition, the Company’s reported financial results for the year ended December 31, 2023 reflect PacWest financial results only on a

81	Banc of California	Annual Proxy Statement	2024

Independent Registered Public Accounting Firm
standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023.
For the years ended December 31, 2023 and 2022, fees paid to KPMG LLP for services provided to the Company (following the PacWest Merger) and to PacWest (prior to the PacWest Merger) were as follows:

	Year Ended December 31,
	2023	2022

Audit Fees (1)	$3,713,426	$2,746,882
Audit Related Fees (2)	112,485	172,310
Tax Fees (3)	961,980	1,011,742
TOTAL	$4,787,891	$3,930,934
(1)    For the audit of the Company’s consolidated annual financial statements and internal control over financial reporting as of December 31, 2023 and 2022, and for the reviews of the Company’s consolidated interim financial statements during 2022 and 2023.
(2)    For issuance of consents and comfort letters.
(3)    For corporate tax compliance and consultation services.
Prior to the change in auditors as a result of the PacWest Merger, Ernst & Young LLP had served as the Company's independent registered public accounting firm since 2019. For the years ended December 31, 2023 and 2022, fees paid to Ernst & Young LLP for services provided to the Company, were as follows:

	Year Ended December 31,
	2023	2022

Audit Fees (1)	$1,909,326	$1,928,015
Audit Related Fees	—	—
Tax Fees (2)	2,628,719	235,308
TOTAL	$4,538,045	$2,163,323
(1)    For the audit of the Company’s consolidated annual financial statements and internal control over financial reporting as of December 31, 2023 and 2022, for the reviews of the Company’s consolidated interim financial statements during 2022 and 2023, and for the review of registration statements on Forms S-3, S-4 and S-8. All services were performed prior to Ernst & Young LLP's resignation on November 30, 2023 because it ceased to be independent as a result of the PacWest Merger from having performed certain non-audit services for PacWest during the year ended December 31, 2023.
(2)    For corporate tax preparation and compliance, tax planning, and consultation services related to tax matters and transactions. Tax preparation and compliance fees totaled $156,744 and $115,360 for 2023 and 2022.

82	Banc of California	Annual Proxy Statement	2024

Proposal II
Approval, on an Advisory and Non-Binding Basis, of the Compensation Paid to our NEOs
Pursuant to the Dodd-Frank Act and the SEC’s implementing rules, we are including in this proxy statement and will present at the Annual Meeting an advisory (non-binding) proposal on executive compensation, commonly known as a “Say-on-Pay” proposal. This proposal gives stockholders the opportunity to endorse or not endorse the compensation paid to our NEOs during the year ended December 31, 2023, as disclosed in this proxy statement.
The Dodd-Frank Act and the SEC's implementing rules require that we include a Say-on-Pay vote in our annual meeting proxy statement at least once every three years, and that at least once every six years we hold a non-binding, advisory vote on the frequency of future Say-on-Pay votes (commonly referred to as a “Say-on-Frequency" vote), with stockholders having the choice of every year, every two years or every three years. We last held a Say-on-Frequency vote at our 2019 annual meeting of stockholders, and the most votes were received for a frequency of every year. Our Board of Directors determined, in light of those results, that we will include a Say-on-Pay vote in our annual meeting proxy materials every year until the next required Say-on-Frequency vote is held (in 2025).
The Say-on-Pay proposal at our 2023 annual meeting of stockholders gave stockholders an opportunity to vote on an advisory, non-binding basis with respect to compensation paid to our NEOs for the year ended December 31, 2022. Approximately 80% of the votes cast voted in favor of the Say-on-Pay proposal at our 2023 annual meeting.
For the Annual Meeting, the advisory non-binding Say-on-Pay vote will be presented as a resolution in substantially the following form:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in the Company’s proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.
We believe that our executive compensation is strongly aligned with the long-term interests of our stockholders and is focused on long term strategies to build stockholder value.
Since your vote is advisory, it will not be binding on our Board. However, the CNG Committee and the Board value your opinion and may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that stockholders vote "FOR" Proposal II.

83	Banc of California	Annual Proxy Statement	2024

Transactions with Related Persons
General
The Company and the Bank may engage in transactions with the Company’s directors and executive officers, beneficial owners of more than five percent of the outstanding shares of the Company’s voting common stock and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, those transactions that constitute transactions with related persons under Item 404 of the SEC’s Regulation S-K are subject to the review, oversight and approval by a Board committee comprised solely of independent directors pursuant to the Company’s and the Bank’s Related Party Transactions Policy. The Related Party Transactions Policy, which is in writing, seeks to ensure that any such transactions entered into by the Company are in, or not inconsistent with, the best interests of the Company and its stockholders. Additionally, the Company and the Bank have an Outside Business Activity Policy, which tightens controls on outside business activities of officers and employees and requires non-employee directors to refrain from engaging in outside business activities that create an actual or apparent conflict of interest. These two policies are further described below.
Related Party Transaction Policy
All related party transactions, as defined under the policy and other than certain pre-approved transactions, must be approved in advance by the CNG Committee. Related party transactions are broadly construed under the policy to include any transaction in which a related party or a family member of a related party has a direct or indirect material interest.
The policy provides that in reviewing related party transactions, the CNG Committee should consider the following factors:
•Are the terms of the related party transaction arm’s length and no more favorable to the related party or the related party’s family member than terms generally available to an unaffiliated third party?
•What is the financial risk to the Company of the related party transaction?
•What is the reputational risk to the Company from public disclosure of the related party transaction?
•Would participation in the related party transaction materially impair the ability of the related party to faithfully discharge his or her duties to the Company?
•Is the related party transaction in (or not inconsistent with) the best interests of the Company and its stockholders?
The policy further provides that in reviewing proposed loans to related parties, their family members and any entity in which the related party or their family members have a material interest, the CNG Committee should consider the following criteria:
•Will the loan be made in the ordinary course of the Bank’s business?
•Does the loan involve a material risk of collectability or other unfavorable features?
•Loans to directors and certain officers must comply with Regulation O of the Board of Governors of the Federal Reserve System.
•The loan must not violate the Sarbanes-Oxley Act of 2002 or any other applicable laws.
The policy states that the CNG Committee will prohibit a related party transaction if it determines it to be inconsistent with the interests of the Company and its stockholders.

84	Banc of California	Annual Proxy Statement	2024

Transactions with Related Persons

Outside Business Activity Policy
The Board recognizes that outside business activities may create conflicts of interest and may interfere with an individual’s responsibilities to the Company. The Outside Business Activity Policy is intended to control the participation of employees in outside activities in order to mitigate such risks. As in the past, the Company continues to encourage active participation on the part of directors, officers, and employees in service clubs and organizations fostering the betterment of the community, and the active use of various social memberships in maintaining a proper image of the Company’s organization within the community.
Under the policy:
•All officers and employees of the Company and its subsidiaries may not engage in outside business activities, as defined in the policy, without prior written permission;
•Non-employee directors shall refrain from engaging in outside business activities which create an actual or apparent conflict of interest between the director and the Company unless they receive a written waiver; and
•The policy is administered by the CNG Committee.
Certain Transactions with Related Persons
Agreements and Transactions with Warburg. On November 30, 2023, pursuant to the Investment Agreement, dated as of July 25, 2023 (the Warburg Investment Agreement), by and among the Company and the Warburg Purchasers, substantially concurrently with the closing of the PacWest Merger, (a) the WPGG14 Purchaser invested an aggregate of $243,750,000 (net of certain expenses reimbursed by the Company) in the Company in exchange for the sale and issuance, at a purchase price of $12.30 per share, of (i) 11,694,581 shares of voting common stock and (ii) 8,122,492 shares of NVCE Stock, (b) the WPFSII Purchaser invested an aggregate of $81,250,000 (net of certain expenses reimbursed by the Company) in the Company in exchange for the sale and issuance, at a purchase price of $12.30 per share, of (i) 3,898,193 shares of voting common stock and (ii) 2,707,498 shares of NVCE Stock, and (c) the Company issued to the Warburg Purchasers seven-year warrants to purchase 15,853,658 shares of NVCE Stock at an exercise price of $15.375 per share, subject to customary anti-dilution adjustments. During their term, the Warrants may be exercised at any time by the warrant holder and will automatically be exercised if the market price of the voting common stock reaches or exceeds $24.60 for 20 or more trading days during any 30-consecutive trading day period.
Pursuant to the Warburg Investment Agreement, the Warburg Purchasers are entitled to nominate one representative to be appointed to the Company’s Board of Directors, subject to certain eligibility requirements, so long as the Warburg Purchasers and their affiliates beneficially own the lesser of (a) 5% of the outstanding shares of the Company’s voting common stock (on an as-converted basis) and (b) 50% of the voting common stock (on an as-converted basis) that the Warburg Purchasers beneficially owned immediately following the closing of the transactions under the Warburg Investment Agreement (such time, the Director Rights Period). Effective November 30, 2023, the Company appointed, at the Warburg Purchasers’ request, Todd Schell (a managing director in Warburg Pincus’ Financial Services group) to the Company’s Board of Directors as the Warburg Purchasers’ representative. During the Director Rights Period, the Warburg Purchasers and their affiliates will be subject to standstill obligations with respect to the Company.
On November 30, 2023, the Warburg Purchasers entered into a registration rights agreement (the Registration Rights Agreement) with the Company, pursuant to which the Company has provided customary registration rights to the Warburg Purchasers and their affiliates and certain permitted transferees with respect to the voting common stock purchased under the Warburg Investment Agreement and shares of voting common stock issued upon the conversion of shares of the NVCE Stock purchased under the Warburg Investment Agreement or issued upon the exercise of the Warrants.
Additional information regarding the agreements and transactions with the Warburg Purchasers can be found in the joint proxy statement/prospectus filed by the Company with the SEC on October 23, 2023, under “The Investment Agreements.”
The Company is a party to a services agreement with IntraFi Network LLC (IntraFi) whereby IntraFi provides the Bank with certain insured cash sweep services from time to time. Affiliates of funds managed by Warburg Pincus LLC hold a material investment interest in IntraFi. Affiliates of funds managed by Warburg Pincus LLC beneficially owned approximately 9.9% of the Company's outstanding voting common stock as of December 1, 2023, based on information reported on a Schedule 13D filed with the SEC on December 1, 2023. Additionally, Todd Schell, a managing director in Warburg Pincus’ Financial Services Group who currently serves as a director of the Company and the Bank, is a member of the board of directors of IntraFi. For the year ended December 31, 2023, the amount paid to IntraFi for certain insured cash sweep services was approximately $10 million.

85	Banc of California	Annual Proxy Statement	2024

Transactions with Related Persons

Ordinary Course Banking Transactions. Certain of our executive officers, directors and greater than five percent beneficial owners of our voting common stock, and their related interests, are customers of, or have had transactions with, the Bank in the ordinary course of business, including deposits, loans and other financial services-related transactions. From time to time, the Bank may make loans to executive officers, directors and greater than five percent beneficial owners of our voting common stock, and their related interests, in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2023, no such related party loans were categorized as nonaccrual, past due, restructured or potential problem loans.

86	Banc of California	Annual Proxy Statement	2024

Information About the 2024 Annual Meeting of Stockholders
General
Notice and Access (Electronic Proxy). Under what are commonly referred to as the “e-proxy” or “Notice and Access” rules of the SEC, companies may send stockholders a notice that proxy materials are available online instead of mailing a full printed package containing a proxy card, annual report and proxy statement.
The Company is using Notice and Access for the Annual Meeting. As a result, beginning on or about March 28, 2024, the Company sent to most of its stockholders a Notice of Internet Availability of its Proxy Materials (the Notice). If you receive the Notice, you have the option of (i) accessing the proxy materials, including instructions on how to vote online, or (ii) requesting prior to April 25, 2024 that those materials be sent to you in paper form or by e-mail. The Company may still choose to mail hard copies of proxy materials to all or some stockholders that have not elected to have the Company send hard copies to them.
Copies of Materials. SEC rules allow a single copy of the proxy materials to be delivered to multiple stockholders sharing the same address and last name, or who the Company reasonably believes are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.
The Company may household its proxy card, notices (including the Notice), Annual Report and proxy statement to stockholders of record that share an address. This means that stockholders of record sharing an address may not each receive a separate copy of these materials. The Company also understands that certain brokerage firms, banks, or other similar entities holding the Company’s voting common stock for their customers may household proxy materials. Stockholders sharing an address whose shares of voting common stock are held by such an entity should contact such entity if they now receive: (a) multiple copies of the Company’s proxy materials and wish to receive only one copy of these materials per household in the future; or (b) a single copy of the Company’s proxy materials and wish to receive separate copies of these materials in the future. Additional copies of proxy materials are available upon request by contacting the Company at:
Banc of California, Inc.
ATTN: Corporate Secretary
3 MacArthur Place
Santa Ana, California, 92707
(855) 361-2262
IR@bancofcal.com
Who Can Vote. The record date for the Annual Meeting is March 15, 2024. Only holders of record of the Company’s voting common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of voting common stock held as of the Record Date; provided, however, that under Section F of Article 6 of the Company’s charter, with the exception of the Warburg Investors and their affiliates, no stockholder who beneficially owns more than 10 percent of the shares of voting common stock outstanding as of that date may vote shares held in excess of that amount. At the close of business on the Record Date, there were 157,623,468 outstanding shares of voting common stock.
Voting Shares Held in "Street Name" by a Broker. If your shares are held in “street name” by a broker, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker, your broker will nevertheless be entitled to vote your shares with respect to any “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, your shares will be treated as “broker non-votes”. Whether or not an item is discretionary is determined by the exchange rules governing your broker.
Proposals I and II, are both expected to be non-discretionary items. See Information about the 2024 Annual Meeting of Stockholders—How Shares are Treated when No Voting Instructions are Provided.
Number of Shares Required to be Present to Hold the Annual Meeting. A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of at least one-third of the shares of voting common stock outstanding on the Record Date, or 52,541,156 shares, will constitute a quorum. Proxies

87	Banc of California	Annual Proxy Statement	2024

Information About the 2024 Annual Meeting of Stockholders

received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.
If a quorum is not present at the scheduled time of the Annual Meeting, the chair of the Annual Meeting or the holders of a majority of the shares of voting common stock entitled to vote who are present, in person or by proxy, may adjourn the Annual Meeting to another date, place or time. The time and place of the adjourned Meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.
How to Vote Your Shares
1.You can vote your proxy by mail. If you properly complete, sign and return the proxy card, it will be voted in accordance with your instructions.
2.You can vote your proxy by telephone. If you are a registered stockholder, that is, if your shares are held in your own name, you can vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. If your shares are held through a bank, broker or other nominee (i.e., in "street name"), check your proxy card to see if you can vote by telephone.
3.You can vote your proxy via the internet. If you are a registered stockholder, you can vote via the internet by following the instructions included on the proxy card. If your shares of common stock are held by a broker, bank or other nominee, you will receive instructions from them on how to vote your shares.
4.You can vote in person at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 15, 2024, the record date for voting at the Annual Meeting, and that you are authorized to vote such shares. You are encouraged to vote by proxy prior to the Annual Meeting even if you plan to attend the Annual Meeting in person.
Revoking Your Proxy
If you are a registered stockholder, you can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:
•submitting another proxy with a later date;
•giving written notice of the revocation of your proxy to the Company’s Corporate Secretary prior to the Annual Meeting; or
•voting during the Annual Meeting. Your proxy will not be automatically revoked by your attendance at the Annual Meeting; you must actually vote during the Annual Meeting to revoke a prior proxy.
If your shares are held in street name, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Annual Meeting.
Board of Directors Voting Recommendations
The voting recommendations from the Board of Directors are as follows:

No.	Proposal	Board Vote Recommendation:
I.	Election of the twelve director nominees named in this proxy statement, each for a term of one year.	FOR each director nominee
II.	Approval, on an advisory and non-binding basis, of the compensation paid to our named executive officers as disclosed in this proxy statement (Say-on-Pay).	FOR

88	Banc of California	Annual Proxy Statement	2024

Information About the 2024 Annual Meeting of Stockholders

How Shares are Treated when No Voting Instructions are Provided
Registered Stockholders. If you are a registered stockholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted according to the Board of Directors’ recommendations as reflected in the chart above under Information About the 2024 Annual Meeting of Stockholders—Board of Directors Voting Recommendations.
Holders of Shares in “Street” Name. If you hold your shares in street name through a broker and do not provide your broker with voting instructions, it is expected that you will be unable to vote your shares on either Proposal I or Proposal II. See Information About the 2024 Annual Meeting of Stockholders—Voting Shares Held in “Street Name” by a Broker.
Vote Required for Each Proposal and Treatment and Effect of Abstentions and Broker Non-Votes
The vote required for each proposal and the treatment and effect of abstentions and broker non-votes with respect to each proposal is as follows:

No.	Proposal	Vote Required
I.	Election of the twelve director nominees named in this proxy statement, each for a term of one year.	For each director, the number of votes cast for the director’s election must exceed the number of votes cast against the director’s election. Abstentions and broker non-votes do not count as votes cast and will not have an effect on a director's election.
II.	Approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement (Say-on-Pay).	Affirmative vote of a majority of the votes cast. Abstentions and broker non-votes do not count as votes cast and will not have an effect on Proposal II.
For quorum purposes, proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.
Actions Required if any Director Nominee Does Not Receive Required Majority Vote. If a nominee for director who is an incumbent director is not elected by a majority of the votes cast at the Annual Meeting, then the Company’s bylaws provide that the following sequence of events shall occur:
•the director shall promptly tender his or her resignation to the Board of Directors;
•the CNG Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken; and
•the Board of Directors shall act on the tendered resignation, taking into account the CNG Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation within 90 days from the date of the certification of the election results.
The CNG Committee, in making its recommendation, and the Board of Directors, in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation may not participate in the recommendation of the CNG Committee or the decision of the Board of Directors with respect to his or her resignation.
If an incumbent director’s resignation is not accepted by the Board of Directors and/or the director is re-appointed by the Board, the director will continue to serve until his or her successor is duly elected or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or eliminate the vacancy by reducing the size of the Board.
Inspector of Election
The Board of Directors has appointed Broadridge Financial Solutions to act as Inspector of Election at the Annual Meeting to tabulate the votes cast.

89	Banc of California	Annual Proxy Statement	2024

Information About the 2024 Annual Meeting of Stockholders

Proxy Solicitation Costs
We will pay the costs of soliciting proxies, and we will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s voting common stock. In addition, our directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, internet or other electronic means for which they will not receive any compensation other than their regular compensation as directors, officers, and employees.
Attending the Annual Meeting
Only stockholders and their spouses are entitled to attend the Annual Meeting, and each stockholder and his or her spouse must present a valid, government issued form of identification in order to be admitted to the Annual Meeting. Each stockholder also must provide proof of ownership of shares of the Company’s voting common stock as of the Record Date. If you are a registered stockholder, proof of ownership will be established by our verification of your name against our list of registered stockholders as of the Record Date. If you hold your shares through a bank, broker or other nominee, any one of the following will suffice as proof of ownership:
•Account Statement. Account statement showing share ownership as of the record date.
•Notice of Internet Availability of Proxy Materials. The notice of internet availability of proxy materials that you received in the mail containing a valid control number.
•E-mail with Voting Instructions. A copy of an e-mail that you received with instructions containing a link to the website where the Company’s proxy materials are available and a valid control number.
•Legal Proxy. A valid legal proxy containing a valid control number or a letter from a registered stockholder naming you as proxy. The Inspector of Election for the Annual Meeting will have final authority to determine the validity of any proxy.
•Letter from Intermediary. A letter from the bank, broker or other nominee through which you hold your shares confirming your ownership as of the Record Date.
The Company may, in its sole discretion, permit other individuals to attend the Annual Meeting.
Director Nominees Unable to Stand for Election
If a director nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute director nominee. If a substitute director nominee is selected, the persons named in the proxy will vote your shares for the substitute director nominee.
Other Matters
The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment.

90	Banc of California	Annual Proxy Statement	2024

Stockholder Proposals and Other Information Regarding the Annual Meeting of Stockholders to be Held in 2025
If you intend to present a stockholder proposal at next year’s annual meeting of stockholders, your proposal must be received by the Company at its executive offices, located at 3 MacArthur Place, Santa Ana, California 92707, no later than November 28, 2024 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting, provided that if the date for next year’s annual meeting is changed by more than 30 days from the anniversary date of the Annual Meeting, then such proposal must be received by the Company at its executive offices at a reasonable time before the Company begins to print and send its proxy materials for next year’s annual meeting. Your proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act and the Company’s charter and bylaws and Maryland law.
The Company’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in the Company’s proxy materials. For a stockholder proposal to be considered for presentation at next year’s annual meeting, written notice of the proposal containing the information set forth in Section 1.09 of the Company’s bylaws must be received by the Company no later than February 8, 2025 and no earlier than January 9, 2025. If, however, the date of the next annual meeting of stockholders is before April 9, 2025 or after July 8, 2025, notice of the stockholder proposal must be delivered no earlier than the 120th day prior to the date of the next annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the day of the meeting or the 10th day following the day on which notice of the date of meeting is mailed or public announcement of the date of the meeting is first made. These notification requirements also apply to director nominations by stockholders.
In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must comply with Rule 14a-19 under the Exchange Act.

91	Banc of California	Annual Proxy Statement	2024

Appendix

Appendix A	NON-GAAP RECONCILIATION
Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company’s management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company’s financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company’s management uses the non-GAAP financial measure.
Adjusted net (loss) earnings available to common and equivalent stockholders, average tangible common equity, return on average tangible common equity (ROATCE), adjusted core net income, adjusted core net income available to common stockholders, core return on average assets (Core ROAA), and diluted core earnings per share (Diluted Core EPS) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in our analysis of our performance.
ROATCE has been designated as the "Company-Selected Measure" for 2023, in accordance with SEC rules, and represents the most important financial performance measure (that is not otherwise required to be disclosed in the Pay versus Performance table) used by the Company to link compensation actually paid to our NEOs in 2023. For the years ended December 31, 2022, 2021, and 2020, ROATCE is computed by dividing adjusted net earnings available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. For the year ended December 31, 2023, ROATCE is computed by dividing net loss available to common and equivalent stockholders, after adjustment for goodwill impairment and amortization of intangible assets, by average tangible common equity. Average tangible common equity is calculated by subtracting intangible assets and preferred stock from average stockholders' equity.
Core ROAA and Diluted Core EPS were the selected financial performance measures approved by the CNG Committee for the 2020-2022 PSU Awards and represent non-GAAP measures used by the CNG Committee to evaluate scorecard performance when calculating incentive payouts and are adjusted for one-time or other non-core income and expense items at the discretion of the CNG Committee. Core ROAA is computed as net income, excluding gains or losses on investments in alternative energy partnerships using the hypothetical liquidation value (HLBV) method, certain indemnified legal costs and other items at the discretion of the CNG Committee, (adjusted core net income) divided by average assets. Diluted core EPS is computed as net income available to common stockholders, excluding gains or losses on investments in alternative energy partnerships using the hypothetical liquidation value (HLBV) method, certain indemnified legal costs and other items at the discretion of the CNG Committee, (adjusted core net income available to common stockholders) divided by the weighted average diluted common shares outstanding.
Management believes the presentation of these financial measures and adjusting for the impact of these items provides useful supplemental information that is essential to a proper understanding of our financial results and operating performance. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

92	Banc of California	Annual Proxy Statement	2024

Appendix A

Non-GAAP Reconciliation: Return on Average Tangible Common Equity for the Years Ended December 31, 2023, 2022, 2021, and 2020

	Year Ended
	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
	(1)	(1)	(1)	(1)
Return on Average Tangible Common Equity
Net (loss) earnings	$(1,899,137)	$120,939	$62,346	$12,574

(Loss) earnings before income taxes	$(2,211,338)	$168,884	$82,622	$14,360
Add: Goodwill impairment	1,376,736	—	—	—
Add: Intangible asset amortization	11,419	1,705	1,276	1,518
Adjusted (loss) earnings before income taxes(4)	(823,183)	170,589	83,898	15,878
Adjusted income tax (benefit) expense(2)	(214,028)	52,196	24,114	2,043
Adjusted net (loss) earnings(4)	(609,155)	118,393	59,784	13,835
Less: Preferred stock dividends	39,788	1,420	8,322	13,869
Adjusted net (loss) earnings available to common and equivalent stockholders(4)	$(648,943)	$116,973	$51,462	$(34)

Average stockholders' equity	$2,994,428	$992,252	$896,988	$882,050
Less: Average intangible assets	379,005	106,599	52,612	40,536
Less: Average preferred stock	498,516	18,731	112,201	186,209
Average tangible common equity(4)	$2,116,907	$866,922	$732,175	$655,305

Return on average tangible common equity(3)(4)	(30.7)%	13.5%	7.0%	—%
________________________________________
(1)    Financial information and metrics for the years ended December 31, 2022, 2021, and 2020 presented represent reported financial results of the legacy Banc of California. Following the PacWest Merger, financial information and metrics for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023.
(2)    Adjusted estimated effective tax rate of 26.0% used to normalize the effect of goodwill impairment for the year ended December 31, 2023; blended federal and state tax rate of 29.6% used for the year ended December 31, 2022, 2021, and 2020.
(3)     Annualized adjusted net (loss) earnings available to common and equivalent stockholders' dividend by average tangible common equity.
(4)     Non-GAAP measure.

93	Banc of California	Annual Proxy Statement	2024

Appendix A

Non-GAAP Reconciliation: Core Return on Average Assets and Diluted Core Earnings Per Share for the Year Ended December 31, 2022

Year Ended
December 31, 2022
(1)
Adjusted Core Net Income
Net income	$120,939
Total noninterest income adjustments(2)(3)	(16,618)
Total noninterest expense adjustments(2)(3)	3,445
Adjustments to net income(1)	(13,173)
Adjusted core net income(4)	107,766
Average Assets	9,350,054
Return on Average Assets	1.29%
Core Return on Average Assets(4)	1.15%
Adjusted Core Net Income Available to Common Stockholders
Net income available to common stockholders	$115,772
Adjustments to net income available to common stockholders	(13,173)
Adjustments for impact of preferred stock redemption	3,747
Adjusted core net income available to stockholders(4)	$106,346
Average diluted common shares	61,175,108
Diluted EPS	$1.89
Diluted Core EPS(4)	$1.74
(1)Financial information and metrics for the year ended December 31, 2022 presented represent reported financial results of the legacy Banc of California.
(2)Adjustments to net income exclude HLBV gains or losses, certain indemnified legal costs and other items at the discretion of the CNG Committee. In 2022, adjustments to net income exclude a $31.1 million pre-tax reversal of credit losses due to the recovery of a single loan previously charged off in 2019.
(3)Presented net of tax impact.
(4)Non-GAAP measure.

94	Banc of California	Annual Proxy Statement	2024

BANC OF CALIFORNIA

BANC OF CALIFORNIA, INC.
11611 SAN VICENTE BLVD., SUITE 500
LOS ANGELES, CA 90049

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Daylight Time on May 8, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Daylight Time on May 8, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V36949-P05168

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANC OF CALIFORNIA, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors, each for a term of one year.

Nominees:

	For	Against	Abstain
1a. James A. "Conan" Barker	☐	☐	☐
1b. Paul R. Burke	☐	☐	☐
1c. Mary A. Curran	☐	☐	☐
1d. John M. Eggemeyer	☐	☐	☐
1e. Shannon F. Eusey	☐	☐	☐
1f. Richard J. Lashley	☐	☐	☐
1g. Susan E. Lester	☐	☐	☐
1h. Joseph J. Rice	☐	☐	☐
1i. Todd Schell	☐	☐	☐
1j. Vania E. Schlogel	☐	☐	☐
1k. Andrew Thau	☐	☐	☐
1l. Jared M. Wolff	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Banc of California, Inc.

2024 Annual Meeting of Stockholders

3 MacArthur Place

Santa Ana, CA 92707

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V36950-P05168

Proxy — Banc of California, Inc.
2024 Annual Meeting of Stockholders
Proxy Solicited by the Board of Directors for the Annual Meeting — May 9, 2024

The undersigned hereby appoints Ido Dotan, Joseph Kauder, and Jared M. Wolff, and each of them, as proxies, with full power of substitution, and authorizes them to represent and vote, as directed on the reverse side, all shares of the voting common stock, par value $0.01 per share, of Banc of California, Inc. (the Company) held of record by the undersigned as of the close of business on March 15, 2024, at the Company's 2024 Annual Meeting of Stockholders (the Annual Meeting) to be held on May 9, 2024 at 8:00 A.M. Pacific Daylight Time, at the Company's offices located at 3 MacArthur Place, Santa Ana, CA 92707, and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR the election of each director nominee under Proposal 1 and FOR on Proposal 2.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE UNDER PROPOSAL 1 AND "FOR" ON PROPOSAL 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Continued and to be signed on reverse side